Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

by and among

FREEDOM GROUP, INC.

and certain of its Subsidiaries

as Borrowers

THE LENDERS AND ISSUING BANKS FROM TIME TO TIME PARTY HERETO

WACHOVIA BANK, NATIONAL ASSOCIATION

as Agent

and

BANK OF AMERICA, N.A.,

as Syndication Agent

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Co-Documentation Agent

and

BARCLAYS BANK PLC,

as Co-Documentation Agent

WELLS FARGO SECURITIES, LLC	WELLS FARGO SECURITIES, LLC

BANC OF AMERICA SECURITIES LLC	BANC OF AMERICA SECURITIES LLC

and	and

DEUTSCHE BANK SECURITIES INC.	DEUTSCHE BANK SECURITIES INC.

as Joint Arrangers	as Joint Bookrunners

Dated: July 29, 2009

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1

SECTION 2.	CREDIT FACILITIES	34

2.1	Loans	34
2.2	Letters of Credit	37
2.3	Increase in Maximum Credit	39
2.4	Commitments	41
2.5	Nature and Extent of Each Borrower’s Liability	41
2.6	Voluntary Reduction of Commitments	42

SECTION 3.	INTEREST AND FEES	43

3.1	Interest	43
3.2	Fees	43
3.3	Changes in Laws and Increased Costs of Loans	45

SECTION 4.	CONDITIONS PRECEDENT	46

4.1	Conditions Precedent to Initial Loans and Letters of Credit	46
4.2	Conditions Precedent to All Loans and Letters of Credit	48

SECTION 5.	GRANT AND PERFECTION OF SECURITY INTEREST	49

5.1	Grant of Security Interest	49
5.2	Perfection of Security Interests	51

SECTION 6.	COLLECTION AND ADMINISTRATION	54

6.1	Borrowers’ Loan Accounts	54
6.2	Statements	55
6.3	Collection of Accounts	55
6.4	Payments	56
6.5	Taxes	57
6.6	Authorization to Make Loans	59
6.7	Use of Proceeds	59
6.8	Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements	60
6.9	Pro Rata Treatment	60
6.10	Sharing of Payments, Etc.	60
6.11	Settlement Procedures	61
6.12	Obligations Several; Independent Nature of Lenders’ Rights	63
6.13	Bank Products	63

SECTION 7.	COLLATERAL REPORTING AND COVENANTS	64

7.1	Collateral Reporting	64
7.2	Accounts Covenants	64
7.3	Inventory Covenants	65
7.4	Equipment Covenants	65
7.5	Power of Attorney	65
7.6	Right to Cure	66

i

7.7	Access to Premises	66
7.8	Trademark Appraisals	67

SECTION 8.	REPRESENTATIONS AND WARRANTIES	67

8.1	Corporate Existence, Power and Authority	67
8.2	Name; State of Organization; Chief Executive Office; Collateral Locations	67
8.3	Financial Statements	68
8.4	Priority of Liens; Title to Properties	68
8.5	Tax Returns	68
8.6	Litigation	68
8.7	Compliance with Other Agreements and Applicable Laws	69
8.8	Environmental Compliance	69
8.9	Employee Benefits	70
8.10	Bank Accounts	70
8.11	Intellectual Property	70
8.12	Subsidiaries; Affiliates; Capitalization; Solvency	71
8.13	Labor Disputes	72
8.14	Reserved	72
8.15	Material Contracts	72
8.16	Payable Practices	72
8.17	Investment Company Act	72
8.18	Accuracy and Completeness of Information	72
8.19	Survival of Warranties; Cumulative	72

SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS	73

9.1	Maintenance of Existence	73
9.2	New Collateral Locations	73
9.3	Compliance with Laws, Regulations, Etc.	73
9.4	Payment of Taxes and Claims	74
9.5	Insurance	74
9.6	Financial Statements and Other Information	74
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	76
9.8	Encumbrances	77
9.9	Indebtedness	79
9.10	Loans and Investments; Repayment of Indebtedness	82
9.11	Dividends and Redemptions of Capital Stock	82
9.12	Transactions with Affiliates	83
9.13	Reserved	84
9.14	End of Fiscal Years; Fiscal Quarters	84
9.15	Change in Business	84
9.16	Redemption of Existing Remington Notes	84
9.17	Fixed Charge Coverage Ratios	85
9.18	Minimum Excess Availability	85
9.19	License Agreements	85
9.20	Foreign Assets Control Regulations, Etc.	86
9.21	Costs and Expenses	86
9.22	Further Assurances	87

SECTION 10.	EVENTS OF DEFAULT AND REMEDIES	87

10.1	Events of Default	87
10.2	Remedies	89

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	92

11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	92
11.2	Waiver of Notices	93
11.3	Amendments and Waivers	93
11.4	Waiver of Counterclaims	96
11.5	Indemnification	96

SECTION 12.	THE AGENT	97

12.1	Appointment, Powers and Immunities	97
12.2	Reliance by Agent	97
12.3	Events of Default	97
12.4	Wachovia in its Individual Capacity	98
12.5	Indemnification	98
12.6	Non-Reliance on Agent and Other Lenders	98
12.7	Failure to Act	99
12.8	Additional Loans	99
12.9	Concerning the Collateral and the Related Financing Agreements	99
12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders	99
12.11	Collateral Matters	100
12.12	Agency for Perfection	102
12.13	Successor Agent	102
12.14	Other Agent Designations	103
12.15	Agent May File Proofs of Claim	103

SECTION 13.	TERM OF AGREEMENT; MISCELLANEOUS	104

13.1	Term	104
13.2	Interpretative Provisions	104
13.3	Notices	106
13.4	Partial Invalidity	107
13.5	Confidentiality	107
13.6	Successors	108
13.7	Assignments; Participations	108
13.8	Entire Agreement	110
13.9	USA PATRIOT Act	110
13.10	Counterparts, Etc.	110
13.11	Guarantee	110

INDEX

TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Form of Compliance Certificate

Exhibit C	Form of Borrowing Base Certificate

Schedule 1.37	Existing Lenders

Schedule 1.38	Existing Letters of Credit

Schedule 5.2	Collateral Matters

Schedule 8.2	Name; State of Organization; Chief Executive Office; Collateral Locations

Schedule 8.4	Priority of Liens; Title to Properties; Mortgaged Properties

Schedule 8.6	Litigation

Schedule 8.11	Intellectual Property

Schedule 8.12	Subsidiaries; Affiliates; Capitalization; Solvency

Schedule 8.13	Labor Disputes

Schedule 8.15	Material Contracts

Schedule 9.10	Loans and Investments

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement dated July 29, 2009 is entered into by and among FREEDOM GROUP, INC., a Delaware corporation (“FGI”), REMINGTON ARMS COMPANY, INC., a Delaware corporation (“Remington”), THE MARLIN FIREARMS COMPANY, a Connecticut corporation (“Marlin”), H&R 1871, LLC, a Connecticut limited liability company (“H&R”), BUSHMASTER FIREARMS INTERNATIONAL, LLC, a Delaware limited liability company (“Bushmaster”), DPMS FIREARMS, LLC, a Delaware limited liability company (“DPMS”), E-RPC, LLC, a Delaware limited liability company (“E-RPC”), DA ACQUISITIONS, LLC, a Delaware limited liability company (“Dakota Arms”), and RA BRANDS, L.L.C., a Delaware limited liability company (“Brands,” and together with FGI, Remington, Marlin, H&R, Bushmaster, DPMS, E-RPC and Dakota Arms, each individually a “Borrower” and collectively, “Borrowers” as hereinafter further defined), RACI HOLDING, INC., a Delaware corporation (“RACI” ), REMINGTON STEAM, LLC, a New York limited liability company (“Remington Steam”), and BUSHMASTER HOLDINGS, LLC, a Delaware limited liability company (“Bushmaster Holdings” and together with RACI and Remington Steam,  each individually a “Guarantor” and collectively, “Guarantors” as hereinafter further defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined) and WACHOVIA BANK, NATIONAL ASSOCIATION , a national banking association, in its capacity as agent for Lenders (in such capacity, “Agent” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders enter into financing arrangements with Borrowers pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION  1.        DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

“Accommodation Payment” shall have the meaning set forth in Section 2.5(d).

“Accounts” shall, as to each Borrower and each Guarantor, have the meaning ascribed to the term “account” in the UCC and shall include all present and future rights of such Borrower or Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Additional Interests” shall means all shares of capital stock, membership interests, partnership interests and all other equity interests of any corporation, limited liability company, limited partnership or other legal entity owned by each Borrower or Guarantor, other than any shares or interests that constitute Pledged Shares.

“Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) percentage equal to: (i) one (1) minus (ii) the Reserve Percentage.  For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Rate Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.  Eurodollar Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender.  The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Administrative Borrower” shall mean FGI, in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 6.8 hereof and its successors and assigns in such capacity.

“Affiliate” shall mean a Person (other than a Subsidiary):  (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds ten percent (10%) or more of any class of the Voting Stock or other Capital Stock of a Person; or (iii) ten percent (10%) or more of the Voting Stock or other Capital Stock of which is beneficially owned or held by a Person or a Subsidiary of a Person.  For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of any Voting Stock or other Capital Stock, by contract or otherwise.  No portfolio company of Sponsor (other than FGI and its direct and indirect Subsidiaries or any other Person that controls FGI or an Obligor) shall be deemed an Affiliate of an Obligor for purposes of this Agreement.

“Agent” shall mean Wachovia Bank, National Association, in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

“Agent Payment Account” shall mean account no. **82789126 of Agent at Wachovia, or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

“Applicable Margin” shall mean, with respect to Base Rate Loans and Eurodollar Rate Loans, subject to the provisions below, the applicable percentage (on a per annum basis) set forth below based on the Quarterly Average Excess Availability for the immediately preceding three (3) month period beginning on the first day of the month of such period.

Tier	Quarterly Average Excess Availability	Applicable Eurodollar Rate Margin	Applicable Base Rate Margin

1	Greater than $70,000,000	3.25%	2.25%

2	Less than or equal to $70,000,000 and greater than $30,000,000	3.50%	2.50%

3	Less than or equal to $30,000,000	3.75%	2.75%

Provided, that, the Applicable Margin shall be calculated on the first day of each calendar quarter based on the Quarterly Average Excess Availability for the preceding calendar quarter and shall remain in effect until so calculated on the first day of the succeeding calendar quarter, provided that, notwithstanding anything to the contrary contained herein, the Applicable Margin through December 31, 2009, shall be the amount for Tier 2 set forth above and (iv) in the event that Borrowers fail to provide any Borrowing Base Certificate or other information with respect thereto for any period on the date required hereunder, effective as of the date on which such Borrowing Base Certificate or other information was otherwise required, at Agent’s option (or at the direction of the Required Lenders if Agent has not exercised such option for five (5) Business Days following such date), the Applicable Margin shall be based on the highest rate above until the next Business Day after the Borrowing Base Certificate or other information is provided for the applicable period at which time the Applicable Margin shall be adjusted as otherwise provided herein.  In the event that at any time after the end of any three (3) month period the Quarterly Average Excess Availability for such three (3) month period used for the determination of the Applicable Margin is determined to have been more or been less than the actual amount of the Quarterly Average Excess Availability for such period as a result of the inaccuracy of information provided by or on behalf of Borrowers to Agent for the calculation of Excess Availability, the Applicable Margin for such prior period shall be adjusted to the applicable percentage based on such actual Quarterly Average Excess Availability and either (i) if any additional interest shall be payable for the applicable period as a result of such recalculation, such additional interest shall be promptly paid to Agent or (ii) if any excess interest was paid for the applicable period as a result of such recalculation, such excess interest shall be promptly paid to Administrative Borrower.  The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.

“Arrangers” shall mean, collectively, Wells Fargo Securities, LLC, Banc of America Securities LLC and Deutsche Bank Securities, Inc.

“Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

“Average Excess Availability” shall mean, for any period, the daily average of the Excess Availability for such period.

“Bank Product Provider” shall mean any Lender or any Affiliate of a Lender.

“Bank Products” shall mean any one or more of the following types or services or facilities provided to a Borrower or a Guarantor by a Bank Product Provider: (a) credit cards, debit cards or stored value cards or the processing of credit card, debit card or stored value card sales or receipts, (b) cash management or related services, including (i) operating, collections, payroll, trust or other depository or disbursement accounts, (ii) the automated clearinghouse transfer of funds for the account of a Borrower or Guarantor pursuant to agreement or overdraft for any accounts of Borrowers or Guarantors maintained at Agent or any Bank Product Provider that are subject to the control of Agent pursuant to any Deposit Account Control Agreement to which Agent or such Bank Product Provider is a party, as applicable, and (iii) controlled disbursement services and (c) Hedge Agreements consisting of rate swap agreements, basis swaps, forward rate swaps, interest rate options, rate cap agreements, rate floor agreements, rate collar agreements or any other similar interest rate protection agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest rates), if and to the extent permitted hereunder.

“Base Rate” shall mean the higher of (i) the rate of interest publicly announced by Wachovia as its “prime rate,” subject to each increase or decrease in such prime rate, effective as of the day any such change occurs, or (ii) the Federal Funds Effective Rate from time to time plus 0.50%.  All Swing Line Loans shall be Base Rate Loans.

“Base Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Base Rate in accordance with the terms thereof.

“Blocked Accounts” shall have the meaning set forth in Section 6.3(a) hereof.

“Blocked Person” shall have the meaning set forth in Section 9.20 hereof.

“BofA” shall mean Bank of America, N.A., a national banking association.

“Borrower Allocable Percentage” shall have the meaning set forth in Section 2.5(d).

“Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): Freedom Group, Inc., a Delaware corporation, Remington Arms Company, Inc., a Delaware corporation, The Marlin Firearms Company, a Connecticut corporation, H&R 1871, LLC, a Connecticut limited liability company, Bushmaster Firearms International, LLC, a Delaware limited liability company, DPMS Firearms, LLC, a Delaware limited liability company, E-RPC, LLC, a Delaware limited liability company, DA Acquisitions, LLC, a Delaware limited liability company (“Dakota Arms”), and RA Brands, L.L.C., a Delaware limited liability company, and any other direct or indirect domestic Subsidiary of FGI that at any time after the date hereof becomes a Borrower, pursuant to a joinder agreement in form and substance reasonably satisfactory to Agent and approved by FGI, in connection with an acquisition or investment otherwise permitted under this Agreement.

“Borrowing Base” shall mean, at any time, the amount equal to:

(a)           the sum of:

(i)            eighty-five percent (85%) of the Eligible Accounts, plus

(ii)           the lesser of:

(A)                              the Inventory Loan Limit, or

(B)                                the sum of:

(1)           the lesser of:

(y)           seventy-five percent (75%) multiplied by the Value of the Eligible Inventory consisting of finished goods, or

(z)            eighty-five percent (85%) of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory consisting of finished goods,

plus

(2)           the lesser of:

(y)           fifty percent (50%) multiplied by the Value of the Eligible Inventory consisting of raw materials, or

(z)            eighty-five percent (85%) of the Net Recovery Percentage multiplied by the Value of Eligible Inventory consisting of raw materials,

plus

(3)           the lesser of:

(y)           the sum of:  (I) eight percent (8%) multiplied by the Value of Eligible Inventory of Remington, Marlin, H&R, E-RPC and Dakota consisting of Parts, plus (II) thirty-five percent (35%) multiplied by the Value of Eligible Inventory of Bushmaster consisting of Parts, plus (III) thirty percent (30%) multiplied by the Value of Eligible Inventory of DPMS consisting of Parts, or

(z)            eighty-five percent  (85%) of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory consisting of Parts,

minus

(b)           Reserves;

provided, that not more than $1,500,000 of availability under the Borrowing Base at any time shall be attributable to Eligible Inventory of DPMS until such time as DPMS has established a perpetual inventory system that is satisfactory to Agent.

“Borrowing Base Certificate” shall mean a certificate, in the form requested by Agent (a form of which as required as of the date hereof being attached hereto as Exhibit C), by which Borrowers shall certify to Agent and Lenders the amount of the Borrowing Base as of the date of the certificate and the calculation of such amount.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

“Capital Expenditures” shall mean with respect to any Borrower or Guarantor for any period the aggregate of all expenditures by such Person made during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in similar items reflected in the cash flow statement, whether such expenditures are paid in cash or financed and including all obligations under Capital Leases paid or payable during such period.

“Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Cash Equivalents” shall mean (a) marketable direct obligations issued or unconditionally guaranteed by the government of the United States and backed by the full faith and credit of the government of the United States maturities of not more than 12 months from the date of acquisition; (b) domestic certificates of deposit and time deposits having maturities of not more than 12 months from the date of acquisition, bankers’ acceptances having maturities of not more than 12 months from the date of acquisition and overnight bank deposits, in each case issued by any commercial bank organized under the laws of Canada or of the United States, any state thereof or the District of Columbia, which at the time of acquisition are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and (unless issued by a Lender) not subject to offset rights in favor of such bank arising from any banking relationship with such bank; (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above; and (d) commercial paper having at the time of investment therein or a contractual commitment to invest therein a rating of A-1 (or better) by S&P or P-1 (or better) by Moody’s, and having a maturity within 9 months after the date of acquisition thereof.

“Cash Management Event” shall mean the occurrence or existence of any of the following events or conditions: (a) on any date Excess Availability shall be less than $20,000,000 (whether or not Excess Availability shall thereafter equal or exceed such amount) or (b) an Event of Default shall exist and Agent or the Required Lenders shall have, in its or their sole discretion, elected to enforce, collect and receive all amounts owing with respect to the Accounts or other Collateral.

“Cash Management Reinstatement Event” mean the occurrence or existence of each of the following events or conditions after a Cash Management Event has occurred: (a)  no Event of Default exists (b) Excess Availability shall have been (i) not less than $20,000,000 for a period of ninety (90) consecutive days after the occurrence of a Cash Management Event, or (ii) not less than $30,000,000 for a period of sixty (60) consecutive days after the occurrence of a Cash Management Event and (c) during such 90-day or 60-day period, no event or condition shall exist which would constitute a Cash Management Event.

“Change of Control” shall mean the occurrence of any of the following events: (i) the Sponsor shall cease to own directly (or through an entity wholly-owned by the Sponsor), of record and beneficially, in the aggregate, shares of Voting Stock having more than fifty percent (50%) of the total voting power of all outstanding shares of Voting Stock of FGI; (ii) a “change of control” under and as defined in the Senior Notes Indenture shall occur; (iii) FGI shall cease to own and control directly, of record and beneficially, one hundred percent (100%) of each class of outstanding Capital Stock of Remington, Brands or Bushmaster free and clear of all Liens (other than Permitted Liens); or (iv) FGI shall cease to own directly (or through an entity wholly-owned by FGI), of record and beneficially, in the aggregate, shares of Voting Stock having more than fifty percent (50%) of the total voting power of all outstanding shares of Voting Stock of each other Borrower provided, that, the sale of the Capital Stock of any Obligor, the assets of which do not constitute at least twenty percent (20%) of the Borrowing Base on the date of such sale, shall not constitute a Change of Control hereunder if consented to by Agent.

“Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Collateral” shall have the meaning set forth in Section 5 hereof.

“Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who (other than another Obligor) has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person, by which such person agrees to waive or subordinate any security interest or Lien it may have with respect to such Collateral in favor of Agent’s security interest and Lien and to permit Agent to enter upon such premises and remove such Collateral or to use such Premises to store or dispose of such Collateral.

“Commitment” shall mean, at any time, as to each Lender, the principal amount set forth below such Lender’s signature on the signatures pages hereto designated as the Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof.

“Consolidated Net Income” shall mean, with respect to any period, the aggregate of the net income (loss) of Borrowers and Guarantors, on a consolidated basis (but excluding any Subsidiary of any Borrower or Guarantor if such Subsidiary is not itself a Borrower or Guarantor), for such period, but

(a)           excluding (to the extent included therein):

(i)            any extraordinary, one-time or non-recurring gains,

(ii)           any extraordinary, one-time or non-recurring non-cash losses,

(iii)          any non-cash impairment charges pursuant to the write-down of goodwill or intellectual property,

(iv)          any gain or non-cash loss realized upon the sale, write-down  or other disposition of (A) any assets that are not sold in the ordinary course of business or (B) any Capital Stock of such Person or a Subsidiary of such Person that is a Borrower or Guarantor,

(v)           any non-cash stock compensation,

(vi)          any non-cash rent,

(vii)         any non-cash gain or non-cash loss realized as a result of (A) purchase accounting adjustment or (B) the extinguishment of debt,

(viii)        any non-capitalized cash expenses incurred pursuant to raising debt or equity capital in the public markets, and

(ix)           any cash expenses or charges pursuant to (A) Permitted Acquisitions and (B) corporate restructuring and integration, provided, that, such cash expenses or charges incurred under this clause (ix) shall not exceed in the aggregate $4,000,000 during the period applicable thereto;

and (b) including (to the extent not included therein):

(i)            cash rent expense,

(ii)           cash stock compensation, and

(iii)          the amount of any cash expenditures for charges previously added back to the calculation of Consolidated Net Income in prior periods; and after deducting the Provision for Taxes for such period;

all as determined in accordance with GAAP; provided, that,

(a)           the net income of any Borrower or Guarantor that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or to a Borrower or Guarantor that is a Subsidiary of such Person;

(b)           except to the extent included pursuant to the foregoing clause (a), the net income of any Person (the “target”) accrued prior to the date on which (i) the target becomes a Borrower or Guarantor, or (ii) the target is merged into or consolidated with a Borrower or Guarantor, or (ii) the target’s assets are acquired by a Borrower or Guarantor, shall be excluded;

(c)           the net income (if positive) of any Borrower or Guarantor that is a wholly-owned Subsidiary of a Borrower or Guarantor, to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Borrower or Guarantor, or to any other wholly-owned Subsidiary of such Borrower or Guarantor, is not at the time permitted by operation of the terms of such wholly-owned Subsidiary’s organizational documentation or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary, shall be excluded.

“Contributing Borrower” shall have the meaning set forth in Section 2.5(d).

“Covenant Recalibration Period” shall mean the period commencing on the date on which Agent receives a Trademark Appraisal that reports a Trademark Value of less than $65,000,000 and ends on the date on which Agent receives another Trademark Appraisal that reports a Trademark Value of $65,000,000 or more.

“Credit Facility” shall mean the Loans and Letters of Credit provided to or for the benefit of any Borrower pursuant to Sections 2.1, 2.2 and 2.3 hereof.

“Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

“Defaulting Lender” shall have the meaning set forth in Section 6.11(d) hereof.

“Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, the Borrower or Guarantor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Borrower or Guarantor and has such other terms and conditions as Agent may require.

“Deutsche Bank” shall mean Deutsche Bank Trust Company Americas, a New York banking corporation.

“EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to (a) the Consolidated Net Income of such Person for such period, plus (b) each of the following, in each case to the extent deducted in the calculation of such Consolidated Net Income for such period: (i) depreciation and amortization (including, but not limited to, imputed interest and deferred compensation) of such Person for such period, all in accordance with GAAP, plus (ii) the Interest Expense of such Person for such period, plus (iii) provision for income taxes of such Person determined in accordance with GAAP for such period.

“Eligible Accounts” shall mean an Account which arises in the ordinary course of business from the sale of Inventory by a Borrower, is payable in U.S. Dollars, is owned by a Borrower free and clear of all Liens except for Permitted Liens, is subject at all times to Agent’s duly perfected, first priority Lien, and is deemed by Agent, in the exercise of its credit judgment, to be an Eligible Account.  Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(a)           it arises out of a sale made to a Subsidiary or an Affiliate of such Borrower or to a Person controlled by an Affiliate of such Borrower or to a Blocked Person;

(b)           except with respect to an Account subject to clause (c) of this definition below, it is unpaid for more than 60 days after the original due date shown on the invoice or is either due or unpaid more than 120 days after the original invoice date;

(c)           (i) it has dated terms of more than 270 days, or (ii) with respect to any Account which does not have dated terms of more than 270 days, (A) the aggregate amount of all Accounts with dated terms of 121 days to 270 days after invoice date that are not past due in excess of $40,000,000 of availability under the Borrowing Base and, (B) within such $40,000,000 limit, the aggregate amount of all Accounts with dated terms of 181 and 270 days after invoice date that are not past due in excess of $10,000,000 of availability under the Borrowing Base, in the case of each of (A) and (B) shall be ineligible to the extent of such excess;

(d)           fifty percent (50%) or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder;

(e)           the aggregate amount of such Accounts owing by a single account debtor (other than Wal-Mart Stores, Inc., Dick’s Sporting Goods, Inc. and Sports South, LLC) do not constitute more than ten percent (10%) of the aggregate amount of all otherwise Eligible Accounts and such Accounts owing by Wal-Mart Stores, Inc., Dick’s Sporting Goods, Inc. and Sports South, LLC do not constitute more than forty percent (40%), thirty percent (30%) and twenty percent (20%) (or with respect to Accounts owing by Sports South such higher percentage as may be acceptable to Agent from time to time, up to thirty percent (30%)), respectively, of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts); provided that there will be no overall concentration limit with respect to Eligible U.S. Federal Government Accounts or Eligible Foreign Government Accounts;

(f)            any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached;

(g)           the Account Debtor is also such Borrower’s creditor or supplier, or the Account Debtor has disputed liability with respect to such Account or has made any claim with respect to any other Account due from such Account Debtor to such Borrower, or the Account otherwise is or may become subject to any right of setoff, counterclaim, recoupment, reserve or chargeback (including advertising allowances and earned volume rebates), provided that the Accounts of such Account Debtor shall be ineligible only to the extent of such offset, counterclaim, disputed amount, reserve or chargeback (including advertising allowances and earned volume rebates) as calculated by the Agent;

(h)           an Insolvency Proceeding has been commenced by or against the Account Debtor or the Account Debtor has suspended business or ceased to be Solvent;

(i)            it arises from a sale to an Account Debtor with its principal office, assets or place of business outside the United States or Canada, other than (a) any such Account that arises from a sale that is backed by an irrevocable letter of credit that is issued or confirmed by a bank acceptable to Agent that is in form and substance acceptable to Agent and payable in the full amount of the Account in freely convertible U.S. Dollars at a place of payment within the United States, and, if requested by Agent, such letter of credit, or amounts payable thereunder, is collaterally assigned to Agent;

(j)            it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis;

(k)           the Account Debtor is a Governmental Authority unless such Account is an Eligible Government Account;

(l)            the Account Debtor is located in any state imposing conditions on the right of a creditor to collect accounts receivable unless such Borrower has either qualified to transact business in such state as a foreign entity or filed a Notice of Business Activities Report or other required report with the appropriate officials in such state for the then current year;

(m)          the Account Debtor is located in a state or other jurisdiction in which such Borrower is deemed to be doing business under the laws of such state or other jurisdiction and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless such Borrower has qualified as a foreign entity authorized to transact business in such state or has filed all required reports;

(n)           the Account is subject to a Lien other than a Permitted Lien;

(o)           the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the Account otherwise does not represent a final sale;

(p)           the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(q)           such Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business of a Borrower for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account;

(r)            such Borrower has made an agreement with the Account Debtor to extend the time of payment thereof unless otherwise approved by Agent in writing;

(s)           the Account Debtor’s payment history, credit rating or creditworthiness is not deemed to be acceptable to Agent, in the exercise of its credit judgment (provided, that, Agent shall have given Borrowers at least ten (10) Business Days advance written notice of any such determination of ineligibility (or three (3) Business Days advance written notice if the Fixed Charge Coverage Testing Period is then in effect or would be in effect after Agent’s determination that such Account are ineligible));

(t)            the Account Debtor has made a partial payment with respect to such Account;

(u)           it represents, in whole or in part, a billing for interest, fees or late charges, provided that such Account shall be ineligible only to the extent of the amount of such billing;

(v)           it arises from the sale of any Inventory held by such Borrower on consignment from, or subject to any guaranteed sale, sale-or-return, sale-on-approval or repurchase agreement with, any supplier;

(w)          it arises from a retail sale of Inventory to a Person who is purchasing the same primarily for personal, family or household purposes; or

(x)            neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent.  Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.

“Eligible Foreign Government Accounts” shall mean Accounts owing by any Governmental Authority to which the applicable Borrower has been specifically licensed to export firearms by the United States government, such accounts satisfying each of the following conditions: (i) such Accounts are not unpaid more than 60 days after the original due date or more than 180 days after the original invoice date, (ii) the original due date of such Accounts is not more than 180 days after the original invoice date, (iii) the applicable Borrower is not prohibited from assigning and the applicable Borrower does assign its right to payment of such Accounts to Agent, in a manner satisfactory to Agent, and (iv) such Accounts are supported by one or more irrevocable letters of credit  in form and substance acceptable to Agent, issued or confirmed by a bank acceptable to Agent, and payable in Dollars at a place of payment within the United States that is acceptable to Agent, which letters of credit are assigned to Agent (with such assignment acknowledged by the issuing or confirming bank) or, if so requested by Agent, duly transferred to Agent (together with sufficient documentation to permit direct draws under any such letter of credit by Agent).

“Eligible Government Accounts” shall mean Accounts that would constitute Eligible Accounts but for the fact that the account debtors with respect to such Accounts are any Governmental Authority, and that are Eligible U.S. Federal Government Accounts, Eligible U.S. Local Government Accounts or Eligible Foreign Government Accounts.

“Eligible Inventory” shall mean Inventory (other than labels, supplies, packaging, paint, gunpowder, chemicals) which is owned by a Borrower and which Agent, in the exercise of its credit judgment, deems to be Eligible Inventory.  Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless:

(a)           it is Raw Materials, Parts or Finished Goods;

(b)           it is not work-in-process (other than Parts);

(c)           it is not held by such Borrower on consignment from or subject to any guaranteed sale, sale-or-return, sale-on-approval or repurchase agreement with any supplier, and it is not the subject of a negotiable warehouse receipt or other negotiable Document;

(d)           it is in a condition that is suitable for sale without discount in the ordinary course of business of such Borrower;

(e)           it is not Slow-Moving Goods, obsolete or unmerchantable and is not goods returned to such Borrower by or repossessed from an Account Debtor;

(f)            it meets all standards imposed by any Governmental Authority;

(g)           it conforms in all respects to the warranties and representations set forth in this Agreement;

(h)           it is at all times subject to Agent’s duly perfected, first priority Lien and no other Lien except a Permitted Lien;

(i)            it is in such Borrower’s possession and control is situated at a location in compliance with this Agreement and is not in transit or outside the continental United States and is not consigned to any Person;

(j)            if such Inventory is located at premises that are not owned by such Borrower, such Borrower has procured from the owner or operator of such premises and delivered to Agent a Collateral Access Agreement; and

(k)           it is not subject to any License Agreement or other agreement that limits, conditions or restricts such Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory unless the Licensor has entered into a Licensor/Lender Agreement with Agent.

The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent.  Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

“Eligible Transferee” shall mean (a) a Person that is a Lender or a U.S. based Affiliate of a Lender; (b) a commercial bank, finance company, insurance company or other financial institution, in each case that is organized under the laws of the United States or any state, has total assets in excess of $5 billion, extends credit of the type contemplated herein in the ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA or any other applicable law and is reasonably acceptable to Agent (such approval not to be unreasonably withheld), unless an Event of Default exists, is reasonably acceptable to Administrative Borrower (such approval by Administrative Borrower, when required, not to be unreasonably withheld or delayed and to be deemed given by Administrative Borrower if no objection is received by the assigning Lender and Agent from Administrative Borrower within the earlier to occur of (i) three (3) Business Days after notice of such proposed assignment has been provided by the assigning Lender as set forth in Section 13.7 of this Agreement and acknowledged by an Administrative Borrower or (ii) seven (7) Business Days after such notice has been sent to Administrative Borrower); (c) at any time that an Event of Default exists, any Person acceptable to Agent in its sole discretion; provided that no Person shall be an Eligible Transferee pursuant to this clause (c) if such Person is a direct competitor of any Borrower or Guarantor unless at the time of assignment there is in process a liquidation of all or substantially all of the assets of a Borrower, whether conducted by a Borrower, Agent, a trustee for a Borrower or a representative of creditors of a Borrower, or is a Person identified as an ineligible transferee on a written list of such Persons that is delivered by Administrative Borrower to Agent prior to the closing date of the Credit Facility and that is acceptable to Agent; and (d) Sponsor, provided that the Sponsor Permitted Holder Conditions are satisfied.  No natural person, Borrower or Guarantor shall be an Eligible Transferee, and no Lender that holds any Indebtedness of a Borrower or a Guarantor that is subordinated in right of payment to the Obligations shall be an Eligible Transferee unless such assignment is approved by Agent and, unless an Event of Default exists, is reasonably acceptable to Administrative Borrower (such approval by Administrative Borrower, when required, not to be unreasonably withheld or delayed and to be deemed given by Administrative Borrower if no objection is received by the assigning Lender and Agent from Administrative Borrower within the earlier to occur of (i) three (3) Business Days after notice of such proposed assignment has been provided by the assigning Lender as set forth in Section 13.7 of this Agreement and acknowledged by an Administrative Borrower or (ii) seven (7) Business Days after such notice has been sent to Administrative Borrower).

“Eligible U.S. Federal Government Accounts” shall mean Accounts owing by the United States government or any department, agency or instrumentality of the United States government, which  Accounts satisfy each of the following conditions: (i) such Accounts are not unpaid more than 60 days after the original due date or more than 120 days after the original invoice date, (ii) the original due date of such Accounts is not more than 120 days after the original invoice date, and (iii) the applicable Borrower is not prohibited from assigning and, to the extent required for such Accounts to constitute Eligible Government Accounts, the applicable Borrower does assign its right to payment of such Accounts to Agent, in a manner satisfactory to Agent, so as to comply with the requirements of  the

Federal Assignment of Claims Act; provided, that, compliance with such assignment of claims act shall not be required with respect to (A) U.S. federal government Accounts in an aggregate amount of less than $5,000,000, or (B) any individual U.S. federal government account debtor with less than $1,000,000 of Accounts then outstanding; provided, however, that during the Fixed Charge Coverage Testing Period, compliance with the applicable assignment of claims act will be required for all U.S. federal government Accounts.

“Eligible U.S. Local Government Accounts” shall mean Accounts owing by any Governmental Authority of any state, municipal, local or other political subdivision located in the United States which  Accounts satisfy each of the following conditions: (i) such Accounts are not unpaid more than 60 days after the original due date or more than 120 days after the original invoice date, (ii) the original due date of such Accounts is not more than 120 days after the original invoice date, and (iii) the applicable Borrower is not prohibited from assigning and, to the extent required for such Accounts to constitute Eligible Government Accounts, the applicable Borrower does assign its right to payment of such Accounts to Agent, in a manner satisfactory to Agent, so as to comply with the requirements of all applicable assignment of claims acts; provided, that, compliance with such assignment of claims act shall not be required with respect to (A) U.S. local government Accounts in an aggregate amount of less than $5,000,000, or (B) any individual U.S. local government account debtor with less than $1,000,000 of Accounts then outstanding; provided, however, that during the Fixed Charge Coverage Testing Period, compliance with the applicable assignment of claims act will be required for all U.S. local government Accounts.

“Environmental Laws” shall mean all foreign, Federal, State and local laws, legislation, rules and  codes, and all judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land and subsurface land, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.  The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, and (ii) applicable state counterparts to such laws.

“Equipment” shall, as to each Borrower and Guarantor, have the meaning ascribed to the term “equipment” in the UCC and shall include all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, or any Guarantor under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal under ERISA or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate in excess of $3,000,000 and (g) any other event or condition with respect to a Plan that could reasonably be expected to have a Material Adverse Effect.

“Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

“Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

“Excess Availability” shall mean, the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of:  (i) the Borrowing Base and (ii) the Maximum Credit (in each case under (i) or (ii) after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Obligations), plus (b) Qualified Cash, minus (c) the sum of:  (i) the amount of all then outstanding and unpaid Loans, plus (ii) the amount of all Reserves then established in respect of Letter of Credit Obligations.

“Excluded Assets” shall have the meaning set forth in Section 5.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

“Executive Order” shall have the meaning set forth in Section 9.20.

“Existing Lenders” shall mean the lenders to Borrowers listed on Schedule 1.37 hereto (and including Wachovia Bank, National Association, in its capacity as agent acting for such lenders) and their respective predecessors, successors and assigns.

“Existing Letters of Credit” shall mean, collectively, the letters of credit issued by a Lender for the account of a Borrower or Guarantor, or for which such Borrower or Guarantor is otherwise liable, listed on Schedule 1.38 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Existing Remington Notes” shall mean Remington’s 10 1/2% Senior Notes in the aggregate principal amount of $200,000,000, due 2011.

“Existing Remington Notes Indenture” shall mean the Indenture dated as of January 24, 2003, pursuant to which, among other things, U. S. Bank and Trust, National Association is appointed and serves as Indenture Trustee for the holders of the Existing Remington Notes.

“Existing Remington Notes Redemption Account” shall have the meaning set forth in Section 9.16(a).

“Existing Remington Notes Redemption Amount” shall have the meaning set forth in Section 9.16(a).

“Federal Funds Effective Rate” shall mean on any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average rate charged to Wachovia on such day on such transactions, as determined in good faith by Wachovia.

“Fee Letter” shall mean the Fee Letter agreement, dated July 8, 2009, by and among Borrowers, Guarantors, Agent, BofA, Deutsche Bank and the Arrangers.

“Financing Agreements” shall mean, collectively, this Agreement, the Intercreditor Agreement, and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, other intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Guarantor in connection with this Agreement; provided, that Financing Agreements shall not include documentation required by a Bank Product Provider and delivered by a Borrower or Guarantor in relation solely to Bank Products.

“Finished Goods” shall mean Inventory of a Borrower that is held for sale in the ordinary course of business, including hunting/shooting sports products, ammunition, firearm-related accessories, clay targets and powdered metal products.

“First Priority Collateral” shall mean all Accounts, Inventory and Intellectual Property of any Obligor, and all other assets required to realize upon such collateral, including, without limitation, chattel paper, documents, instruments (including any promissory notes), general intangibles, supporting obligations, letters of credit, letter-of-credit rights, and deposit accounts, and the products and proceeds thereof.

“Fixed Charge Coverage Ratio” shall mean, with respect to Borrowers and Guarantors for any period, the ratio of (i) EBITDA minus the sum of (A) Unfinanced Maintenance Capital Expenditures, plus (B) all income taxes paid in cash, plus (C) actual cash pension funding payments made with respect to pension funding obligations, and any other pension funding obligations outside the ordinary course of business of Borrowers, minus (D) the profit and loss statement charge (or benefit) with respect to such pension funding obligations, to (ii) Fixed Charges, for such period.

“Fixed Charge Coverage Ratio-Recalibrated” shall mean, with respect to Borrowers and Guarantors for any period, the ratio of (i) EBITDA minus the sum of (A) Unfinanced Capital Expenditures, plus (B) all income taxes paid in cash, plus (C) dividends or share repurchases with respect to Capital Stock, plus (D) distributions or redemptions (excluding any one-time distribution to shareholders of a Borrower or any one-time redemption of any Senior Notes that, in either case, is paid with proceeds of any issuance of Capital Stock in an initial public offering or a registered secondary offering by a Borrower), plus (E) actual cash pension funding payments made with respect to pension funding obligations, and any other pension funding obligations outside the ordinary course of business of

Borrowers, minus (F) the profit and loss statement charge (or benefit) with respect to such pension funding obligations, to (ii) Fixed Charges, in each case for such period.

“Fixed Charge Coverage Testing Period” shall mean any period during which the Fixed Charge Coverage Ratio or the Fixed Charge Coverage Ratio-Recalibrated is being tested.

“Fixed Charges” shall mean, with respect to Borrowers and Guarantors for any period, the sum of, without duplication, (a) all Interest Expense, plus (b) all scheduled principal payments of Indebtedness for borrowed money  and Capital Leases (and without duplication of items (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases).

“Foreign Assets Control Regulations” shall have the meaning set forth in Section 9.20.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funding Bank” shall have the meaning set forth in Section 3.3 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, provided, that, in the event of any change in GAAP after the date hereof that affects the covenant in Section 9.17 or Section 9.18 hereof, Administrative Borrower may by notice to Agent, or Agent may, and at the request of Required Lenders shall, by notice to Administrative Borrower require that such covenants be calculated in accordance with GAAP as in effect, and as applied to Borrowers and Guarantors, immediately before the applicable change in GAAP became effective, until either the notice from the applicable party is withdrawn or such covenant is amended in a manner satisfactory to Administrative Borrower, Agent and the Required Lenders.  Administrative Borrower shall deliver to Agent and upon Agent’s request, to each Lender at the same time as the delivery of any financial statements given in accordance with the provisions of Section 9.6 hereof (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding monthly, quarterly or annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

“Governmental Authority” shall mean any nation or government, any state, provincial, municipal, local or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any agency, authority or instrumentality (including any bilateral or multilateral agency authority or instrumentality formed by treaty) exercising executive, legislative, judicial, regulatory, administrative, military, peacekeeping or police powers or functions of or pertaining to government.

“Guarantor Allocable Percentage” shall have the meaning set forth in Section 13.11(c) hereof.

“Guarantors” shall mean, collectively, the following (together with their respective successors and assigns): RACI Holding, Inc., a Delaware corporation, Remington Steam, LLC, a New York limited liability company, and Bushmaster Holdings, LLC, a Delaware limited liability company, and any other direct or indirect domestic wholly owned Subsidiary of FGI that at any time after the date hereof (i) becomes party to a guarantee in favor of Agent or any Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to Agent and approved by FGI, in connection with an acquisition or investment otherwise permitted under this Agreement, or (ii) otherwise becomes liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (other than Borrowers).

“Guaranteed Obligations” shall have the meaning set forth in Section 13.11(a) hereof.

“Gun Control Laws” shall mean all present and future federal, state, local and foreign laws, rules, regulations, judgments, orders and ordinances, including the Gun Control Act, that in any manner regulate the production, sale, distribution or possession of any firearms, ammunition or related products manufactured, held for sale or sold by a Borrower or Guarantor.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), in each case to the extent such substances, materials or wastes are prohibited by or regulated under any Environmental Law as hazardous or toxic under any Environmental Law.

“Hedge Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than earn outs or an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, deed to secure debt, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under Hedge Agreements; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law and (k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

“Indemnitee” shall have the meaning set forth in Section 11.5 hereof.

“Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired:  patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

“Intercreditor Agreement” shall mean an Intercreditor Agreement among Agent, the collateral agent for the noteholders under the Senior Notes Indenture, Borrowers and Guarantors, in form and substance satisfactory to Agent.

“Interest Expense” shall mean, for any period, as to Borrowers and Guarantors, as determined in accordance with GAAP, (i) the amount equal to total cash interest expense of Borrowers and Guarantors on a consolidated basis for such period (including the interest component of any Capital Lease for such period),  less (ii) any cash interest income for such period.

“Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as any Borrower (or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

“Interest Rate” shall mean,

(a)           Subject to clause (b) of this definition below:

(i)            as to Base Rate Loans and Swing Line Loans, a rate equal to the then Applicable Margin for Base Rate Loans on a per annum basis plus the Base Rate, and

(ii)           as to Eurodollar Rate Loans, a rate equal to the then Applicable Margin for Eurodollar Rate Loans on a per annum basis plus the Adjusted Eurodollar Rate.

(b)           Notwithstanding anything to the contrary contained herein, Agent may, at its option, and Agent shall, at the direction of the Required Lenders, increase the Applicable Margin otherwise used to calculate the Interest Rate for Base Rate Loans and Eurodollar Rate Loans, by two percent (2%) per annum, (i) with respect to any portion of the Revolving Loans, Letters of Credit and other Obligations outstanding that is not paid on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) until such amount due is paid in full; (ii) with respect to the principal amount of all of the Revolving Loans, Letters of Credit and other Obligations outstanding upon the earlier to occur of (x) a Borrower’s receipt of notice from Agent of Agent’s or the Required Lenders’ election to charge such default rate based upon the existence of any Event of Default, whether or not acceleration or demand for payment has been made, or (y) the commencement by or against a Borrower or Guarantor of an insolvency proceeding; and (iii) with respect to the principal amount of any Revolving Loans and Letters of Credit outstanding in excess of the Borrowing Base, whether or not such excess(es) are permitted by Agent or any Lender at any time, and whether or not demand for payment has been made by Agent, and in each case including, to the extent permitted by applicable law, all past due interest.

“Inventory” shall, as to each Borrower and Guarantor, have the meaning ascribed to the term “inventory” in the UCC and shall include all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Inventory Loan Limit” shall mean, at any time, the amount equal to fifty percent (50%) of the Maximum Credit.

“Investment” shall have the meaning set forth in Section 9.10 hereof.

“Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, and has such other terms and conditions as Agent may require.

“Issuing Bank” shall mean Wachovia or any Lender that shall issue a Letter of Credit for the account of a Borrower and that shall have agreed in a manner reasonably satisfactory to Agent to be subject to the terms hereof as an Issuing Bank.

“Lender Group Indemnitees” shall have the meaning set forth in Section 12.5 hereof.

“Lenders” shall mean the financial institutions who are signatories hereto as Lenders (including Swing Line Lender) and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns.

“Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

“Letter of Credit Government Sublimit” shall mean $50,000,000.

“Letter of Credit Limit” shall mean $80,000,000.

“Letter of Credit Non-Government Sublimit” shall mean $30,000,000.

“Letter of Credit Obligations” shall mean, at any time, the sum (in U.S. Dollars) of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for which Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to Issuing Bank with respect to such Lender’s participation in Letters of Credit as provided in Section 2.2 for which Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.

“Letter of Credit Reserve” shall mean, at any date, the aggregate of all Letter of Credit Obligations outstanding on such date, other than Letter of Credit Obligations that are fully secured by cash collateral pledged to Agent.

“Letters of Credit” shall mean all letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by an Issuing Bank for the account of any Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof and including, but not limited to, the Existing Letters of Credit.

“License Agreements” shall have the meaning set forth in Section 8.11 hereof.

“Licensor” shall mean any Person from whom a Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory.

“Licensor/Lender Agreement” shall mean an agreement between Agent and a Licensor by which Agent is given the unqualified right, vis-a-vis such Licensor, to enforce Agent’s Liens with respect to, and to dispose of, a Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of a Borrower’s default under any License Agreement with such Licensor, and which is otherwise in form and substance satisfactory to Agent.

“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract.  The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.  For the purpose of this Agreement, each Person shall be deemed to be the owner of any property that it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.  In no event shall the term “Lien” be deemed to include any license of intellectual property unless such license contains a grant of a security interest in such intellectual property.

“Loans” shall mean, collectively, the Revolving Loans and the Swing Line Loans.

“London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Agent from time to time for purposes of providing quotations of interest rates applicable to eurodollar deposits in dollars in the London interbank market) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on such Page for such comparable period, the applicable rate shall be the arithmetic mean of all such rates.  In the event that such rate is not available at such time for any reason, then the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum at which dollar deposits of $5,000,000 and for a term comparable to such Interest Period are offered by the principal London office of Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

“Losses” shall have the meaning set forth in Section 9.3(c).

“Material Adverse Effect” shall mean the effect of any event or condition which, alone or when taken together with other events or conditions occurring or existing concurrently therewith, (i) has a material adverse effect upon the business, properties, results of operations or financial condition of Borrowers (taken together) or of all Borrowers or Guarantors (taken as a whole); (ii) has or may be reasonably expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any of the other Financing Agreements; (iii) has any material adverse effect upon the value of the whole or any material part of the Collateral, the Liens of Agent with respect to the Collateral or the priority of any such Liens; (iv) materially impairs the ability of any Borrower or Guarantor to perform its obligations under any of the Financing Agreements, including repayment of any of the Obligations when due; or (v) materially impairs the ability of Agent or any Lender to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Financing Agreements and applicable law.

“Material Contract” shall mean an agreement to which a Borrower or a Guarantor is a party (other than the Financing Agreements) (i) which is deemed to be a material contract as provided in Regulation S-K promulgated by the Securities and Exchange Commission under the Securities Act of 1933 or (ii) for which breach, termination, cancellation, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” shall have the meaning set forth in Section 13.1 hereof.

“Maximum Credit” shall mean the amount of $180,000,000, as adjusted in accordance with Section 2.3 and Section 2.6 hereof.

“Meritage” means Meritage Farms, LLC, a New York limited liability company.

“Moody’s” shall mean Moody’s Investors Services, Inc.

“Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate or with respect to which any Borrower, Guarantor or any ERISA Affiliate may incur any liability.

“Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, and (b) the denominator of which is the aggregate Value of the Eligible Inventory subject to such appraisal.

“Non-Consenting Lender” shall have the meaning set forth in Section 11.3(c).

“Notes Priority Collateral” shall have the meaning ascribed to such term in the Intercreditor Agreement.

“Notice of Default or Failure of Condition” shall have the meaning set forth in Section 12.3(a).

“Obligations” shall mean (a) any and all Loans, Swing Line Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender or any Issuing Bank, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements or on account of any Letter of Credit and all other Letter of Credit Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers or Guarantors to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising, provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement constituting a Bank Product, the same shall only be included within the Obligations if, upon Agent’s request, Agent shall have entered into an agreement, in form and substance reasonably satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, (ii) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Bank Product (other than a Hedge Agreement if Agent has requested the agreement referred to in clause (i) above), the same shall only be included within the Obligations if the Bank Product Provider with respect thereto shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to a Borrower and Guarantor and (B) the obligations arising pursuant to such Bank Products provided to Borrowers and Guarantors constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have accepted such notice in writing (provided, that, no such notice or acceptance shall be required as to such obligations, liabilities and indebtedness arising under or pursuant to a Bank Product provided by or owing to Wachovia or any of its Affiliates), and (iii) in no event shall any Bank Product Provider acting in such capacity to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness except that each reference to the term “Lender” in Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12 and 13.6 hereof shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of Agent.

“Obligor” shall mean each Borrower, each Guarantor and any other Person that is at any time liable for the payment of the whole or any part of the Obligations.

“Other Taxes” shall have the meaning set forth in Section 6.5(c) hereof.

“Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letters of Credit in conformity with the provisions of Section 13.7 of this Agreement governing participations.

“Parts” shall mean work-in-process consisting of parts that Agent determines in its reasonable judgment are readily saleable in their current state of manufacturing.

“Paying Borrower” shall have the meaning set forth in Section 2.5(d).

“Paying Guarantor” shall have the meaning set forth in Section 13.11(c).

“Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or Guarantor sponsors, maintains, or to which any Borrower, Guarantor or ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

“Permit” shall have the meaning set forth in Section 8.7(b).

“Permitted Acquisition/Merger” shall mean any transaction, or any series of transactions, by which a Borrower or a Guarantor, directly or indirectly acquires any assets or Capital Stock of a Person or merges with a Subsidiary that is not an Obligor; provided that, in each case, each of the following conditions is satisfied:

(a)           immediately before and after giving effect to such acquisition or merger, as applicable, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)           at the time of, and after giving pro forma effect to the consummation of such acquisition or merger, as applicable, Borrowers shall maintain Excess Availability of not less than $30,000,000 or 16.7% of the Maximum Credit, whichever is greater, and Borrowers shall have delivered to Agent written notice of such acquisition or merger not fewer than five (5) Business Days prior to the acquisition or merger, as applicable, which notice shall include a certificate from the chief financial officer of Administrative Borrower certifying satisfaction of this condition;

(c)           the acquisition or merger, as applicable, shall not be hostile:

(d)           the business of the Person that is the subject of the projected acquisition or merger, as applicable, shall be related or substantially similar to the business of Borrowers;

(e)           contemporaneously with the closing of (A) any asset acquisition by a Borrower or Guarantor, Agent shall have received such documents and instruments as may be necessary to grant or confirm to Agent a first priority perfected Lien on and security interest in all of the assets so acquired which constitute First Priority Collateral (and a perfected Lien on and security interest in all other Collateral having the priority for such Collateral required hereunder), and (B) any acquisition of Capital Stock by a Borrower or Guarantor, or any merger, as applicable, such Person (I) in the case of an acquisition, becomes a Subsidiary of a Borrower or Guarantor and Administrative Borrower requests that such acquired Person be joined to this Agreement as a Borrower or Guarantor, pursuant to a joinder agreement in form and substance reasonably satisfactory to Agent whereby such Person shall become a Borrower or a guaranty of the Obligations and a security agreement (together in each case with applicable UCC financing statements), as applicable, in each case executed by such Person, together with such other collateral documents and opinions of counsel relating to the validity, legality and enforceability of the legal documentation described in this clause (B) and the creation of a perfected Lien on such assets or Capital Stock as may be reasonably requested by Agent; or (II) such Person shall be merged with and into an existing Borrower or Guarantor, with such existing Borrower or Guarantor being the surviving entity of such merger); and

(f)            with respect to any acquisition or any merger, as applicable, with a purchase price, or in the case of a merger, the value of other consideration payable by the acquiring Obligor, including any proceeds of Revolving Loans used to repay Indebtedness of the acquired or merged Person (any such purchase price or other consideration, as applicable, collectively, referred to as the “Consideration”)), equals or exceeds $15,000,000, Agent shall have received copies of (A) the definitive documents, (B) lien search reports, if any, obtained by or provided to Borrowers, (C) historical financial statements of the Person to be acquired or merged, as applicable, and other financial information, and (D) such other documents and information as Agent may reasonably request; and

(g)           with respect to any acquisition or merger, as applicable, during any Covenant Recalibration Period, if the Consideration for any such individual acquisition or merger is $15,000,000 or more, or if the aggregate Consideration for all such acquisitions and mergers during any consecutive 12-month period is $25,000,000 or more, then Borrowers shall (A) have maintained Average Excess Availability for the 12-month period immediately preceding the closing date of such acquisition or merger of not less than $25,000,000, (B) project Average Excess Availability on a pro forma basis for the 12-month period immediately following the closing date of such acquisition or merger of not less than $25,000,000, (C) have maintained a Fixed Charge Coverage Ratio-Recalibrated for the 12-month period immediately preceding the closing date of such acquisition or merger of not less than 1.10 to 1.0, and (D) project a Fixed Charge Coverage Ratio-Recalibrated on a pro forma basis for the 12-month period immediately following the closing date of such acquisition or merger of not less than1.10 to 1.0; provided that, if Borrowers propose an acquisition or merger the Consideration with respect to which would cause the aggregate Consideration for all such acquisitions and mergers in the 12-month period through the closing of the proposed acquisition or merger to exceed $25,000,000 when the aggregate Consideration payable by the acquiring Obligor for acquisitions and mergers by Borrowers in the immediately preceding 12-month period did not otherwise equal or exceed $15,000,000 individually or $25,000,000 in the aggregate, then the period for which the Average Excess Availability the Fixed Charge Coverage Ratio-Recalibrated and of the Person acquired or merged will be measured will be only from the date of acquisition or merger of such Person while the period for such measurements of the Borrowers will remain the trailing 12-month period; provided, that in connection with any of the foregoing acquisitions or mergers permitted under this clause (g), Borrowers shall deliver to Agent Excess Availability projections that demonstrate satisfaction with the applicable Excess Availability requirement.

Until a field exam and audit of the Person to be acquired or merged, in scope and with results reasonably acceptable to Agent, are conducted by Agent’s examiners, no Accounts or Inventory of such Person to be acquired or merged shall be included in the Borrowing Base, and no such Accounts or Inventory will be included in any event unless and until such Person becomes a Borrower hereunder.

“Permitted Indebtedness” shall have the meaning set forth in Section 9.9 hereof.

“Permitted Investments” shall mean each of the following:

(i)            the endorsement of instruments for collection or deposit in the ordinary course of business;

(ii)           investments in cash or Cash Equivalents; provided, that, (A) at any time that a Cash Management Event has occurred or exists (or would occur or exist after giving effect to such investments), no Loans are then outstanding; except that notwithstanding that any Loans are outstanding at any time such Cash Management Event exists, Borrowers and Guarantors may from time to time in the ordinary course of business consistent with their current practices as of the date hereof make deposits of cash or other immediately available funds in operating accounts used for disbursements to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts and such funds may be held in Cash Equivalents consisting of overnight investments until so drawn (so long as such funds and Cash Equivalents are not held more than three (3) Business Days from the date of the initial deposit thereof) and (B) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(iii)          the existing equity investments of each Borrower and Guarantor as of the date hereof in its Subsidiaries; provided, that, at any time that a Default or Event of Default shall exist or have occurred and be continuing, or Excess Availability is less than (or would be less than, after giving effect to such investments) the greater of $30,000,000 or 16.7% of the Maximum Credit, no Borrower or Guarantor shall make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(iv)          loans and advances by any Borrower or Guarantor to employees of any Borrower or Guarantor not in excess of $5,000,000 outstanding at any one time in the aggregate;

(v)           stock or obligations issued to any Borrower or Guarantor by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower or Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by such Borrower or Guarantor as Agent may request;

(vi)          obligations of account debtors to any Borrower or Guarantor arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower or Guarantor; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or Guarantor, such promissory note shall be endorsed to the order of Agent by such Borrower or Guarantor and promptly delivered to Agent as so endorsed;

(vii)         the loans and advances set forth on Schedule 9.10 to this Agreement; provided, that, as to such loans and advances, at any time that Excess Availability is less than (or would be less than, after giving effect to such loans and advances) the greater of $30,000,000 or 16.7% of the Maximum Credit, Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such loans and advances either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(viii)        loans by a Borrower or Guarantor to another Borrower or Guarantor after the date hereof, provided, that, at any time that a Default or Event of Default shall exist or have occurred and be continuing, or Excess Availability is less than (or would be less than, after giving effect to such investments) the greater of $30,000,000 or 16.7% of the Maximum Credit, (A) within thirty (30) days after the end of each fiscal month, Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (B) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, and (C) no Borrower may make any further loans to any Guarantor; and

(ix)           Investments by a Borrower or a Guarantor to or in a Subsidiary of FGI that is not a Borrower or a Guarantor after the date hereof; provided, that:

(a)           no Event of Default shall exist as of the date, or after giving effect to, such investment;

(b)           at any time that Excess Availability is less than (or would be less than, after giving effect to such Investment) the greater of $30,000,000 or 16.7% of the Maximum Credit, no Borrower or Guarantor shall make any such Investment to or in any such Subsidiary; and

(c)           at any time during a Covenant Recalibration Period, no Borrower or Guarantor shall make any such Investment if such Investment is made in connection with or to facilitate such Subsidiary’s acquisition of assets or Capital Stock of another Person, unless each of the following conditions is satisfied: (1) if the amount of such Investment in any such  Subsidiary for any individual acquisition is $15,000,000 or more, or if the sum of the aggregate amount of such Investments for all such acquisitions by all such Subsidiaries under this clause (ix)(b) plus all other acquisitions by Borrowers and Guarantors during any consecutive 12-month period is $25,000,000 or more, then Borrowers shall (A) have maintained Average Excess Availability for the 12-month period immediately preceding the closing date of such acquisition of not less than $25,000,000, (B) project Average Excess Availability on a pro forma basis for the 12-month period immediately following the closing date of such acquisition of not less than $25,000,000, (C) have maintained a Fixed Charge Coverage Ratio-Recalibrated for the 12-month period immediately preceding the closing date of such acquisition of not less than 1.10 to 1.0, and (D) project a Fixed Charge Coverage Ratio-Recalibrated on a pro forma basis for the 12-month period immediately following the closing date of such acquisition of not less than 1.10 to 1.0.

(x)            Investments (other than the Investments described in the foregoing clauses of this definition) after the date hereof by any Borrower or Guarantor in or to any Person; provided, that, as to any such Investment, each of the following conditions is satisfied:

(i)            no Event of Default shall exist as of the date of, or after giving effect to, such Investment;

(ii)           if, as of the date of such Investment and after giving effect thereto Excess Availability shall be less than the greater of $30,000,000 or 16.7% of the Maximum Credit, each of the following additional conditions is satisfied:

(A)                              the sum of the aggregate amount of such Investments pursuant to this clause (x), plus the aggregate amount of payments made pursuant to Section 9.12(b)(ii) hereof shall not exceed $4,000,000 at any time outstanding;

(B)           in the case of any Investment in an amount in excess of $500,000, Agent shall have received not less than five (5) Business Days’ prior written notice of the proposed Investment and such information with respect thereto as Agent may reasonably request, in each case with such information to include (A) parties to such Investment, (B) the proposed date and amount of the Investment, and (C) the total amount of the Investment; and

(C)           promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments relating to such Investment.

“Permitted Liens” shall have the meaning set forth in Section 9.8 hereof.

“Permitted Indebtedness” shall have the meaning set forth in Section 9.9.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

“Pledged Shares” means all shares of capital stock, membership interests, partnership interests and all other equity interests of any corporation, limited liability company, limited partnership or other legal entity that is a Borrower or Guarantor.

“Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Swing Line Loans, Special Agent Advances and Letter of Credit Obligations and the denominator shall be the aggregate amount of all unpaid Loans, including Swing Line Loans, Special Agent Advances and Letter of Credit Obligations

“Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

“Qualified Cash” shall mean shall mean cash and Cash Equivalents of Borrowers and Guarantors that (a) are maintained in one or more deposit accounts or investment accounts with one or more financial institutions that are subject to the valid, enforceable and first priority perfected security interest of Agent pursuant to a Deposit Account Control Agreement or an Investment Property Control Agreement, as the case may be, in form and substance reasonably satisfactory to Agent (which will not prohibit withdrawal of such funds by such Borrower or Guarantor in the absence of a Default or an Event of Default and subject to such other terms as the Agent and the Administrative Borrower may agree), and (b) are free and clear of any pledge, security interest, lien, claim or other encumbrance (other than in favor of Agent); provided, that, if at any time (and or so long as) Excess Availability (excluding Qualified Cash) is less than $30,000,000, then only cash that is maintained in a deposit account with Agent (and not at any other financial institution) and that is otherwise in compliance with the terms set forth in the foregoing portion of this definition sentence shall constitute Qualified Cash for purposes of determining Excess Availability; and provided, further, that (i) cash or Cash Equivalents held as cash collateral for any other purpose under any of the Financing Agreements and (ii) the cash representing the Existing Remington Notes Redemption Amount shall not constitute Qualified Cash.

“Quarterly Average Excess Availability” shall mean, for any three (3) month period commencing on the first day of the month of such period, the daily average of the Excess Availability for such period.

“Raw Materials” shall mean materials owned and used by a Borrower in the ordinary course of business in the production of Parts and Finished Goods, including steel, lead, brass, powder, plastics and wood.

“Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; and (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

“Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

“Refinancing Indebtedness” shall mean Indebtedness of a Borrower or Guarantor which serves to refund, refinance or defease any Permitted Indebtedness incurred as permitted under clauses (f), (g), and (n) of Section 9.9 or any Indebtedness incurred to so refund or refinance such Indebtedness, including any Indebtedness incurred to pay premiums, fees and expenses in connection therewith prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a)           has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(b)           has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;

(c)           to the extent such Refinancing Indebtedness refinances (x) Indebtedness junior to the Obligations or (y) the Senior Notes or the guaranties by such Guarantor, as applicable, such Refinancing Indebtedness is junior to the Senior Notes and the Obligations or such guaranties, as applicable;

(d)           is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees incurred in connection with such refinancing; and

(e)           shall not include (x) Indebtedness of a Borrower or Guarantor that refinances Indebtedness of another Borrower or Guarantor, or (y) Indebtedness of a Borrower or Guarantor that refinances Indebtedness of a Person that is not a Borrower or Guarantor.

“Register” shall have the meaning set forth in Section 13.7 hereof.

“Report” shall have the meaning set forth in Section 12.10.

“Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than fifty percent (50%) of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least fifty percent (50%) of the then outstanding Obligations are owing; provided, that, at any time that there are three (3) or fewer Lenders, then Required Lenders shall include Agent.

“Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Loans and Letters of Credit that would otherwise be available to any Borrower under the lending formulas provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value or (ii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Guarantor to Agent is or may have been incomplete, inaccurate or misleading in any material respect.  Without limiting the generality of the foregoing, Reserves may, at

Agent’s option, be established to reflect:  on any date of determination thereof, an amount equal to the sum of the following (without duplication) (i) any amounts which any Borrower or Guarantor is obligated to pay pursuant to the provisions of any of the Financing Agreements that Agent or any Lender elects to pay for the account of such Borrower or Guarantor in accordance with authority contained in any of the Financing Agreements; (ii) the Letter of Credit Reserve; (iii) such reserves as may be established from time to time by Agent in the exercise of its credit judgment to reflect changes in the saleability of any Inventory or such other factors as may negatively affect the value of any Inventory; (iv) with respect to any premises for which Agent has not received a Collateral Access Agreement acceptable to Agent, a sum equal to 3 months rent and for the aggregate amount of all other charges that are past due and payable by any Borrower or Guarantor to the landlord, warehouseman or other Person with respect to such premises (but only to the extent such premises are in a jurisdiction in which applicable law provides such Person with a Lien on any of the First Priority Collateral)); provided that Agent will not establish such a reserve for Borrowers’ Memphis, Tennessee location or Windham, Maine location unless Agent has not received a Collateral Access Agreement acceptable to Agent for such location on or before September 15, 2009; and (v) such additional reserves as Agent, in its sole and absolute discretion, may elect to impose from time to time as a result of changes that Agent becomes aware of that have resulted or could reasonably be expected to result in a diminution in the quantity, quality or value of any Collateral or a dilution with respect to any of the Accounts.  The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith and to the extent that such Reserve is in respect of amounts that may be payable to third parties Agent may, at its option, deduct such Reserve from the Maximum Credit, at any time that such limit is less than the amount of the Borrowing Base.

“Restricted Payment Event” shall have the meaning set forth in Section 9.12(b).

“Restricted Subsidiaries” shall have the meaning set forth in the Senior Notes Indenture as in effect on the date hereof.

“Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority which may be substituted therefor.

“Secured Parties” shall mean, collectively, (a) Agent, (b) Lenders, (c) the Issuing Bank and (d) any Bank Product Provider; provided, that, as to any Bank Product Provider, only to the extent of the Obligations owing to such Bank Product Provider.

“Securities Act” shall mean the Securities Act of 1933, together with all rules, regulations and interpretations thereunder or related thereto.

“Senior Notes” shall mean FGI’s 10¼ % Senior Secured Notes due 2015 in the aggregate principal amount of $200,000,000.

“Senior Notes Indenture” shall mean the Indenture dated as of July 29, 2009, pursuant to which the Senior Notes have been issued.

“Settlement Period” shall have the meaning set forth in Section 6.11(b).

“Slow-Moving Goods” shall mean, on any date of determination, (i) the amount of finished goods Inventory of Borrowers in excess of the amount of such finished goods of the same type that were sold by Borrowers during the immediately preceding 12 consecutive month period ending on the last day of the month completed prior to such date or (ii) the amount of finished goods Inventory of the Borrowers which has not been sold during the immediately preceding 12 consecutive months ending on the last day of the month completed prior to such date (except for goods consisting of a new product line introduced within such 12 consecutive month period).

“Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“Solvency Certificate” shall mean a certificate in form and scope reasonably acceptable to Agent, that (i) is executed by the chief financial officer of Borrowers and (ii) sets forth, as of the date of such certificate, a pro forma GAAP consolidated balance sheet, and projections showing Borrowers’ projected Availability and working capital for the 12-month period following the date of the certificate, and giving pro forma effect to the initial Loans hereunder, the issuance of the Senior Notes and the consummation of the other transaction contemplated hereunder as of the closing date of the Credit Facility.

“Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

“Sponsor” shall mean Cerberus Capital Management, L.P., a Delaware limited partnership (“Cerberus”), and any of its affiliates (other than FGI and its Subsidiaries) that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with Cerberus.

“Sponsor Permitted Holder Conditions” shall mean each of the following, all of which must be satisfied as a condition to permit any assignment of Revolving Loans or Commitments to Sponsor: (a) an Event of Default shall exist; (b) the Loans and Commitments proposed to be assigned to Sponsor shall have been previously offered to all Lenders and all Lenders shall have declined in writing to purchase any of such Loans or Commitments: (c) the aggregate amount of all Commitments held by Sponsor after giving effect to such assignment shall be no more than thirty-five percent (35%) of the total Commitments; (d) Sponsor shall have executed and delivered, in form satisfactory to Agent in its sole and absolute discretion, an agreement with Agent for the benefit of Agent and the Secured Parties in which Sponsor shall have agreed that: (i) Sponsor will have no right to: (A) consent to any amendment, waiver or consent with respect to any Financing Agreement; (B) otherwise vote on any matter related to any Financing Agreement (and Sponsor’s Commitments shall not be included in the determination of whether Required Lenders have agreed to any such amendment, waiver, consent or vote); (C) require Agent or Lenders to take, or refrain from taking, any action with respect to any Financing Agreement; (D) attend any meeting or participate in any conference calls with Agent or any Lender or receive any information from Agent or any Lender; and (E) benefit from any advice of counsel to Agent or any Lender or challenge the attorney-client privilege with respect to any communications between counsel and Agent or any Lender; provided that, notwithstanding the foregoing clauses (A) and (B), Sponsor’s consent shall be required (and Sponsor’s Commitment shall be included in the determination of Required Lenders) for any amendment, waiver or consent that would increase the Commitment of Sponsor, reduce the amount of any principal, interest or fees payable to Sponsor, extend the time for the payment of principal, interest or fees payable to Sponsor, or modify any of the terms and conditions of the Financing Agreements (other than provisions pertaining to voting) in a manner that would deprive Sponsor of its pro rata share of any payments to which Lenders as a group would be entitled or otherwise single out or intentionally discriminate against Sponsor or deprive Sponsor of its protections provided by this proviso; and (ii) Sponsor shall not contest, protest or object to the exercise Agent of any of its rights or remedies with respect to the Collateral or under the Financing Agreements, including any rights, remedies and motions of Agent or any Lender during any insolvency proceeding of any of Borrower or Guarantor, and will not propose or provide in any insolvency proceeding of any Borrower or Guarantor debtor-in-possession financing that is not consented to by the Required Lenders; and (e) Sponsor and the assigning Lender shall have agreed in writing within three (3) Business Days after the assigning Lender offers the assignment to Sponsor that Sponsor accepts the assignment.

“Stated Maturity” shall mean, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

“Swing Line Lender” shall mean Wachovia Bank, National Association, in its capacity as the lender of Swing Line Loans, and its successors and assigns.

“Swing Line Loan Limit” shall mean $25,000,000.

“Swing Line Loans” shall have the meaning set forth in Section 2.1 hereof.

“Taxes” shall have the meaning set forth in Section 6.5(a) hereof.

“Total Assets” shall mean the total consolidated assets of FGI and its Restricted Subsidiaries, as shown on the most recent financial statements of FGI that Agent has received in accordance with Section 9.6 hereof.

“Trademark Appraisal” shall mean a written appraisal of the net orderly liquidation value of the “Remington” trademarks owned by Brands in form, scope and methodology reasonably acceptable to Agent and by an appraiser selected and engaged by Agent, addressed to Agent and upon which Agent is expressly permitted to rely.

“Trademark Value” shall mean the aggregate net orderly liquidation value of the “Remington” trademarks owned by Brands as reported in a Trademark Appraisal.

“Trading with the Enemy Act” shall have the meaning set forth in Section 9.20.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine); provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfections or priority of Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdictions and any successor statute, as in effect from time to time, for purposes of the provisions hereof relating to such perfection or priority or for purposes of definitions relating to such provisions.

“Unfinanced Capital Expenditures” shall mean Capital Expenditures made and not financed with the proceeds of money borrowed (other than Revolving Loans) and not financed under a capital lease or seller financing.

“Unfinanced Maintenance Capital Expenditures” shall mean, on any date of determination with respect to any period, an amount equal to the greater of (i) Unfinanced Capital Expenditures for maintenance purposes as reported by Administrative Borrower to Agent or (ii) $7,000,000.

“Value” shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include:  (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

“Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

“Wachovia” shall mean Wachovia Bank, National Association, in its individual capacity, and its successors and assigns.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (ii) the sum of all such payments.

SECTION  2.        CREDIT FACILITIES

2.1           Loans.

(a)           Subject to and upon the terms and conditions contained herein:

(i)            each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans to Borrowers from time to time in amounts requested by any Borrower (or Administrative Borrower on behalf of Borrowers), provided, that, after giving effect to any such Revolving Loan, the principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding with respect to all Borrowers shall not exceed the lesser of (A) the Borrowing Base at such time or (B) the Maximum Credit at such time; and

(ii)           the Swing Line Lender agrees that it will make loans (“Swing Line Loans”) to Borrowers from time to time in amounts requested by any Borrower (or Administrative Borrower on behalf of Borrowers) up to the aggregate amount outstanding equal to the Swing Line Loan Limit, provided, that, after giving effect to any such Swing Line Loan the aggregate principal amount of the Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding with respect to all Borrowers shall not exceed the lesser of  (A) the Borrowing Base at such time, or (B) the Maximum Credit at such time.

(b)           On the terms and subject to the conditions hereof, each Borrower (or Administrative Borrower on behalf of Borrowers) may from time to time borrow, prepay and reborrow Revolving Loans and Swing Line Loans.  No Lender shall be required to make any Revolving Loan, if, after giving effect thereto the aggregate outstanding principal amount of all Revolving Loans of such Lender, together with such Lender’s Pro Rata Share of the aggregate amount of all Swing Line Loans and Letter of Credit Obligations, would exceed such Lender’s Commitment.  Swing Line Lender shall not be required to make Swing Line Loans, if, after giving effect thereto, the aggregate outstanding principal amount of all Swing Line Loans would exceed the then existing Swing Line Loan Limit.  Each Swing Line Loan shall be subject to all of the terms and conditions applicable to other Base Rate Loans funded by the Lenders constituting Revolving Loans, except that all payments thereon shall be payable to the Swing Line Lender solely for its own account.  All Revolving Loans and Swing Line Loans shall be subject to the settlement among Lenders provided for in Section 6.11 hereof.

(c)           Upon the making of a Swing Line Loan or any Revolving Loan by Agent as provided in Section 6.11, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Swing Line Lender or Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Swing Line Loan or Revolving Loan.  To the extent that there is no settlement in accordance with Section 6.11 below, the Swing Line Lender or Agent, as the case may be, may at any time, require the Lenders to fund their participations.  From and after the date, if any, on which any Lender has funded its participation in any Swing Line Loan, Special Agent Advance or Revolving Loan, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Swing Line Loan, Special Agent Advance or Revolving Loan.

(d)           The aggregate amount of the Revolving Loans, the Swing Line Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the least of (i) the Maximum Credit, (ii) except in Agent’s discretion pursuant to Section 12.8, the Borrowing Base or (iii) the amount that constitutes “Permitted Debt” under clause (i) of the definition of that term in the Senior Notes Indenture as in effect on the date hereof.

(e)           In the event that (i) the aggregate amount of the Revolving Loans, the Swing Line Loans and the Letter of Credit Obligations outstanding at any time exceed the Maximum Credit, or (ii) except as otherwise provided herein, the aggregate principal amount of the Revolving Loans, the Swing Line Loans and Letter of Credit Obligations outstanding exceed the Borrowing Base, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

(f)            Any Borrower (or Administrative Borrower on behalf of such Borrower) may request a Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to Agent not later than 12:00 p.m. on the Business Day of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Rate Loans.  Each such request for borrowing shall be irrevocable, and shall specify (i) that a Revolving Loan is requested, (ii) the date of the requested borrowing (which shall be a Business Day), (iii) the aggregate principal amount to be borrowed, (iv) whether the borrowing shall be comprised of Base Rate Loans, Eurodollar Rate Loans or a combination thereof, and if Eurodollar Rate Loans are requested, the Interest Period(s) therefor.  If such Borrower shall fail to specify in any such notice of borrowing (A) an applicable Interest Period in the case of a Eurodollar Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (B) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder.  Agent shall give notice to each Lender promptly after receipt of such notice by the Agent, of each notice of borrowing, the contents thereof and each such Lender’s share thereof.

(g)           Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or may request that Base Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period.  Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the Base Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans (and if it does not specify such Interest Period shall be deemed to be a one (1) month period).  Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower (or Administrative Borrower on behalf of such Borrower), which may be telephonic (and followed by a confirmation in writing if requested by Agent) such Eurodollar Rate Loans shall be made or Base Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be; provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no Borrower or Administrative Borrower shall have sent any notice of termination of this Agreement, (iii) such Borrower (or Administrative Borrower on behalf of such Borrower) shall have complied with such customary procedures as are established by Agent and specified by Agent to Administrative Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than ten (10) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $1,000,000 or in integral multiples of $100,000 in excess thereof, and (vi) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower.  Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable.  All Swing Line Loans shall be Base Rate Loans and shall not be entitled to be converted to Eurodollar Rate Loans.

(h)           Any Eurodollar Rate Loans shall automatically convert to Base Rate Loans upon the last day of the applicable Interest Period, unless Agent has received a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day for an Interest Period specified in such notice in accordance with the terms hereof and Borrowers are entitled to such Eurodollar Rate Loan under the terms hereof.  Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Administrative Borrower, be subsequently converted to Base Rate Loans in the event that this Agreement shall terminate or shall not be renewed.  Borrowers shall pay to Agent, for the benefit of

Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (excluding loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Base Rate Loans pursuant to any of the foregoing.

2.2           Letters of Credit.

(a)           Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of a Borrower (or Administrative Borrower on behalf of such Borrower), Agent agrees to cause Issuing Bank to issue, and Issuing Bank agrees to issue, for the account of such Borrower one or more Letters of Credit, for the ratable risk of each Lender according to its Pro Rata Share, containing terms and conditions reasonably acceptable to Borrower Agent and Issuing Bank.

(b)           The Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall give Agent and Issuing Bank not less than three (3) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit.  Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day and shall not be more than one year from the date of issuance), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit.  The Borrower requesting the Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall attach to such notice the proposed terms of the Letter of Credit.  The renewal or extension of any Letter of Credit shall, for purposes hereof be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(c)           In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available unless each of the following conditions precedent have been satisfied in a manner reasonably satisfactory to Agent:  (i) the Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall have delivered to Issuing Bank at such times and in such manner as Issuing Bank may require, an application, in form and substance reasonably satisfactory to such Borrower, Issuing Bank and Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be reasonably satisfactory to Agent and Issuing Bank, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that Issuing Bank refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, (iii) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed the Letter of Credit Limit, the Letter of Credit Obligations with respect to Letters of Credit issued to Governmental Authorities shall not exceed the Letter of Credit Government Sublimit, and the Letter of Credit Obligations with respect to Letters of Credit issued to beneficiaries other than Governmental Authorities shall not exceed the Letter of Credit Non-Government Sublimit, and (iv) the Excess Availability, prior to giving effect to any Reserves with respect to such Letter of Credit, on the date of the proposed issuance of any Letter of Credit shall be equal to or greater than an amount equal to one hundred (100%) percent of the Letter of Credit Obligations with respect thereto.  If there is a conflict between any Letter of Credit Document (other than the Letter of Credit) and this Agreement, this

Agreement shall prevail.  Effective on the issuance of each Letter of Credit, a Reserve shall be established in the applicable amount set forth in Section 2.2(c)(iv).

(d)           Except in Agent’s discretion, with the consent of Required Lenders, the amount of all outstanding Letter of Credit Obligations shall not at any time exceed the Letter of Credit Limit.

(e)           Each Borrower shall reimburse immediately Issuing Bank for any draw under any Letter of Credit issued for the account of such Borrower and pay Issuing Bank the amount of all other charges and fees payable to Issuing Bank in connection with any Letter of Credit issued for the account of such Borrower immediately when due, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against Issuing Bank or any other Person.  Each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by the Borrower for whose account such Letter of Credit was issued to Agent for a Base Rate Loan in the amount of such drawing or other amount then due, and shall be made by Agent on behalf of Lenders as a Revolving Loan (or Special Agent Advance, as the case may be). The date of such Loan shall be the date of the drawing or as to other amounts, the due date therefor.  Any payments made by or on behalf of Agent or any Lender to Issuing Bank and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).

(f)            Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by Issuing Bank or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction.  Each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit.  Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to any Letter of Credit and any and  all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors to any other Indemnitee).  The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

(g)           In connection with Inventory purchased pursuant to any Letter of Credit, Borrowers and Guarantors shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest that upon Agent’s request, such items are to be delivered to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s or Guarantor’s possession, to deliver them, upon Agent’s request, to Agent in their original form.  At the request of Agent, Borrowers and Guarantors shall designate Issuing Bank as the consignee on all bills of lading and other negotiable and non-negotiable documents.  Except as otherwise provided herein, Agent shall not exercise such right to request such items described in this clause (g) so long as no Default or Event of Default shall exist or have occurred and be continuing.

(h)           Each Borrower and Guarantor hereby irrevocably authorizes and directs Issuing Bank to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by Issuing Bank pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the Letter of Credit Documents with respect thereto.  Issuing Bank shall not be required to deliver such instruments, documents and other writings and property unless requested by Agent and so long as no Default or Event of Default shall exist or have occurred and be continuing.  Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner.  Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or Issuing Bank under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor.

(i)            Immediately upon the issuance or amendment of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto).  Each Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that Issuing Bank has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Lender shall pay to Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to Issuing Bank in connection therewith.

(j)            The obligations of Borrowers to reimburse Issuing Bank for drawings under Letters of Credit and the obligations of Lenders to make payments to Agent for the account of Issuing Bank with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by any Borrower in respect of Loans that are Base Rate Loans.  Any such reimbursement shall not relieve or otherwise impair the obligation of Borrowers to reimburse Issuing Bank under any Letter of Credit or make any other payment in connection therewith.

(k)           The parties hereto acknowledge and agree that, concurrently with the making of the initial Loans hereunder, the Existing Letters of Credit shall constitute Letters of Credit hereunder for all purposes as fully as if such Existing Letters of Credit had been issued as Letters of Credit hereunder.

2.3           Increase in Maximum Credit.

(a)           Administrative Borrower may, at any time, deliver a written request to Agent to increase the Maximum Credit. Any such written request shall specify the amount of the requested increase in the Maximum Credit that Administrative Borrower is requesting, provided, that, (i)  in no event shall the aggregate amount of any increase in the Maximum Credit cause the Maximum Credit to exceed $255,000,000, (ii) any such request for an increase shall be for an increase of not less than $25,000,000, (iii) any such request shall be irrevocable, and (iv) in no event shall there be more than two (2) such increases during the term of this Agreement.

(b)           Upon the receipt by Agent of a written request to increase the Maximum Credit, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within fifteen (15) days after the receipt of such notice of a request for such increase from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender.  If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower, Agent may seek additional increases from Lenders or Commitments from such Eligible Transferees as it may determine, after consultation with Administrative Borrower.  In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Borrowers or permitted hereunder, Agent shall then have the right to allocate such Commitments, first to Lenders and then to Eligible Transferees, in such amounts (not to exceed the aggregate increase in Commitments requested by Borrowers) and in such manner as Agent may determine, after consultation with Administrative Borrower.

(c)           In the event of a request to increase the Maximum Credit, the Maximum Credit shall be increased by the amount of the increase in Commitments from Lenders or new Commitments from Eligible Transferees, in each case selected in accordance with Section 2.3(b), for which Agent has received Assignment and Acceptances (or other agreements acceptable to Agent) thirty (30) days after the date of the request by Administrative Borrower for the increase or such earlier date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal the amount of the increase in the Maximum Credit requested by Administrative Borrower in accordance with the terms hereof, effective on the date that each of the following conditions has been satisfied:

(i)            Agent shall have received from each Lender or Eligible Transferee that is providing an additional Commitment as part of the increase in the Maximum Credit, an Assignment and Acceptance (or another agreement acceptable to Agent) duly executed by such Lender or Eligible Transferee and Administrative Borrower;

(ii)           the conditions precedent to the making of Revolving Loans set forth in Section 4.2 hereof shall be satisfied as of the date of the increase in the Maximum Credit, both before and after giving effect to such increase;

(iii)          Agent shall have received (A) a duly executed amendment to this Agreement reflecting the applicable increase in the Commitments, the addition of any new Lenders and any new Commitments, (B) resolutions and certificates from each Obligor authorizing the same, (C) legal opinions from Obligors’ counsel regarding the non-violation of the Indenture and other Material Contracts as a result of such increase in the Maximum Credit and the Indebtedness incurred in connection therewith, and (D) such other agreements, documents and instruments as Agent may reasonably request, in each case in form and substance reasonably satisfactory to Agent;

(iv)          there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Maximum Credit all fees (including any additional commitment fees) due and payable to such Person on or before the effectiveness of such increase; and

(v)           there shall have been paid to Agent all costs and expenses (including reasonable fees and expenses of counsel) due and payable to Agent pursuant to any of the Financing Agreements on or before the effectiveness of such increase.

(d)           As of the effective date of any such increase in the Maximum Credit, each reference to the term Maximum Credit and Commitments herein and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Maximum Credit and Commitments specified in the most recent written notice from Agent to Administrative Borrower of the increase in the Maximum Credit and Commitments.

2.4           Commitments.  The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Obligations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

2.5           Nature and Extent of Each Borrower’s Liability.

(a)           Each Borrower shall be liable for, on a joint and several basis, and hereby guarantees the timely payment by the other Borrower of, all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which Agent or any Lender accounts for such Loans or other extensions of credit on its books and records, it being acknowledged and agreed that Loans to one Borrower inure to the mutual benefit of all Borrowers and that Agent and Lenders are relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations hereunder.  Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest owed on, any of the Loans or other Obligations, such Borrower shall forthwith pay the same, without notice or demand.

(b)           Each Borrower’s joint and several liability hereunder with respect to, and guaranty of, the Loans and other Obligations shall, to the fullest extent permitted by applicable law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any promissory note or other document evidencing all or any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Obligor or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or any Lender with respect to any provision of any instrument evidencing or securing the payment of any of the Obligations, or any other agreement now or hereafter executed by the other Borrower and delivered to Agent or any Lender, (iv) the failure by Agent to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Obligations or Agent’s release of any Collateral or of its Liens upon any Collateral, (v) Agent’s or Lenders’ election, in any proceeding instituted under the United States Bankruptcy Code, for the application of Section 1111(b)(2) of the United States Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the United States Bankruptcy Code, (vii) the release or compromise, in whole or in part, of the liability of any Obligor for the payment of any of the Obligations, (viii) any amendment or modification of any of the Financing Agreements or waiver of any Default or Event of Default thereunder, (ix) any increase in the amount of the Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, or any decrease in the same, (x) the disallowance of all or any portion of Agent’s or any Lender’s claims for the repayment of any of the Obligations under Section 502 of the United States Bankruptcy Code, or (xi) any other circumstance that might constitute a legal or equitable discharge or defense of a Borrower.  After the occurrence and during the continuance of any Event of Default, Agent may proceed directly and at once, without notice to any Obligor, against any or all of Obligors to collect and recover all or any part of the Obligations, without first proceeding against any other Obligor or against any Collateral or other security for the payment or performance of any of the Obligations, and each Borrower, to the fullest extent permitted by applicable law, waives any provision that might otherwise require Agent under applicable law to pursue or exhaust its remedies against any Collateral or any other Obligor before pursuing such Borrower.  Each Borrower and each Guarantor consents and agrees that Agent shall be under no obligation to marshal any assets in favor of any such Borrower or Guarantor or against or in payment of any or all of the Obligations.

(c)           No payment or payments made by an Obligor or received or collected by Agent from an Obligor or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Borrower under this Agreement, each of which shall remain jointly and severally liable for the payment and performance of all Loans and other Obligations until the Obligations are paid in full and this Agreement is terminated.

(d)           Each Borrower is unconditionally obligated to repay the Obligations as a joint and several obligor under this Agreement.  If, as of any date, the aggregate amount of payments made by a Borrower on account of the Obligations and proceeds of such Borrower’s Collateral that are applied to the Obligations exceeds the aggregate amount of Loan proceeds actually used by such Borrower in its business (such excess amount being referred to as an “Accommodation Payment”), then each other Borrower (each, a “Contributing Borrower”) shall be obligated to make contribution to such Borrower (the “Paying Borrower”) in an amount equal to (i) the product derived by multiplying the sum of each Accommodation Payment of the Paying Borrower by the Borrower Allocable Percentage of such Contributing Borrower less (ii) the amount, if any, of the then outstanding Accommodation Payment of such Contributing Borrower (such last mentioned amount which is to be subtracted from the aforesaid product to be increased by any amounts theretofore paid by such Contributing Borrower by way of contribution hereunder, and to be decreased by any amounts theretofore received by such Contributing Borrower by way of contribution hereunder); provided, however, that a Paying Borrower’s recovery of contribution hereunder from the other Borrowers shall be limited to that amount paid by the Paying Borrower in excess of its Borrower Allocable Percentage of all Accommodation Payments then outstanding of all Borrowers.  As used herein, the term “Borrower Allocable Percentage” shall mean, on any date of determination thereof, a fraction the denominator of which shall be the number of Borrowers hereunder and the numerator of which shall be 1; provided, however, that such percentages shall be modified in the event that contribution from a Borrower is not possible by reason of insolvency, bankruptcy or otherwise by reducing such Borrower Allocable Percentage equitably and by adjusting the Borrower Allocable Percentage of the other Borrowers proportionately so that the Borrower Allocable Percentages of all Borrowers at all times equal 100%.

(e)           Each Borrower hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any other Obligor, and any successor or assign of any other Obligor, including any trustee, receiver or debtor-in-possession, with respect to payment of the Obligations of any Obligor, to the payment in full of all of the Obligations.

2.6           Voluntary Reduction of Commitments.  Borrowers shall have the right to permanently reduce the amount of the Commitments, on a pro rata basis for each Lender, at any time and from time to time upon written notice to Agent of such reduction, which notice shall specify the amount of such reduction, shall be irrevocable once given, shall be given at least five (5) Business Days prior to the end of a month and shall be effective only upon Agent’s receipt thereof.  Agent shall promptly transmit such notice to each Lender.  The effective date of any voluntary reduction of the Commitments shall be the first day of the month following the month in which such notice is timely received by Agent.  If, on the effective date of any such reduction in the Commitments and after giving effect thereto, the aggregate principal amount of all Revolving Loans, Swing Line Loans and Letter of Credit Obligations outstanding with respect to all Borrowers would exceed the lesser of (A) the Borrowing Base, or (B) the Maximum Credit at such time, then Borrowers shall jointly and severally pay the amount of such excess to Agent for the pro rata benefit of Lenders immediately upon such effective date without further notice to or demand upon Borrowers.  If the Commitments are reduced to zero, then such reduction shall be deemed a termination of the Commitments by Borrowers pursuant to Section 13.1.  Notwithstanding anything to the contrary set forth above, pursuant to this Section 2.6, (i) the Commitments may only be reduced by Borrowers twice during the term of this Agreement, (ii) no single reduction of the Commitments shall be in an amount less than $25,000,000, and (iii) the Commitments, once reduced, may not be increased except pursuant to Section 2.3 or with the consent of the requisite Lenders set forth in Section 11.3(a)(ii) hereof.  Upon reduction of the Commitments pursuant to this Section 2.6, the Maximum Credit shall be reduced pro tanto.

SECTION  3.        INTEREST AND FEES

3.1           Interest.

(a)           Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate.  All interest accruing hereunder shall be payable on demand: (i) on and after the date of any Event of Default, following the Agent’s election to increase the Interest Rate pursuant to clause (b) of the definition thereof and from time to time thereafter, and (ii) on and after the date of termination hereof.

(b)           Interest shall be payable by Borrowers to Agent, for the account of Lenders, with respect to Base Rate Loans monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed, other than for Base Rate Loans which shall be calculated on the basis of three hundred sixty-five (365) or three hundred sixty-six (366) day year, as applicable, and actual days elapsed.  Interest shall be payable by Borrowers to Agent, for the account of Lenders, with respect to any Eurodollar Rate Loans on the last day of each applicable Interest Period with respect to such Loans.  The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the date any change in such Base Rate is effective.  In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2           Fees.

(a)           Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to the applicable rate (on a per annum basis) determined as provided below calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Obligations during the immediately preceding month (or part thereof) so long as any Obligations are outstanding and this Agreement has not been terminated.  Such fees shall be payable on the first Business Day of each month in arrears and calculated based on a three hundred sixty (360) day year and actual days elapsed.

Tier	Quarterly Average Excess Availability	Unused Line Fee

1	Greater than $70,000,000	0.75%

2	Less than or equal to $70,000,000 and greater than $30,000,000	0.75%

3	Less than or equal to $30,000,000	0.50%

The applicable rate shall be calculated on the first day of each calendar quarter based upon the Quarterly Average Excess Availability for the preceding calendar quarter based upon the Quarterly Average Excess Availability for the preceding calendar quarter and shall remain in effect until so calculated on the first day of the succeeding calendar quarter, provided, that, in the event that Borrowers fail to provide any Borrowing Base Certificate or other information with respect thereto for any period on the date required hereunder, effective as of the date on which such Borrowing Base Certificate or other information was otherwise required, at Agent’s option (or at the direction of the Required Lenders if Agent has not exercised such option for five (5) Business Days following such date), the unused line fee shall be based on the highest rate above until the next Business Day after the Borrowing Base Certificate or other information is provided for the applicable period at which time the unused line fee shall be adjusted as otherwise provided herein; provided, further, that notwithstanding anything to the contrary contained herein, the applicable rate through December 31, 2009 shall be the rate for Tier 2 set forth above.

(b)           Borrowers shall pay to Agent, for the benefit of Lenders, monthly a fee at the LC Fee Rate determined as provided below (on a per annum basis), on the average daily outstanding balance of the Letters of Credit for the immediately preceding month (or part thereof), payable in arrears as of the first day of each month, computed for each day from the date of issuance to the date of expiration or cancellation.

Tier	Quarterly Average Excess Availability	LC Fee Rate

1	Greater than $70,000,000	3.25%

2	Less than or equal to $70,000,000 and greater than $30,000,000	3.50%

3	Less than or equal to $30,000,000	3.75%

The applicable rate shall be calculated on the first day of each calendar quarter based upon the Quarterly Average Excess Availability for the preceding calendar quarter based upon the Quarterly Average Excess Availability for the preceding calendar quarter and shall remain in effect until so calculated on the first day of the succeeding calendar quarter, provided that in the event that Borrowers fail to provide any Borrowing Base Certificate or other information with respect thereto for any period on the date required hereunder, effective as of the date on which such Borrowing Base Certificate or other information was otherwise required, at Agent’s option (or at the direction of the Required Lenders if Agent has not exercised such option for five (5) Business Days following such date), such fees shall be based on the highest rate above until the next Business Day after the Borrowing Base Certificate or other information is provided for the applicable period at which time such fees shall be adjusted as otherwise provided herein; provided, further, that notwithstanding anything to the contrary contained herein, the applicable rate through December 31, 2009 shall be the rate for Tier 2 set forth above.  In addition, the Borrowers shall, at Agent’s option or at the written direction of the Required Lenders, pay such fees at a rate two percent (2%) greater than the applicable percentage rate for the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing.  Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.  In addition to the letter of credit fees provided above, Borrowers shall pay to the Issuing Bank for its own account (without sharing with Lenders) the letter of credit fronting fee of one-eighth (0.125%) percent  per annum and the other customary charges from time to time of Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

(c)           Borrowers shall pay to Agent and Wachovia the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein or as has otherwise been agreed by or on behalf of Borrowers.  To the extent payment in full of the applicable fee is received by Agent from Borrowers on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Agent with such Lender.

3.3           Changes in Laws and Increased Costs of Loans.

(a)           If after the date hereof, either (i) with respect to Eurodollar Loans, any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) with respect to Eurodollar Loans, a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank, any Lender or Issuing Bank determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank, any Lender or Issuing Bank complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s or Issuing Bank’s capital as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Bank could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s or Issuing Bank’s policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is an increase in the cost to any Lender or Issuing Bank of funding or maintaining the Loans, the Letters of Credit or its Commitment, then Borrowers and Guarantors shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify such Lender or Issuing Bank, as the case may be, against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified).  A certificate as to the amount of such increased cost shall be submitted to Administrative Borrower by Agent or the applicable Lender and shall be conclusive, absent manifest error.

(b)           If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers and Guarantors) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, or (ii) Agent has received notice from the Required Lenders that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, Agent shall give telecopy or telephonic notice thereof to

Administrative Borrower as soon as practicable thereafter, and will also give prompt written notice to Administrative Borrower when such conditions no longer exist.  If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Base Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Base Rate Loans.  Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or Administrative Borrower on behalf of any Borrower) have the right to convert Base Rate Loans to Eurodollar Rate Loans.

(c)           Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d)           Borrowers and Guarantors shall indemnify Agent and each Lender and hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by any Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or Administrative Borrower on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto.  With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein (excluding the Applicable Margin) over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.  This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

SECTION  4.        CONDITIONS PRECEDENT

4.1           Conditions Precedent to Initial Loans and Letters of Credit.  The obligation of Lenders to make the initial Loans or of Issuing Bank to issue the initial Letters of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a)           Agent shall have received, in form and substance reasonably satisfactory to Agent, all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination by the Existing Lenders of their respective financing arrangements with Borrowers and Guarantors and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of each Borrower and Guarantor securing such financing arrangements, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements relating to such interests previously filed by it or any of them or their predecessors, as secured party and any Borrower or Guarantor, as debtor; and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds securing such financing arrangements by any Borrower or Guarantor in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority;

(b)           all requisite entity action and proceedings in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite entity action and proceedings which Agent may have requested in connection therewith, such documents where reasonably requested by Agent or its counsel to be certified by appropriate entity officers or Governmental Authority (and including a copy of the certificate of incorporation of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation);

(c)           no material adverse change shall have occurred in the business, properties, results of operations or financial condition of Borrowers and Guarantors (taken as a whole), since the date of Agent’s latest field examination (not including for this purpose the field review referred to in clause (d) below) or since December 31, 2008 (the date of the most recent audited financial statements);

(d)           Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and Liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements;

(e)           the Excess Availability as determined by Agent, as of the date hereof, shall be not less than $40,000,000 after giving effect to the initial Loans made or to be made and Letters of Credit issued or to be issued in connection with the initial transactions hereunder;

(f)            Agent shall have received, in form and substance reasonably satisfactory to Agent, Deposit Account Control Agreements by and among Agent, each Borrower and Guarantor, as the case may be and each bank where such Borrower (or Guarantor) has a deposit account, in each case, duly authorized, executed and delivered by such bank and Borrower or Guarantor, as the case may be (or Agent shall be the bank’s customer with respect to such deposit account as Agent may specify); provided, that, with respect to Deposit Account Control Agreements from depository banks where accounts are maintained as of the closing date of the Credit Facility, the failure to deliver such Deposit Account Control Agreements, other than as to the principal concentration accounts, shall not be a condition of closing so long as Borrowers shall have used commercially reasonable efforts to obtain such agreements prior to closing and to the extent not delivered prior to the closing date of the Credit Facility, Agent shall receive the same within thirty (30) days after the date of the closing of the Credit Facility (or such later date as Agent may thereafter agree).

(g)           Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the First Priority Collateral (and a perfected security interest in all other Collateral having the priority for such Collateral required hereunder) in each case subject only to Permitted Liens permitted to have priority hereunder;

(h)           Agent shall have received and reviewed Lien and judgment search results for the jurisdiction of organization of each Borrower and Guarantor, the jurisdiction of the chief executive office of each Borrower and Guarantor and all jurisdictions in which assets of Borrowers and Guarantors are located, which search results shall be in form and substance satisfactory to Agent;

(i)            Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

(j)            Agent shall have received (i) an opinion of Milbank, Tweed, Hadley & McCloy LLP, (ii) an opinion of Fredric E. Roth, Jr., General Counsel of FGI, and (iii) an opinion from Butler, Norris & Gold, Connecticut local counsel to FGI, each in form and substance satisfactory to Agent;

(k)           Agent shall have received the Solvency Certificate and all financial statements attached thereto as exhibits;

(l)            Agent shall have received, in form and substance reasonably satisfactory to Agent, (i) copies of documentation for the Senior Notes, which documentation shall include the Senior Notes Indenture and all exhibits and schedules thereto, and (ii) evidence of all consents and approvals (if any) required pursuant to the terms of the Senior Notes Indenture.

(m)          the Senior Notes will have been issued in accordance with the terms and conditions of the Senior Notes Indenture without any waiver, modification or consent thereunder that is materially adverse to Lenders (as reasonably determined by Agent) unless approved by Agent, and FGI shall have received the net proceeds from the Senior Notes on the date of closing of the Credit Facility substantially contemporaneously with the initial borrowing of Revolving Loans; and

(n)           the Intercreditor Agreement, and the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in their respective forms heretofore furnished to Agent or otherwise in form and substance reasonably satisfactory to Agent.

4.2           Conditions Precedent to All Loans and Letters of Credit.  The obligation of Lenders to make the Loans, including the initial Loans, or of Issuing Bank to issue any Letter of Credit, including the initial Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a)           all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects (except where qualified by materiality, in which case such representations and warranties that are qualified by materiality shall be true and correct all respects) with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b)           No event shall have occurred and no condition shall exist that has or may be reasonably be likely to have a Material Adverse Effect; and

(c)           no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit and after giving effect thereto.

SECTION  5.        GRANT AND PERFECTION OF SECURITY INTEREST

5.1           Grant of Security Interest.  To secure payment and performance of all Obligations (and in the case of each Guarantor, all Guaranteed Obligations), each Borrower and Guarantor hereby grants to Agent, for itself and the benefit of Secured Parties, as security, all personal property, and interests in property, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”), including all of each Borrower’s and Guarantor’s right, title and interest in and to the following:

(a)           all Accounts and other Receivables;

(b)           all Additional Interests and Pledged Shares;

(c)           all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(d)           all commercial tort claims, including, without limitation, those identified on Schedule 5.2 to this Agreement;

(e)           all deposit accounts;

(f)            all documents;

(g)           all general intangibles, including, without limitation, all Intellectual Property;

(h)           all goods, including, without limitation, Inventory, Equipment and fixtures;

(i)            all instruments, including, without limitation, all promissory notes;

(j)            all investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts);

(k)           all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(l)            all supporting obligations and all present and future Liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(m)          monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(n)           all accessions to substitutions for, and all replacements, products and cash and non-cash proceeds of the foregoing, in any form, including proceeds of and unearned premiums with respect to insurance policies and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral; and

(o)           all Records, including, without limitation, customer lists, files, correspondence, tapes, computer programs, printouts and computer records.

Notwithstanding anything to the contrary in this Agreement, and except for so long as a security interest in such Collateral is then in effect to secure the Senior Notes, the Collateral shall not include (collectively, the “Excluded Assets”): (i) any of the outstanding voting Capital Stock of a “controlled foreign corporation” (as defined in Section 957 of the Code) in excess of 65% of the voting power of all classes of Capital Stock of such controlled foreign corporation entitled to vote; (ii) any interest of a Borrower or Guarantor in any contract, lease, license or other agreement if the granting of a security interest therein is prohibited by, or would cause a termination of all or any material rights of a Borrower or Guarantor under applicable law or would cause a breach, default or invalidation of, or create a right to terminate, the terms of the written agreement creating such contract, lease, license or other agreement, to the extent such prohibition, termination, breach, default or right to terminate is not rendered unenforceable or ineffective under sections 9-406 through 9-409 of the UCC or other applicable law, it being understood that, notwithstanding anything set forth in this clause (ii) to the contrary, to the extent not prohibited by applicable law, the Agent, for the benefit of the Secured Parties, shall at all times have a security interest in all rights of such Borrower or Guarantor to payments of money due or to become due under any such contract, lease, license or other agreement, and all proceeds thereof, and if and when the prohibition or event which prevents the granting of a security interest in such property (or would cause such termination, breach or default) is removed, terminated or otherwise becomes unenforceable as a matter of applicable law, the Agent, for the benefit of the Secured Parties, will be deemed to have, and at all times to have had, a security interest in such property and Collateral, to the fullest extent permitted under applicable law, will be deemed to include, and at all times to have included, such property; (iii) Capital Stock of any Person which is not a Subsidiary to the extent and for so long as the certificate of incorporation, bylaws, any shareholder agreement or similar agreement governing the ownership of such Capital Stock by the applicable Grantor prohibits the granting of a security interest therein; (iv) the Capital Stock and other securities of any Person that is not required to be a Guarantor (other than any Capital Stock or securities held in a securities account); and (v) proceeds and products of any and all of the foregoing excluded assets described in clause (i) through (iv) above only to the extent such proceeds and products would constitute property or assets of the type described in clause (i) through (iv) above.

In addition, notwithstanding anything herein to the contrary, in the event that Rule 3-16 of Regulation S-X under the Securities Act requires (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Borrower or Guarantor due to the fact that such Borrower’s or Guarantor’s Capital Stock or other securities of such Borrower or Guarantor secure the Obligations affected thereby, then the Capital Stock and such other securities of such Borrower or Guarantor will automatically be deemed not to be part of the Collateral securing the Obligations affected thereby but only to the extent necessary to not be subject to such requirement, only for so long as required to not be subject to such requirement and only with respect to Obligations affected thereby.

In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Borrower’s or Guarantor’s Capital Stock and other securities to secure the Obligations in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Borrower or Guarantor, then the Capital Stock and other securities of such Borrower or Guarantor will automatically be deemed to be a part of the Collateral for the Obligations but only to the extent necessary to not be subject to any such financial statement requirement.

5.2           Perfection of Security Interests.  The following provisions, to the extent applicable to the delivery of tangible items of Collateral that constitute Notes Priority Collateral under the Senior Notes Indenture, are subject to the terms of the Intercreditor Agreement:

(a)           Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof.  Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any).  Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing.  In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall not create a security interest in such assets or properties not constituting Collateral, but shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral.  In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor except as permitted under Section 9-509(d)(2) of the UCC.

(b)           Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments (including, without limitation, promissory notes) as of the date hereof (in each case with a fair market value in excess of $1,000,000 in the aggregate), except as set forth on Schedule 5.2 to this Agreement.  In the event that any Borrower or Guarantor shall receive any chattel paper or instrument after the date hereof (in each case with a fair market value in excess of $1,000,000 in the aggregate), Borrowers and Guarantors shall promptly notify Agent thereof in writing.  Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree.  At Agent’s option, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Bank, National Association and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c)           In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower or Guarantor shall promptly notify Agent thereof in writing.  Promptly upon Agent’s request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)           Each Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth on Schedule 5.2 to this Agreement.  Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied:  (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such deposit account, such Borrower or Guarantor shall deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained on terms and conditions reasonably acceptable to Agent.  The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees.

(e)           (i)                                     In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify.  If any securities, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

(ii)                                  Each Borrower and Guarantor does not have any investment account, securities account, commodity account or any other similar account as of the date hereof, except as set forth on Schedule 5.2 to this Agreement.  Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary on terms and conditions reasonably acceptable to Agent.

(f)            Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, in each case, with a face amount in excess of $1,000,000 in the aggregate except as set forth on Schedule 5.2 to this Agreement.  In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof in each case, with a face amount in excess of $1,000,000 in the aggregate, such Borrower or Guarantor shall promptly notify Agent thereof in writing.  Such Borrower or Guarantor shall immediately, as Agent may specify, either (i) use its commercially reasonable efforts to deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g)           Borrowers and Guarantors do not have any commercial tort claims as of the date hereof in excess of $1,000,000, except as set forth on Schedule 5.2 to this Agreement.  In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims (other than, so long as no Default or Event of Default exists, commercial tort claims for less than $1,000,000), such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof).  In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein.  Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(h)           Borrowers and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth on Schedule 5.2 to this Agreement and except for goods located in the United States in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods.  In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to on Schedule 5.2 to this Agreement or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing.  Promptly upon Agent’s request, Borrowers and Guarantors shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral.

(i)            Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and priority required under this Agreement of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower’s or Guarantor’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and (v) taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

(j)            Notwithstanding anything in this Agreement to the contrary, Borrowers and Guarantors shall not be required to take any action to perfect the security interest of Agent, other than the filing of UCC-1 financing statements, in any of the following assets: (i) any vehicles or equipment subject to certificate of title statutes, (ii) any Real Property, (iii) assets located in any country other than the United States of America, except Accounts owing by foreign account debtors and, following the occurrence of an Event of Default, Intellectual Property registered under foreign laws, (iv) Excluded Assets and (v) except as set forth in clause (iii) above, Intellectual Property that is not registered with the United States Copyright Office or the United States Patent and Trademark Office, or any successor office thereto.

(k)           The Liens on Collateral granted hereunder are given as security only and shall not subject Agent or any other Secured Party to, or in any way modify, any obligations or liability of any Borrower or Guarantor relating to any Collateral.

SECTION  6.        COLLECTION AND ADMINISTRATION

6.1           Borrowers’ Loan Accounts.  Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest.  All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2           Statements.  Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses.  Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within thirty (30) days after the date such statement has been received by Administrative Borrower.  Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in any Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors.

6.3           Collection of Accounts.

(a)           Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), with such banks as are reasonably acceptable to Agent into which, Borrowers shall promptly deposit and direct their respective account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner.  Borrowers shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof.  Prior to the occurrence of a Cash Management Event, Borrowers shall be permitted to transfer cash from the Blocked Accounts and to use funds therein for working capital and general corporate purposes to the extent permitted herein. Upon the occurrence of a Cash Management Event, (i) each Borrower and Guarantor agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the outstanding Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations, and (ii) Agent may disregard Borrowers’ instructions with respect to the Blocked Accounts and exercise exclusive dominion and control over the Blocked Accounts and apply funds deposited therein as provided herein.  Agent’s right to exercise exclusive dominion and control over the Blocked Accounts shall continue in effect only until the occurrence of a Cash Management Reinstatement Event, unless a subsequent Cash Management Event shall occur, whereupon Agent shall have the rights of exclusive dominion and control as described herein.

(b)           For purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.  For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the date of receipt of immediately available funds by Agent in the Agent Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.

(c)           Each Borrower and Guarantor and their respective employees and agents shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent.  Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank, financial institution or other person.  The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

6.4           Payments.

(a)           All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent (in its capacity as such) may designate from time to time.  Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including following an Event of Default, or (in the case of cash) a Cash Management Event, the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to the payment in full of any fees, indemnities or expense reimbursements then due to Agent from any Borrower or Guarantor; second, to the payment in full of any fees, indemnities or expense reimbursements then due to Lenders and Issuing Bank from any Borrower or Guarantor; third, to the payment in full of interest then due in respect of any Loans (and including any Special Agent Advances) or Letter of Credit Obligations; fourth, to the payment in full of principal then due in respect of Special Agent Advances; fifth, to the payment in full of principal then due in respect of any Swing Line Loans; sixth, to the payment in full of principal due in respect of the Loans; seventh, to pay or prepay any other Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products) whether or not then due, in such order and manner as Agent determines and, at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any Letter of Credit Obligations or other contingent Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); and eighth, to pay or prepay any Obligations arising under or pursuant to any Bank Products owed to any Bank Product Provider and secured by the Collateral, on a pro rata basis.  Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Administrative Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Base Rate Loans and (ii) to the extent any Borrower uses any proceeds of the Loans or Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letters of Credit that were not used for such purposes and second to the Obligations arising from Loans and Letters of Credit the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.

(b)           At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent.  If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, any Lender or Issuing Bank is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this

Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender.  Borrowers and Guarantors shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned.  This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds.  This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

(c)           In addition to Borrowers’ obligation to pay the entire amount of the Obligations upon the Maturity Date or any other effective date of termination of the Financing Agreements to the extent required under Section 13.1, Borrowers shall also be required to repay Revolving Loans, in amounts equal to (i) 100% of the net proceeds of insurance and condemnation recoveries with respect to the First Priority Collateral, or, at any time prior to the occurrence of a Cash Management Event, if less, the amount of the Borrowing Base attributable to the affected First Priority Collateral; (ii) 100% of the net proceeds from asset sales of First Priority Collateral, or, at any time prior to the occurrence of a Cash Management Event, if less, the amount of the Borrowing Base attributable to the affected First Priority Collateral, other than Inventory sold in the ordinary course of business; (iii) following the occurrence of a Cash Management Event, the net proceeds remaining from asset sales of Notes Priority Collateral following application thereof in accordance with the Indenture; (iv) following the occurrence of a Cash Management Event, 100% of the net proceeds of any issuance of equity securities or from any capital contribution; and (v) following the occurrence of a Cash Management Event, 100% of the net proceeds of the issuance or incurrence of debt; provided that mandatory prepayments under clauses (iv) and (v) shall be subject to the terms of the Intercreditor Agreement.

6.5           Taxes.

(a)           Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, charges, withholdings, liabilities, restrictions or conditions of any kind, excluding, in the case of each Lender, Issuing Bank and Agent (A) taxes imposed on or measured by its net income or overall gross income, and franchise taxes imposed on it, in each case by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuing Bank or Agent (as the case may be) is organized, in which it is resident for tax purposes or with which it has a present or former connection (other than a connection arising solely as a result of the transactions contemplated by the Financing Agreements) and (B) any United States withholding taxes payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the date hereof (or, in the case of an Eligible Transferee, the date of the Assignment and Acceptance) applicable to such Lender, Issuing Bank or Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the date hereof (or, in the case of an Eligible Transferee, after the date of such Assignment and Acceptance) (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b)           If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender, Issuing Bank or Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions for Taxes (including deductions applicable to additional sums payable under this Section 6.5), such Lender, Issuing Bank or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions of Taxes been made, (ii) the relevant Borrower or Guarantor shall make such deductions, (iii) the relevant Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Borrower or Guarantor shall deliver to Agent evidence of such payment.

(c)           In addition, each Borrower and Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements (collectively, “Other Taxes”).

(d)           Each Borrower and Guarantor shall indemnify each Lender, Issuing Bank and Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.5) paid by such Lender, Issuing Bank or Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within thirty (30) days from the date such Lender, Issuing Bank or Agent (as the case may be) makes written demand therefor.  A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender, Issuing Bank (with a copy to Agent) or by Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.  Each Lender agrees that upon request of the Borrower, it will reasonably cooperate with the Borrower (at the Borrower’s sole expense) in seeking a refund of Taxes as to which it has received an indemnity payment hereunder if in such Lender’s sole discretion it can do so without prejudice to its commercial or legal position, provided that nothing in this section shall be construed to require a Lender to provide access to its tax returns or other information considered to be confidential or to rearrange its tax affairs other than as it sees fit.

(e)           As soon as practicable after any payment of Taxes or Other Taxes by any Borrower or Guarantor, such Borrower or Guarantor shall furnish to Agent, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.

(f)            Without prejudice to the survival of any other agreements of any Borrower or Guarantor hereunder or under any of the other Financing Agreements, the agreements and obligations of such Borrower or Guarantor contained in this Section 6.5 shall survive the termination of this Agreement and the payment in full of the Obligations.

(g)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Financing Agreements shall deliver to Administrative Borrower (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by Administrative Borrower or Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable (but only if such Foreign Lender is legally entitled to do so):  (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty, or any successor form, (ii) duly completed copies of Internal Revenue Service Form W-8ECI claiming exemption from withholding because the income is effectively connection with a U.S. trade or business or any successor form, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate of the Lender to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described and Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from withholding under the portfolio interest exemption or any successor form or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made.  Unless Administrative Borrower and Agent have received forms or other documents satisfactory to them indicating that a payment hereunder or under any of the other Financing Agreements to or for a Foreign Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrowers or Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.

(h)           Any Lender claiming any additional amounts payable pursuant to this Section 6.5 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(i)            If the Lender, Issuing Bank or Agent determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 6.5, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 6.5 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender, Issuing Bank or Agent and without interest (other than any interest paid by the relevant Government Authority with respect to such refund); provided that the Borrower, upon the request of the Lender, Issuing Bank or Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Government Authority) to the Lender, Issuing Bank or Agent in the event the Lender, Issuing Bank or Agent is required to repay such refund to such Government Authority.  This Section 6.5 shall not be construed to require the Lender, Issuing Bank or Agent to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

6.6           Authorization to Make Loans.  Agent and Lenders are authorized to make the Loans based upon telephonic or other instructions received from anyone purporting to be an officer of Administrative Borrower or any Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations.  All requests for Loans or Letters of Credit hereunder shall specify the date on which the requested advance is to be made (which day shall be a Business Day) and the amount of the requested Loan.  Requests received after 11:00 a.m. (Charlotte, North Carolina time) on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day.  All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

6.7           Use of Proceeds.  Borrowers shall use the initial proceeds of the Loans and Letters of Credit hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof, and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements.  All other Loans made or Letters of Credit provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital and other proper corporate purposes of such Borrower including, without limitation, acquisitions and investments, dividends and other restricted payments not otherwise prohibited by the terms hereof.  None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.8           Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.

(a)           Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower.  Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor.  Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b)           Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 6.8. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Administrative Borrower, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c)           Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d)           Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(e)           No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

6.9           Pro Rata Treatment.  Except to the extent otherwise provided in this Agreement or as otherwise agreed by Lenders:  (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.10         Sharing of Payments, Etc.

(a)           Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s Lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b)           If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s Lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders.  To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)           Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)           Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.11         Settlement Procedures.

(a)           In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, including the Swing Line Lender, the full amount of the Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b)           With respect to all Revolving Loans made by Agent on behalf of Lenders as provided in this Section, or any Swing Line Loans made by Swing Line Lender or Agent on behalf of Swing Line Lender, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. (Charlotte, North Carolina time) on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week.  Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”).  If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. (Charlotte, North Carolina time), then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. (Charlotte, North Carolina time), on the same Business Day and if received by a Lender after 12:00 p.m. (Charlotte, North Carolina time), then such Lender shall make the settlement transfer by not later than 3:00 p.m. (Charlotte, North Carolina time) on the next Business Day following the date of receipt.  If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase.  Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease.  The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent.  Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letters of Credit.  Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender.  Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c)           To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section.  In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to Borrower.  In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d)           If Agent is not funding a particular Loan to a Borrower (or Administrative Borrower for the benefit of such Borrower) pursuant to Sections 6.11(a) and 6.11(b) above on any day, but is requiring each Lender to provide Agent with immediately available funds on the date of such Loan as provided in Section 6.11(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day.  If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (Charlotte, North Carolina time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans.  During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account.  Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice.  A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by it to Agent, Swing Line Lender or Issuing Bank is a “Defaulting Lender”.  Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent with the exception of any fees paid by Borrowers to Agent for the account of the Defaulting Lender pursuant to Section 3.2(a), which fees shall be credited to Borrowers.  Agent may hold and, in its discretion, relend to a Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender.  For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements (except as provided in Section 11.3(f)(ii)) and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0).  This Section shall remain effective with respect to a Defaulting Lender until such default is cured.  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Guarantor of their duties and obligations hereunder.

(e)           Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.12         Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

6.13         Bank Products.  Borrowers and Guarantors may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products.  Borrowers and Guarantors that obtain Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person.  This Section 6.13 shall survive the payment of the Obligations and the termination of this Agreement.  Borrowers and Guarantors acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider.

SECTION  7.        COLLATERAL REPORTING AND COVENANTS

7.1           Collateral Reporting.  Borrowers shall provide Agent with the following documents in a form satisfactory to Agent:

(a)           on a regular basis as required by Agent, schedules of sales made, credits issued and cash received, and on or before the 15th day of each month (or if a Default or an Event of Default exists or if Excess Availability is at any time less than the greater of $30,000,000 or 16.7% of the Maximum Credit, weekly), a Borrowing Base Certificate including a report of Qualified Cash and evidence thereof as reasonably requested by Agent (which may include current bank account or investment account statements) and, in the event the outstanding Obligations at any time exceed $180,000,000, a certification of the calculation of the “Borrowing Base” under (and as defined in) the Senior Notes Indenture;

(b)           on the day of delivery of the Borrowing Base Certificate referred to in Section 7.1(a), (A) perpetual inventory reports (together with a reconciliation to the general ledger and financial statements for each Borrower), (B) inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties and identifying by Borrower Inventory that is in excess of a 12-month supply, wherever located), (C) detailed aged trial balance by Borrower of its Accounts, specifying the names, country, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed, agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger), (D) detailed listing of unbilled accounts receivable, if any, for each Borrower, (E) listing of Eligible U.S. Government Accounts, Eligible U.S. Local Government Accounts and Eligible Foreign Government Accounts for each Borrower, and (F) a detailed general ledger trial balance by Borrower; and

(iii)          such other statements, orders, invoices, memos, advices, reports and other documents as to the Collateral as Agent shall reasonably request from time to time.

7.2           Accounts Covenants.

(a)           Records and Schedules of Accounts.  Each Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon.  In addition, if Accounts of a Borrower in an aggregate face amount in excess of $1,000,000 cease to be Eligible Accounts, in whole or in part, Borrowers shall notify Agent of such occurrence promptly (and in any event within 2 Business Days) after a Borrower’s having obtained knowledge of such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence.

(b)           Discounts, Disputes and Returns.  If a Borrower grants any discounts, allowances or credits (including co-operative advertising and volume rebates) that are not shown on the face of the invoice for the Account involved, Borrowers shall report such discounts, allowances or credits, as the case may be to Agent as part of the next required schedule of accounts.  If any amounts due and owing in excess of $1,000,000 are in dispute between a Borrower and any account debtor, or if any returns are made in excess of $1,000,000 with respect to any Accounts owing from an account debtor, such Borrower shall provide Agent with written notice thereof at the time of submission of the next schedule of accounts, explaining in detail the reason for the dispute or return, all claims related thereto and the amount in controversy.  Upon and after the occurrence of an Event of Default, Agent shall have the right to settle or adjust all disputes and claims directly with the account debtor and to compromise the amount or extend the time for payment of any Accounts of a Borrower upon such terms and conditions as Agent may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorney’s fees, to Borrowers.

7.3           Inventory Covenants.

(a)           Records and Reports of Inventory.  Each Borrower shall keep accurate and complete records of its Inventory.

(b)           Returns of Inventory.  No Borrower shall return any of its Inventory to a supplier or vendor thereof, or any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise, unless (i) such return is in the ordinary course of business of such Borrower; (ii) no Default or Event of Default exists at the time of such return or would result therefrom; and (iv) any payments received by a Borrower in connection with any such return are promptly turned over to Agent for application to the Obligations.

7.4           Equipment Covenants.  With respect to the Equipment: (a) Borrowers and Guarantors shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) Borrowers and Guarantors shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (c) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; and (d) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property.

7.5           Power of Attorney.  Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent’s determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Financing Agreements, and (b) at any time following a Cash Management Event to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse such Borrower’s or Guarantor’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise (including proceeds of insurance) received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iv) endorse such Borrower’s or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with a Letter of Credit through U.S. Customs or foreign export control authorities in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vi) sign such Borrower’s or Guarantor’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof.  Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6           Right to Cure.  Agent may, at its option, upon notice to (and, so long as no Default or Event of Default exists, consultation with) Administrative Borrower, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, Liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto.  Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand.  Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor.  Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7           Access to Premises.  From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have reasonable access to all of each Borrower’s and Guarantor’s premises during normal business hours and after reasonable prior notice to Administrative Borrower, or at any time and without notice to Administrative Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.  Without limiting the number of occasions on which Agent and Lenders shall be authorized to conduct inspections and audits of any Borrower’s or Guarantor’s books and records or any of Collateral, Borrowers shall not be obligated to reimburse Agent and Lenders for costs and expenses incurred associated with more than four (4) field examinations or more than two (2) Inventory appraisals in any calendar year, unless in each case an Event of Default then exists, in which case there shall be no limit on the number of field examinations and appraisals for which Borrowers shall be obligated to reimburse Agent and Lenders.

7.8                                 Trademark Appraisals.  Upon Agent’s request, Borrowers shall, at their expense, no more than two (2) times during the term of this Agreement, and no more than one (1) time in any 12 month period (but at any time or times as Agent may request on or after an Event of Default) deliver or cause to be delivered to Agent a Trademark Appraisal.

SECTION  8.                         REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby represents and warrants to Agent, Lenders and Issuing Bank the following (which shall survive the execution and delivery of this Agreement):

8.1                                 Corporate Existence, Power and Authority.  Each Borrower and Guarantor is a corporation or limited liability company duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation or limited liability company and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.  The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s and Guarantor’s corporate or limited liability company powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate of incorporation, by laws, certificate of organization, operating agreement or other organizational documentation, (d) will not result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower or Guarantor is a party or by which such Borrower or Guarantor or its properties may be bound or affected (other than a default under the Existing Remington Notes Indenture (which shall not constitute an Event of Default under (and as defined in) the Existing Remington Notes Indenture before the passage of 30 days after Remington’s receipt of a notice of default thereunder without a cure by Remington) that will occur as a result of Remington’s incurrence of Indebtedness evidenced by the Senior Notes and the incurrence of the Indebtedness under this Agreement prior to payment or redemption of the Existing Remington Notes); and (e) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor (other than Permitted Liens).  This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms.

8.2                                 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a)                                  The exact legal name of each Borrower and Guarantor is on the date hereof as set forth on the signature page of this Agreement and on Schedule 8.2 to this Agreement.  No Borrower or Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other entity or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth on Schedule 8.2 to this Agreement.

(b)                                 Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth on Schedule 8.2 to this Agreement.  Schedule 8.2 to this Agreement accurately sets forth on the date hereof the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

(c)                                  The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are, on the date hereof, located only at the address identified as such on Schedule 8.2 to this Agreement and its only other places of business and the only other locations of Collateral, if any, on the date hereof are the addresses set forth on Schedule 8.2 to this Agreement, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below.  Schedule 8.2 to this Agreement correctly identifies any of such locations which on the date hereof are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

8.3                                 Financial Statements.  All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operations of such Borrower and Guarantor as at the dates and for the periods set forth therein.  The projections dated July 1, 2009 for the fiscal years ending 2009 through 2013 that have been delivered to Agent or any projections hereafter delivered to Agent have been prepared in light of the past operations of the businesses of Borrowers and Guarantors and are based upon estimates and assumptions stated therein, all of which Borrowers and Guarantors have determined to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Borrowers and Guarantors of the future financial performance of Borrowers and Guarantors and of the other information projected therein for the periods set forth therein.

8.4                                 Priority of Liens; Title to Properties.  The security interests and Liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and, except to the extent perfection is expressly not required pursuant to Section 5.2(j), perfected first priority Liens and security interests in and upon the First Priority Collateral (and valid and, except to the extent perfection is expressly not required pursuant to Section 5.2(j), perfected Liens and security interests in and upon all other Collateral) subject only to the Liens indicated on Schedule 8.4 to this Agreement and the other Liens permitted under Section 9.8 hereof to have priority over Agent’s Liens.  Each Borrower and Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no Liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to this Agreement or permitted under Section 9.8 hereof.

8.5                                 Tax Returns.  Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it.  All information in such tax returns, reports and declarations is complete and accurate in all material respects.  Each Borrower and Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books.  Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6                                 Litigation.  Except as set forth on Schedule 8.6 to this Agreement, as of the date hereof, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against such Borrower or Guarantor has or would reasonably be expected to have a Material Adverse Effect.

8.7                                 Compliance with Other Agreements and Applicable Laws.

(a)                                  Borrowers and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970 and the Code except where non-compliance therewith could not reasonably be expected to have a Material Adverse Effect.  No Inventory has been produced, stored, distributed or sold in violation of the Fair Labor Standards Act of 1938, or any Gun Control Laws.

(b)                                 Borrowers and Guarantors have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”) except where failure to obtain such Permits would not reasonably be expected to have a Material Adverse Effect.  All of the Permits are valid and subsisting and in full force and effect.  There are no actions, claims or proceedings pending or to the best of any Borrower’s or Guarantor’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

8.8                                 Environmental Compliance.

(a)                                  Except as could not reasonably be expected to have a Material Adverse Effect (i) no Borrower or Guarantor has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or Permit, and (ii) the operations of Borrowers and Guarantors comply in all material respects with all Environmental Laws and all Permits required under any Environmental Laws.

(b)                                 Except as could not reasonably be expected to have a Material Adverse Effect, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Borrower’s or Guarantor’s knowledge threatened, with respect to any noncompliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter.

(c)                                  Except as could not reasonably be expected to have a Material Adverse Effect, Borrowers and Guarantors have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d)                                 Borrowers and Guarantors have all Permits required to be obtained or filed in connection with the operations of Borrowers and Guarantors under any Environmental Law and all of such Permits are valid and in full force and effect except for any failure to obtain, file or maintain as valid and in full force and effect that could not reasonably be expected to have a Material Adverse Effect.

8.9                                 Employee Benefits.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower’s or Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification.  Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 Except as could not reasonably be expected to have a Material Adverse Effect (i) there are no pending, or to the best of any Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan and (ii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)                                  (i) Except as could not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan did not, as of the most recent actuarial valuations, exceed the aggregate current value of the assets of such Pension Plan by more than $48,000,000; (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10                           Bank Accounts.  All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 5.2 to this Agreement, or are such other deposit accounts which each Borrower and Guarantor has established pursuant to Section 5.2 hereof.

8.11                           Intellectual Property.  Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted, except as would not reasonably be expected to have a Material Adverse Effect.  As of the date hereof, Borrowers and Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described on Schedule 8.11 to this Agreement and has not granted any material licenses with respect thereto other than in the ordinary course of its business.  To the best of any Borrower’s and Guarantor’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright or other Intellectual Property owned by any other Person in a manner that would reasonably be expected to have a Material Adverse Effect.  To the best of any Borrower’s or Guarantor’s knowledge, no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property that would reasonably be expected to have a Material Adverse Effect.  Except for any agreement or other arrangement entered into in the ordinary course of business, Schedule 8.11 to this Agreement sets forth all of the material agreements or other material arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Borrower or Guarantor as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”).  No trademark, servicemark, copyright or other Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to this Agreement (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976) and (c) Permitted Liens.

8.12                           Subsidiaries; Affiliates; Capitalization; Solvency.

(a)                                  As of the date hereof, each Borrower and Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth on Schedule 8.12 to this Agreement.

(b)                                 As of the date hereof, each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to this Agreement as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such Capital Stock and no Capital Stock of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such Capital Stock.

(c)                                  The issued and outstanding shares of Capital Stock of each Borrower and Guarantor are directly and beneficially owned and held by the persons indicated on Schedule 8.2 to this Agreement, and in each case all of such Capital Stock has been duly authorized and is fully paid and non-assessable, free and clear of all claims, Liens, pledges and encumbrances of any kind, other than Permitted Liens and except as disclosed in writing to Agent prior to the date hereof.

(d)                                 Each Borrower and Guarantor is Solvent and will continue to be Solvent after the creation of the Obligations, the Liens of Agent and the other transactions contemplated hereunder.

(e)                                  Except as set forth on Schedule 8.12 to this Agreement, as of the date hereof, no Borrower or Guarantor is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of such Borrower or Guarantor is a party except (a) the transactions contemplated by the Financing Agreements; (b) payment of customary directors’ fees and indemnities; (c) transactions with Affiliates that were consummated prior to the date hereof and have been disclosed to Agent in writing prior to the date of this Agreement; (d) loans and other advances to Affiliates and officers and directors of Affiliates that are expressly permitted hereunder; (e) the Senior Notes Indenture and related documents, and (f) in the ordinary course of business and upon fair and reasonable terms and are no less favorable to such Borrower or Guarantor than would obtain in a comparable arm’s length transaction with a Person not an Affiliate of such Borrower.

8.13                           Labor Disputes.

(a)                                  Set forth on Schedule 8.13 to this Agreement is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b)                                 There is (i) no unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor, in each case, except where such grievance, arbitration proceeding, or strike, labor dispute or slowdown or stoppage would not reasonably be expected to have a Material Adverse Effect.

8.14                           Reserved.

8.15                           Material Contracts.  Schedule 8.15 to this Agreement sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof.  Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof.  Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

8.16                           Payable Practices.  Each Borrower and Guarantor have not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

8.17                           Investment Company Act.  No Borrower or Guarantor is an “investment company” within the meaning of the Investment Company Act of 1940.

8.18                           Accuracy and Completeness of Information.  All information, other than financial projections, pro forma information and forward looking statements, which has been or is hereafter made available to Agent or any of Lenders by or on behalf of any Borrower or any of their representatives in connection with this Agreement, when taken as a whole with Borrowers’ public filings with the SEC, is and will be complete and correct in all material respects as of the date made available to Agent or any Lender and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading and (ii) all financial projections, estimates, pro forma information and forward looking statements concerning Borrowers and Guarantors that have been or are hereafter made available to Agent or any Lender have been or will be prepared in good faith based upon reasonable assumptions.

8.19                           Survival of Warranties; Cumulative.  All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION  9.                         AFFIRMATIVE AND NEGATIVE COVENANTS

For so long as there are any Commitments outstanding and thereafter until payment in full of the Obligations (except for contingent obligations of Obligors under indemnifications that survive terminations of the Commitments), each Borrower and Guarantor covenants and agrees that:

9.1                                 Maintenance of Existence.

(a)                                  Each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its entity existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, except as to any Guarantor as permitted in Section 9.7 hereto.

(b)                                 No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than fifteen (15) days prior written notice from Administrative Borrower of such proposed change in such Borrower’s or Guarantor’s corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

(c)                                  No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than fifteen (15) days’ prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may reasonably require and Agent shall have received such agreements as Agent may reasonably require in connection therewith.  No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure.

9.2                                 New Collateral Locations.  Each Borrower and Guarantor may only open any new location within the continental United States provided such Borrower or Guarantor (a) gives Agent fifteen (15) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location.

9.3                                 Compliance with Laws, Regulations, Etc.

(a)                                  Each Borrower and Guarantor shall at all times, (i) comply in all material respects with all Gun Control Laws and the Fair Labor Standards Act, and (ii) except for any such failure to comply or observe that would not reasonably be expected to have a Material Adverse Effect, comply with all other laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it, and duly observe all requirements of any foreign, federal, state or local Governmental Authority.

(b)                                 Borrowers and Guarantors shall give written notice to Agent promptly upon any Borrower’s or Guarantor’s receipt of any notice of, or any Borrower’s or Guarantor’s otherwise obtaining actual knowledge of, any investigation, proceeding, complaint, order, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) the release, spill or discharge, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law.  Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c)                                  Each Borrower and Guarantor shall indemnify and hold harmless the Indemnitees, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans except, as to each Indemnitee, to the extent any such Losses arise from the gross negligence or willful misconduct of such Indemnitee.  All indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4                                 Payment of Taxes and Claims.  Each Borrower and Guarantor shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.

9.5                                 Insurance.  Each Borrower and Guarantor shall at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.  Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer.  Borrowers and Guarantors shall furnish certificates, and certified copies of policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers.  All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance.  Borrowers and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agent.  Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be, subject to the provisions of the Intercreditor Agreement, payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates.

9.6                                 Financial Statements and Other Information.

(a)                                  Each Borrower and Guarantor shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower or Guarantor in accordance with GAAP.  Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors , and Borrowers shall notify the auditors and accountants of Borrowers and Guarantors that Agent is authorized to obtain such information directly from them after Agent has requested such direct information from such Borrower or Guarantor and such Borrower or Guarantor has not provided the same to Agent within a reasonable period of time after such request.  Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Agent (and Agent shall promptly furnish or otherwise make available to each Lender), the following:

(i)                                     within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, and statements of cash flow), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of FGI and its Subsidiaries (and, if any Subsidiaries of FGI are not Obligors, of Borrowers and Guarantors) in each case as of the end of and through such fiscal month, certified to be correct by the chief financial officer of FGI, subject to normal year-end adjustments and accompanied by a compliance certificate substantially in the form of Exhibit B hereto, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers and Guarantors were in compliance with the covenants set forth in Sections 9.17 and 9.18 of this Agreement for such month, and

(ii)                                  within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of FGI and its Subsidiaries, and of Borrowers and Guarantors (including in each case balance sheets, statements of income and loss, and statements of cash flow), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of FGI and its Subsidiaries (and, if any Subsidiaries of FGI are not Obligors, of Borrowers and Guarantors (unaudited) and without footnotes) in each case as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated and consolidating financial statements, which accountants shall be an independent accounting firm selected by Administrative Borrower and acceptable to Agent, that such audited consolidated and consolidating financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of FGI and its Subsidiaries, and of Borrowers and Guarantors, in each case as of the end of and for the fiscal year then ended, and

(iii)                               at such time as available, but in no event later than sixty (60) days after the first day of each fiscal year (commencing with the fiscal year of Borrowers ending December 31, 2009), projected consolidated financial statements (including in each case, forecasted balance sheets and statements of income and loss, and statements of cash flow) of FGI and its Subsidiaries (and, if any Subsidiaries of FGI are not Obligors, of Borrowers and Guarantors) in each case for the next fiscal year, all in reasonable detail, in a format reasonably acceptable to Agent, together with such supporting information as Agent may reasonably request.  Such projected financial statements shall be prepared on a monthly basis for the next succeeding year. Such projections shall represent the reasonable best estimate by Borrowers and Guarantors of the future financial performance of FGI and its Subsidiaries, and of Borrowers and Guarantors, in each case for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Borrowers and Guarantors believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements).  Borrowers shall provide to Agent, at its request, periodic updates with respect to such projections at any time a Default or Event of Default exists or has occurred and is continuing.

(b)                                 Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $2,500,000 or which if adversely determined could reasonably be expected to have a Material Adverse Effect, (ii) any material default under any Material Contract or any note, indenture, credit agreement, mortgage, lease, deed, guaranty or similar agreement relating to any Indebtedness payable by a Borrower or Guarantor in an amount exceeding $2,500,000, or any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $2,500,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(c)                                  Promptly, and in any event within fifteen (15) days after the sending or filing thereof, as the case may be, Borrowers shall send to Agent copies of (i) any regular, periodic and special reports or registration statements which FGI or any of the other Borrowers or Guarantors files with the SEC, or any national securities exchange.

(d)                                 Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant.  Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent or such Lender in writing.

9.7                                 Sale of Assets, Consolidation, Merger, Dissolution, Etc.  Each Borrower and Guarantor shall not directly or indirectly,

(a)                                  merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that

(i)                                     any Borrower or Guarantor may merge with and into or consolidate with any other Borrower or Guarantor, provided, that each of the following conditions is satisfied as determined by Agent in good faith:  (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Persons to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Agent, the Persons that are merging or consolidating, which person will be the surviving entity, the locations of the assets of the persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation, (B) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request, (C) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (D) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (E) the surviving legal entity shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance reasonably satisfactory to Agent, and (F) Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agent may request in connection therewith;

(ii)                                  any Borrower or Guarantor may merge with any Subsidiary that is not an Obligor, provided, that such merger constitutes a Permitted Acquisition/Merger;

(b)                                 sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for

(i)                                     sales of Inventory in the ordinary course of business,

(ii)                                  other than during any Covenant Recalibration Period, the sale or other disposition of assets (other than First Priority Collateral or Capital Stock of any of its Subsidiaries to the extent such sale or disposition would result in a Change of Control) if at the time of and after giving effect to such sale or disposition, Excess Availability shall be not less than $30,000,000 (or 16.7% of the Maximum Amount);

(iii)                               during any Covenant Recalibration Period, the sale or other disposition of assets (other than First Priority Collateral or Capital Stock of any of its Subsidiaries to the extent such sale or disposition would result in a Change of Control) in an aggregate book value in excess of $70,000,000; provided, that, at the time of and after giving effect to such sale or disposition:

(A)                              Excess Availability shall be not less than $30,000,000 (or 16.7% of the Maximum Credit); and

(B)                                the Borrowers shall (1) have maintained Average Excess Availability for the 12-month period immediately preceding the closing date of such sale of not less than $30,000,000, (2) project Average Excess Availability on a pro forma basis for the 12-month period immediately following the closing date of such sale of not less than $30,000,000, (3) have maintained a Fixed Charge Coverage Ratio-Recalibrated for the 12-month period immediately preceding the closing date of such sale of not less than 1.10 to 1.0, and (4) project a Fixed Charge Coverage Ratio-Recalibrated on a pro forma basis for the 12-month period immediately following the closing date of such sale of not less than1.10 to 1.0;

(iv)                              the issuance and sale by any Borrower or Guarantor of Capital Stock of such Borrower or Guarantor after the date hereof; provided, that, (A) except as Agent may otherwise agree in writing, all of the proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Obligations, whether pursuant to Section 6.4(c) or otherwise, in such order and manner as Agent may determine or at Agent’s option, to be held as cash collateral for the Obligations and (B) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred;

(c)                                  wind up, liquidate or dissolve; or

(d)                                 agree to do any of the foregoing.

9.8                                 Encumbrances.  Each Borrower and Guarantor shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or Lien with respect to any Collateral, except the following (“Permitted Liens”):

(a)                                  the security interests and Liens granted to Agent for itself and the benefit of the Secured Parties and the rights of setoff of Secured Parties provided for herein or under applicable law;

(b)                                 Liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor, as the case may be, and with respect to which adequate reserves have been set aside on its books;

(c)                                  non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of such Borrower’s, Guarantor’s business to the extent: (i) such Liens secure Indebtedness which is not overdue or (ii) such Liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d)                                 zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower or Guarantor as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e)                                  purchase money security interests in Equipment (including Capital Leases) to secure Indebtedness permitted under Section 9.9(b) hereof;

(f)                                    pledges and deposits of cash by any Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower or Guarantor as of the date hereof;

(g)                                 pledges and deposits of cash by any Borrower or Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement or shall have entered into an intercreditor agreement with Agent, in either case, in form and substance satisfactory to Agent;

(h)                                 Liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower or Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings in respect thereof;

(i)                                     judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such Liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such Liens is in effect and (iv) Agent may establish a Reserve with respect thereto; and

(j)                                     Liens securing the Senior Notes in the Notes Priority Collateral, and in the First Priority Collateral (subject to Agent’s prior Lien therein), in each case subject to the provisions of the Intercreditor Agreement; and

(k)                                  the security interests and Liens set forth on Schedule 8.4 to this Agreement.

9.9                                 Indebtedness.  Each Borrower and Guarantor shall not on or after the date hereof (i) incur, create or assume any Indebtedness, or (ii) guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except (the following, being referred to as “Permitted Indebtedness”):

(a)                                  the Obligations;

(b)                                 guarantees by any Borrower or Guarantor of the Obligations of the other Borrowers or Guarantors in favor of Agent for the benefit of Lenders and the other Secured Parties;

(c)                                  the Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor arising after the date hereof pursuant to loans by any Borrower or Guarantor permitted under clause (viii) of the definition of Permitted Investments;

(d)                                 Indebtedness of any Borrower or Guarantor entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are not for speculative purposes, and (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with a Bank Product Provider that are secured under the terms hereof or are secured by assets of such Borrower or Guarantor that are not part of the Collateral;

(e)                                  unsecured subordinated Indebtedness of any Borrower or Guarantor arising after the date hereof to any third person (but not to any other Borrower or Guarantor), that qualifies as Permitted Indebtedness under any other clause of this Section 9.9; provided, that, each of the following conditions is satisfied as reasonably determined by Agent: (i) such Indebtedness shall be on terms and conditions acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance satisfactory to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations, to the extent and in the manner provided in Section 6.4(c), (v) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (vi) such Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (vii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or

Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(f)                                    Indebtedness represented by the Senior Notes (not including any additional notes) and any guarantee of the obligations of FGI as “the Issuer” under (and as defined in) the Senior Notes Indenture and the Senior Notes by any Borrower or Guarantor in accordance with the provisions of the Senior Notes Indenture as in effect on the date hereof, as applicable (and any exchange notes and guarantees thereof);

(g)                                 Indebtedness (including obligations under Capital Leases) incurred by any Borrower or Guarantor to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was incurred pursuant to this clause (h), does not exceed the greater of (x) $25,000,000 and (y) 3% of Total Assets, at the time of incurrence;

(h)                                 Indebtedness incurred by any Borrower or Guarantor constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within thirty (30) days following such drawing;

(i)                                     Indebtedness arising from agreements of any Borrower or Guarantor providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Subsidiary of FGI in accordance with the terms of the Senior Notes Indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(j)                                     obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by a Borrower or Guarantor in the ordinary course of business;

(k)                                  any guarantee by a Borrower or Guarantor of Indebtedness or other obligations of any other Borrower or Guarantor so long as the incurrence of such Indebtedness or other obligations by such Borrower or Guarantor is permitted under the terms of this Agreement and the Senior Notes Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Obligations hereunder or to the Senior Notes or the guarantee of such Borrower or Guarantor, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s guarantee with respect to the Obligations hereunder or the Senior Notes substantially to the same extent as such Indebtedness is subordinated to the Obligations hereunder or the Senior Notes or the guarantee of such Borrower or Guarantor, as applicable;

(l)                                     Refinancing Indebtedness;

(m)                               Indebtedness of Persons that are acquired by a Borrower or Guarantor or merged into a Borrower or Guarantor in accordance with the terms of this Agreement or the Senior Notes Indenture; provided, however, that such Indebtedness  is not incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided, further, however, that after giving effect to such acquisition and the incurrence of such Indebtedness either:

(1)                                  FGI would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (r) of this Section 9.9; or

(2)                                  the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(n)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(o)                                 Contribution Indebtedness (as defined in the Senior Notes Indenture as in effect on the date hereof);

(p)                                 Indebtedness of a Borrower or Guarantor consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q)                                 other Indebtedness in an aggregate principal amount which when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (s) does not exceed the greater of (x) $20,000,000 and (y) 2.5% of Total Assets at the time of such incurrence, at any one time outstanding; and

(r)                                    Indebtedness not described in the foregoing subparagraphs of this Section 9.9 if the Fixed Charge Coverage Ratio, or the Fixed Charge Coverage Ratio-Recalibrated, as applicable, for the most recently ended four (4) full fiscal quarters for which  financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

Notwithstanding the foregoing, no Borrower or Guarantor may incur any Indebtedness pursuant to clause (r) if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Indebtedness that is subordinated to the Obligations or the Senior Notes unless such Indebtedness will be subordinated to the Senior Notes or such Guarantor’s guaranty of the Obligations or the Senior Notes, as applicable, to at least the same extent as such subordinated Indebtedness.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness or is entitled to be incurred pursuant to Section 9.9(r), the Administrative Borrower shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant and in a manner consistent with the classification of such Indebtedness under the Senior Notes Indenture and such item of Indebtedness will be treated as having been incurred pursuant to only one of the clauses of this Section 9.9.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

9.10                           Loans and Investments; Repayment of Indebtedness.  Each Borrower and Guarantor shall not directly or indirectly make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or acquire any Subsidiaries, or agree to do any of the foregoing (each of the foregoing, an “Investment”), except:

(a)                                  Permitted Investments;

(b)                                 Permitted Acquisitions;

(c)                                  Borrowers may purchase, repurchase or prepay Indebtedness (other than the Existing Remington Notes) at any time that Excess Availability is more than (and would be more than, after giving effect to such purchase,  repurchase or prepayment) the greater of $30,000,000 or 16.7% of the Maximum Credit; provided, that, during any Covenant Recalibration Period, Borrowers may purchase, repurchase or prepay Indebtedness only at any time that Excess Availability is more than (and would be more than after giving effect thereto) the greater of $30,000,000 or 16.7% of the Maximum Credit, and to the extent that the aggregate amount of all such purchases, repurchases and prepayments by Borrowers and Guarantors does not exceed $100,000,000 during any 24 consecutive month period, and provided that no Event of Default exists at the time of, or after giving effect to, such purchase, repurchase or prepayment, and

(d)                                 Borrowers may redeem the Existing Remington Notes subject to the terms and conditions of Section 9.16.

9.11                           Dividends and Redemptions of Capital Stock.  Each Borrower and Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any Capital Stock of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such Capital Stock or agree to do any of the foregoing, except that:

(a)                                  any Borrower or Guarantor may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur);

(b)                                 Borrowers and Guarantors may declare, make and pay dividends, distributions, redemptions and repurchases of Capital Stock of a Borrower or Guarantor at any time that no Default or Event of Default exists or has occurred and is continuing and that Borrowers shall (i) have (and, after giving effect to such dividend, distribution, redemption or repurchase, would have) Excess Availability of more than  $30,000,000, or 16.7% of the Maximum Credit, whichever is greater, and (ii) have maintained a Fixed Charge Coverage Ratio of greater than 1.10 to 1.0 for the 12-month period immediately preceding the date of the applicable dividend, distribution, redemption or repurchase; provided, that, the payment of dividends on FGI’s common stock of up to 6.0% per annum of the net proceeds received by FGI from any public offering of common stock will be permitted so long as Excess Availability is not less than $30,000,000 or 16.7% of the Maximum Credit, whichever is greater, or would be at least $30,000,000 or 16.7% of the Maximum Credit, whichever is greater, after giving effect thereto, without requiring compliance with the Fixed Charge Coverage Ratio set forth in clause (ii) of this Section 9.11(b); provided that, in all cases, such dividend, distribution, redemption or repurchase is not violative of any applicable law relating to such  dividend, distribution, redemption or repurchase generally and the dividend, distribution, redemption or repurchase, either individually or when added to the aggregate amount of all other such dividends, distributions, redemptions or repurchases, is permitted under the Senior Notes Indenture by its terms or by requisite consent or waiver thereunder;

(c)                                  any Subsidiary of a Borrower or Guarantor may pay dividends to a Borrower; and

(d)                                 Borrowers and Guarantors may repurchase Capital Stock consisting of common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan, provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound, and (iv) if Excess Availability is less than $30,000,000 or 16.7% of the Maximum Credit, whichever is greater, the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $2,000,000.

9.12                           Transactions with Affiliates.  Each Borrower and Guarantor shall not, directly or indirectly:

(a)                                  purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of such Borrower or Guarantor, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person; or

(b)                                 make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of such Borrower or Guarantor, except (i) payments by any such Borrower or Guarantor to FGI for the payment of cash taxes by or on behalf of FGI, or to any other Obligor for the payment of cash taxes (other than federal taxes) by or on behalf such Obligor, and (ii) the following payments described in each of clauses (A), (B), (C), and (D) below, provided, that at any time that an Event of Default exists or Excess Availability is less than $30,000,000 or 16.7% of the Maximum Credit, whichever is greater (each, a “Restricted Payment Event”), then the sum of the aggregate amount of such payments made pursuant to such clauses (A), (B), (C) and (D) in any fiscal year plus the aggregate amount of Investments made pursuant to clause (x) of the definition of “Permitted Investments” shall not exceed $4,000,000 in the aggregate:

(A)                              the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrowers or Guarantors or any direct or indirect parent company of the Borrowers or Guarantors; or

(B)                                payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business which are approved by a majority of the board of directors of FGI in good faith; or

(C)                                the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Sponsor in an aggregate amount in any fiscal year, not to exceed the greater of (x) $3,000,000 and (y) 3% of EBITDA, plus all out-of-pocket reasonable expenses incurred by the Sponsor in connection with the performance of management, consulting, monitoring, advisory or other services with respect to the Borrowers and Guarantors; or

(D)                               payments by the Borrowers or Guarantors to the Sponsor or Meritage made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of FGI or any direct or indirect parent of FGI in good faith;

provided, further, that such payment limitations arising out of the occurrence of a Restricted Payment Event shall continue in effect only until a period of forty-five (45) consecutive days has elapsed after the Restricted Payment Event during which period (i) Excess Availability shall have been not less than $30,000,000 or 16.7% of the Maximum Credit, whichever is greater, and (ii) no Event of Default or Restricted Payment Event shall have occurred;

(c)                                  make, declare or pay dividends, distributions, redemptions or repurchases of Capital Stock except as permitted in Section 9.11.

9.13                           Reserved

9.14                           End of Fiscal Years; Fiscal Quarters.  From and after March 31, 2010, each Borrower and Guarantor shall, for financial reporting purposes, cause its (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.   Prior to March 31, 2010, no Borrower or Guarantor shall change its fiscal year or fiscal quarter from those in effect on the date of this Agreement.

9.15                           Change in Business.  Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.

9.16                           Redemption of Existing Remington Notes.  Borrowers hereby covenant and agree with Agent and Lenders as follows with respect to the redemption of the Existing Remington Notes:

(a)                                  Upon Borrowers’ receipt of the proceeds of the issuance of the New Senior Notes on the closing date of the Credit Facility, Borrowers shall deposit on such closing date all such proceeds, together with other monies from Borrowers’ cash on hand (and not from proceeds of Loans) so that the total amount deposited shall not be in an amount less than $195,000,000 (the “Deposit Amount”) in a deposit account or investment account at Wachovia in the name of Agent for the benefit of Remington and subject to Agent’s exclusive dominion and control (such account, the “Existing Remington Notes Redemption Account”), and shall provide Agent with evidence in form and substance satisfactory to Agent of such deposit;

(b)                                 Borrowers shall maintain the full amount of the Deposit Amount in such Existing Remington Notes Redemption Account, and such funds shall not be withdrawn therefrom, until August 5, 2009, at which time the Deposit Amount shall be transferred to a deposit account subject to a Deposit Account Control Agreement in favor of Agent and Borrowers shall provide Agent with evidence in form and substance satisfactory to Agent of such deposit.  If any Cash Management Event shall occur or exist on or before August 6, 2009, Agent shall be authorized (but not obligated) to exercise exclusive dominion and control over such deposit account and shall be authorized (but not obligated) to cause the payment of the Deposit Amount to the trustee under the Existing Remington Notes Indenture on or before August 7, 2009; and

(c)                                  On August 6, 2009, Borrowers shall cause the Deposit Amount to be paid to the trustee under the Existing Remington Notes Indenture, together with other monies of Borrowers in an amount sufficient to redeem the Existing Remington Notes thereunder in accordance with the terms of the Existing Notes Indenture on August 7, 2009, and Borrowers shall provide Agent with evidence in form and substance satisfactory to Agent of the trustee’s receipt of such funds and of the trustee’s acknowledgment of the redemption of the Existing Remington Notes in accordance with the Existing Remington Notes Indenture.

9.17                           Fixed Charge Coverage Ratios.

(a)                                  At any time that Excess Availability is less than $30,000,000 or 16.7% of the Maximum Credit, whichever is greater, the Fixed Charge Coverage Ratio of Borrowers and Guarantors (on a consolidated basis) determined as of the end of the fiscal quarter most recently ended for which Agent has received financial statements in accordance with Section 9.6 hereof, shall be not less than 1.10 to 1.00 for the period of the immediately preceding four (4) consecutive fiscal quarters ending on the last day of such fiscal quarter (or such lesser number of fiscal quarters as shall have elapsed since the date of closing of the Credit Facility until four (4) full fiscal quarters shall have elapsed); and

(b)           As measured during a Covenant Recalibration Period, the Fixed Charge Coverage Ratio-Recalibrated of Borrowers and Guarantors (on a consolidated basis) determined as of the end of the fiscal month most recently ended for which Agent has received financial statements in accordance with Section 9.6 hereof, shall be not less than 1.10 to 1.00 for the period of the immediately preceding 12 consecutive fiscal months ending on the last day of such fiscal month (or such lesser number of fiscal months as shall have elapsed since the end of the fiscal month most recently ended for which Agent has received financial statements in accordance with Section 9.6 hereof, until 12 fiscal months shall have elapsed).

9.18                           Minimum Excess Availability.  At all times during a Covenant Recalibration Period, Borrowers and Guarantors shall maintain Excess Availability of not less than $15,000,000.

9.19                           License Agreements.  Each Borrower and Guarantor shall (i) observe and perform all of the material terms, covenants, conditions and provisions of those License Agreements requiring royalty payments in an aggregate annual amount in excess of $2,500,000 to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any such License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any such License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing, except, that, so long as no Default or Event of Default exists and such cancellation, surrender, modification, amendment or release would not reasonably be expected to have a Material Adverse Effect; such Borrower or Guarantor may cancel, surrender, modify, amend, waive or release any such License Agreement in the ordinary course of the business of such Borrower or Guarantor; and (iv) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or Guarantor or the other party or parties thereto with the material terms, covenants or provisions of any such License Agreement.

9.20                           Foreign Assets Control Regulations, Etc.  None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “PATRIOT Act”).  None of Borrowers or any of their Subsidiaries or other Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations (a “Blocked Person”) or  engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

9.21                           Costs and Expenses.  Borrowers and Guarantors shall pay to Agent (and with respect to costs and expenses incurred prior to the date hereof, Lenders) on demand all the reasonable out-of-pocket expenses and customary administrative charges incurred by Agent (and with respect to costs and expenses incurred prior to the date hereof, Lenders) including, without limitation, legal costs and expenses, filing and search charges, recording taxes and field examination charges and expenses for the examiners of Agent in the field and in the office, plus other out-of-pocket expenses (including due diligence and audit and appraisal expenses and legal fees) paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including:  (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b)  costs and expenses and fees for insurance premiums, appraisal fees (subject to the limitations set forth in this Agreement) and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any Issuing Bank in connection with any Letter of Credit; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and Liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations subject to Section 7.7 hereof, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day); and (g) the fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing, provided that, the aggregate amount of such reimbursement payable by Obligors to Agent and its counsel for their fees and expenses incurred prior to the closing date of the Credit Facility shall be limited to the sum of (i) $400,000 plus (ii) the amount of all legal fees and expenses.

9.22                           Further Assurances.  At the request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.  Without limiting the generality of the foregoing, in connection with the joinder of any Person as a Borrower or a Guarantor hereunder, whether pursuant to a Permitted Acquisition, a Permitted Investment, or otherwise, such Borrower or Guarantor, together with the other Obligors, shall deliver to Agent a joinder agreement providing for the joinder of the such Person as a Borrower or Guarantor, as applicable, in each case conforming to the requirements of this Agreement, along with a security agreement, and such other Financing Agreements (including, without limitation, any intellectual property security agreements or supplements), opinion letters, certificates and other documents as may be required by Agent, each executed by a duly authorized officer of each Obligor, and pursuant to which such Person shall become a Borrower or Guarantor hereunder, and such new Borrower or Guarantor shall grant a security interest in all or substantially all of its Collateral to secure the Obligations (or Guaranteed Obligations, as applicable) of such Person hereunder as a Borrower or Guarantor.

SECTION  10.                  EVENTS OF DEFAULT AND REMEDIES

10.1                           Events of Default.  The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)                                  (i) any Borrower fails to pay any of the Obligations when due or (ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 9.3, 9.4, 9.14 and 9.15 of this Agreement and such failure shall continue for twenty (20) days; provided, that, such twenty (20) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such twenty (20) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or Guarantor of any such covenant or (iii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b)                                 any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c)                                  any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d)                                 any judgment for the payment of money is rendered against any Borrower or Guarantor in excess of $2,500,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Guarantor or any of the Collateral having a value in excess of $2,500,000 (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment);

(e)                                  (i) any Guarantor (being a natural person or a general partner of an Guarantor which is a partnership) dies, or (ii) any Borrower or Guarantor which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or there is a cessation of any substantial part of any Obligor’s business for a period of time which would reasonably be expected to have a Material Adverse Effect;

(f)                                    any Borrower or Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g)                                 a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Guarantor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Borrower or Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h)                                 a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Guarantor or for all or any part of its property;

(i)                                     any default in respect of any Indebtedness of any Borrower or Guarantor (other than Indebtedness owing to Agent and Lenders hereunder), or any default under any Material Contract, in either case in an amount in excess of $2,500,000 (including any required mandatory prepayment or “put” of such Indebtedness to such Borrower or Guarantor), which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto, or any acceleration or demand for payment with respect to any Indebtedness or payment owing under any Material Contract in an amount less than or equal to $2,500,000 provided; that, this clause (i) shall not apply to any default of any indebtedness under clause (o);

(j)                                     any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the First Priority Collateral (or a valid and perfected security interest in any other Collateral having the priority for such Collateral required hereunder) purported to be subject thereto (except as otherwise permitted herein or therein);

(k)                                  an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of $3,000,000;

(l)                                     any Change of Control;

(m)                               the indictment by any Governmental Authority as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement of criminal or civil proceedings against such Borrower or Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the Collateral or any other property of any Borrower or Guarantor which is necessary or material to the conduct of its business; or

(n)                                 any loss, theft, damage or destruction of any of the Collateral not fully covered (subject to such deductibles as Agent shall have permitted) by insurance if the amount not covered by insurance exceeds $2,500,000.

(o)                                 any Borrower or Guarantor shall be in default of any of its obligations under the Senior Notes or the Senior Notes Indenture or with respect to any Permitted Pari Passu Obligations permitted under (and as defined in) the Senior Notes Indenture and, as a consequence of which the payment or maturity of the Senior Notes or such Permitted Pari Passu Obligations could be accelerated or demand for payment thereof made or other rights or remedies exercised by or on behalf of the holders of the Senior Notes or such Permitted Pari Passu Obligations.

10.2                           Remedies.

(a)                                  At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law.  All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Financing Agreements.  Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Guarantor to collect the Obligations without prior recourse to the Collateral.

(b)                                 Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments whereupon the obligation of each Lender to make any Loan and Issuing Bank to issue any Letter of Credit shall immediately terminate (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), the Commitments and any other obligation of the Agent or a Lender hereunder shall automatically terminate).

(c)                                  Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Guarantor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) enter upon, and store or remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral in its then condition, or after any further manufacturing or processing thereof (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors and/or (vi) terminate this Agreement.  If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent.  If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers and Guarantors waive any other notice.  Agent shall have the right to (but shall be under no obligation to any Secured Party or any Borrower or Guarantor to) conduct such sales on any Borrower’s or Guarantor’s premises, without charge, and such sales may be adjourned from time to time in accordance with applicable law.  Agent shall have the right to (but shall be under no obligation to any Secured Party or any Borrower or Guarantor to) sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.  In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to Issuing Bank to be used to secure and fund the reimbursement obligations to Issuing Bank in connection with any Letter of Credit Obligations or furnish cash collateral to Agent for the Letter of Credit Obligations.  Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations.

(d)                                 At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower or Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables.  Without limiting the generality of the foregoing, Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders.  At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Guarantors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require.  In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(e)                                  To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove Liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f)                                    For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Guarantor, wherever the same maybe located, together with computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g)                                 At any time an Event of Default exists or has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations.  Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(h)                                 Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans to be made by Agent and Lenders or Letters of Credit to be issued by Issuing Bank and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION  11.                  JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1                           Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)                                  The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b)                                 Borrowers, Guarantors, Agent, Lenders and Issuing Bank irrevocably consent and submit to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c)                                  Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts.

(d)                                 BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  BORROWERS, GUARANTORS, AGENT, LENDERS AND ISSUING BANK EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT, ANY LENDER OR ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)                                  Agent and Secured Parties shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order of competent jurisdiction binding on Agent, or such Secured Party or Secured Parties, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.  Each Borrower and Guarantor:  (i) certifies that neither Agent, any Lender, any Issuing Bank nor any representative, agent or attorney acting for or on behalf of Agent, any Lender or Issuing Bank has represented, expressly or otherwise, that Agent, Lenders and each Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent, Lenders and each Issuing Bank are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2                           Waiver of Notices.  Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein.  No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

11.3                           Amendments and Waivers.

(a)                                  Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by (x) the Required Lenders and Agent (acting at the direction of the Required Lenders), (y) at Agent’s option, by Agent with the authorization or consent of the Required Lenders, or (z) pursuant to Section 2.3 in order to give effect to an increase in the Commitments, by

Agent and each Lender making a new Commitment or increasing its existing Commitment and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by Administrative Borrower and such amendment, waiver, discharge or termination shall be effective and binding as to all Lenders and Issuing Bank only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

(i)                                     reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letters of Credit, in each case without the consent of each Lender directly affected thereby,

(ii)                                  increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii)                               amend, modify or waive any terms of Section 13.9 hereof, in each case without the consent of each Lender directly affected thereby,

(iv)                              release any First Priority Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of all Lenders,

(v)                                 amend the definitions of “Pro Rata Share,” “Required Lenders,” “Reserve” or “Borrowing Base” (and the other defined terms used in such definitions), if the effect would be to increase the amount available for borrowing by Borrowers hereunder or the amount of Excess Availability, or any provision of this Agreement obligating Agent to take certain actions at the direction of the Required Lenders, or any provision of any of the Financing Agreements regarding the pro rata treatment or obligations of Lenders, without the consent of all Lenders,

(vi)                              consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, or release any Borrower or Guarantor from liability for any of the Obligations, without the consent of all Lenders,

(vii)                           amend, modify or waive any terms of this Section 11.3, without the consent of all Lenders,

(viii)                        amend, modify or waive any terms of Sections 3.3, 6.4, 11.5 or 12 hereof, in each case without the consent of all Lenders,

(ix)                                increase the advance rates constituting part of the Borrowing Base or increase the Inventory Loan Limit, the Letter of Credit Limit, the Letter of Credit Government Sublimit or the Letter of Credit Non-Government Sublimit without the consent of all Lenders,

(x)                                   amend, modify or waive any terms of Section 2.1(d) hereof without the consent of all Lenders, or

(xi)                                subordinate the priority of any Liens granted to Agent under any of the Financing Agreements with respect to any material part of the Collateral to Liens granted to any other Person, except as currently provided in or contemplated by the Financing Agreements and except for Liens granted by a Borrower or Guarantor to financial institutions with respect to amounts on deposit with such financial institutions to cover returned items, processing and analysis charges and other charges in the ordinary course of business that relate to deposit accounts with such financial institutions, in each case without the consent of all Lenders.

(b)                                 Agent, Lenders and Issuing Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  A waiver by Agent, any Lender or Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent, any Lender or Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.

(c)                                  Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination for which the consent of all Lenders was required, in the event that any Lender shall fail to consent or fail to consent in a timely manner (each such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of the Required Lenders to such amendment, waiver, discharge or termination is obtained, then Agent or Administrative Borrower shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Agent or Administrative Borrower of such right to require each such Non-Consenting Lender, and each such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Agent or such Eligible Transferee as Agent or Administrative Borrower may specify, all of such Non-Consenting Lender’s Commitments and all rights and interests of such Non-Consenting Lender pursuant thereto.  Agent or Administrative Borrower shall provide each such Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on the date on which such purchase and sale shall occur, which date shall be within thirty (30) days after such notice.  Each such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Agent, or such Eligible Transferee specified by Agent or Administrative Borrower, shall pay to the Non-Consenting Lender (except as Agent or Administrative Borrower and such Non-Consenting Lender(s) may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (including amounts payable under Section 3.3(c) as if the Eurodollar Rate Loans of such Non-Consenting Lender were being prepaid on the purchase date but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee).  Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d)                                 The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3.  The consent of Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of Issuing Bank hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section, provided, that, the consent of Issuing Bank shall not be required for any other amendments, waivers or consents.  The consent of Swing Line Lender shall be required for any amendment, waiver or consent affecting the rights or duties of Swing Line Lender hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section.  Notwithstanding anything to the contrary contained in Section 11.3(a) above, (i) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the initial

Loans and Letters of Credit hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Agent may deem appropriate as a result of the failure to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower or Guarantor and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

(e)                                  The consent of Agent and a Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Bank Products of a Borrower or Guarantor as set forth in Section 6.4(a) hereof.

(f)                                    Notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.4                           Waiver of Counterclaims.  Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5                           Indemnification.  Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent, each Lender and Issuing Bank, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee).   To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section.  To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby.  No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby.  All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION  12.                  THE AGENT

12.1                           Appointment, Powers and Immunities.  Each Secured Party and Issuing Bank irrevocably designates, appoints and authorizes Wachovia to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto.  Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Secured Party; (b) shall not be responsible to Secured Parties for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Secured Parties for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith.  Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

12.2                           Reliance by Agent.  Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent.  As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3                           Events of Default.

(a)                                  Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”.  In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders.  Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders.  Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit is in the best interests of Lenders.

(b)                                 Except with the prior written consent of Agent, no Lender or Issuing Bank may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Obligations or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor.

12.4                           Wachovia in its Individual Capacity.  With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as Agent), so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder.  Wachovia (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wachovia and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5                           Indemnification.  Lenders agree to indemnify Agent, Arrangers, Syndication Agent, Documentation Agent and each Issuing Bank and to their respective present and future officers, directors and agents (collectively, the “Lender Group Indemnitees”) (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6                           Non-Reliance on Agent and Other Lenders.  Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements.  Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor.  Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Guarantor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agent.

12.7                           Failure to Act.  Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8                           Additional Loans.  Agent and Swing Line Lender (or Agent on behalf of Swing Line Lender) shall not make any Loans or Issuing Bank provide any Letter of Credit on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit would cause the aggregate amount of the total outstanding Loans and Letters of Credit to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Agent may make such additional Revolving Loans or Issuing Bank may provide such additional Letter of Credit on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit will cause the total outstanding Loans and Letters of Credit to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Loans or additional Letters of Credit which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Bases, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to five percent (5%) of the Maximum Credit and shall not cause the total principal amount of the Loans and Letters of Credit to exceed the Maximum Credit and (b) no such additional Loan or Letter of Credit shall be outstanding more than sixty (60) days after the date such additional Loan or Letter of Credit is made or issued (as the case may be), except as the Required Lenders may otherwise agree.  Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letters of Credit.

12.9                           Concerning the Collateral and the Related Financing Agreements.  Each Secured Party authorizes and directs Agent to enter into this Agreement and the other Financing Agreements.  Each Secured Party agrees that any action taken by Agent or Required Lenders (or such greater percentage as may be required hereunder) in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders (or such greater percentage as may be required hereunder) of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Secured Parties.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority to (a) act as the disbursing and collecting agent for Secured Parties with respect to all payments and collections arising in connection with this Agreement and the other Financing Agreements; (b) execute and deliver as Agent each Financing Agreement (including the Intercreditor Agreement, each Deposit Account Control Agreement, and each Collateral Access Agreement) and accept delivery of each such agreement by any Obligor or any other Person; and (c) bind each Secured Party to the terms of the Intercreditor Agreement as if such Secured Party was a direct signatory thereto (including the terms of the Intercreditor Agreement relating to the priority, enforcement and release of Agent’s Liens described therein).

12.10                     Field Audit, Examination Reports and other Information; Disclaimer by Lenders.  By signing this Agreement, each Lender:

(a)                                  is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Borrowers and their Subsidiaries received by Agent;

(b)                                 expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and

(d)                                 agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.11                     Collateral Matters.

(a)                                  Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations, provided, that, (A) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the additional Loans and Letters of Credit which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the amount equal to five percent (5%) of the Maximum Credit and (B) the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) outstanding at any time, plus the then outstanding principal amount of the Loans and Letters of Credit, shall not exceed the Maximum Credit, except at Agent’s option, provided, that, to the extent that the aggregate principal amount of Special Agent Advances plus the then outstanding principal amount of the Loans and Letters of Credit exceed the Maximum Credit the Special Agent Advances that are in excess of the Maximum Credit shall be for the sole account and risk of Agent and notwithstanding anything to the contrary set forth below, no Lender shall have any obligation to provide its share of such Special Agent Advances in excess of the Maximum Credit, or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to Issuing Bank in respect of any Letter of Credit Obligations.  The Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral.  Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder.  Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Base Rate Loans and shall be payable on demand.  Without limitation of its obligations pursuant to Section 6.11, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance.  If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (Charlotte, North Carolina time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans.  Required Lenders may at any time revoke Agent’s authority to make any further Special Agent Advances by written notice to Agent.  Absent such revocation, Agent’s determination that funding of a Special Agent Advance is appropriate shall be conclusive.

(b)                                 Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or Lien upon, any of the First Priority Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or Lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $8,000,000, and to the extent Agent may release its security interest in and Lien upon any such First Priority Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Financing Agreements, including the Intercreditor Agreement, or any other intercreditor agreement, or (vi) approved, authorized or ratified in writing by all of Lenders.  Except as provided above, Agent will not release any security interest in, mortgage or Lien upon, any of the First Priority Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.  In no event shall the consent or approval of Issuing Bank to any release of Collateral be required. Further, Lenders hereby irrevocably authorize Agent to release any security interest or Lien upon any of the Notes Priority Collateral to the extent required or permitted under the terms of the Intercreditor Agreement.

(c)                                  Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section.  Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or Liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or Lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

(d)                                 Agent shall have no obligation whatsoever to any Lender, Issuing Bank or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the Liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Secured Party.

12.12                     Agency for Perfection.  Each Lender and Issuing Bank hereby appoints Agent and each other Lender and Issuing Bank as agent and bailee for the purpose of perfecting the security interests in and Liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender and Issuing Bank hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party.  Should any Lender or Issuing Bank obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13                     Successor Agent.  Agent may resign as Agent upon thirty (30) days’ prior written notice to Lenders and Administrative Borrower.  If Agent resigns under this Agreement, the Required Lenders, (without giving effect to the Pro Rata Share of Agent in its capacity as a Lender and without requiring Agent’s consent) shall appoint from among the Lenders a successor agent for Lenders which successor agent shall be subject to the approval of Administrative Borrower if no Default or Event of Default shall exist or have occurred and be continuing, provided, that, (a) such approval shall not be unreasonably withheld, conditioned or delayed and (b) unless Agent shall have received written notice from Administrative Borrower that Administrative Borrower does not approve such successor agent within five (5) Business Days after receipt by Administrative Borrower of the notice from Agent that it is resigning, Administrative Borrower shall be deemed to have given such approval.  If no successor agent is appointed prior to the effective date of the resignation of Agent (whether as a result of the failure of Administrative Borrower to approve a successor agent or otherwise), Agent may appoint, after consulting with Lenders and Administrative Borrower, a successor agent from among Lenders (and the approval of Administrative Borrower shall not be requested for such successor agent).  Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of the Administrative Borrower (such consent not to be unreasonably withheld, delayed or conditioned).  In such event, upon acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Any resignation of Agent pursuant to this Section shall also constitute the resignation of Agent or its successor as Swing Line Lender, and any successor agent that is appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes thereunder.  At the time any such resignation or replacement shall become effective, Borrowers shall pay the full outstanding principal amount of all Swing Line Loans and all accrued and unpaid fees and expenses of the retiring Swing Line Lender.

12.14                     Other Agent Designations.  Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement.  Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation.  Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such.  Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender  rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.15                     Agent May File Proofs of Claim.

(a)                                  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower or Guarantor, Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)                                     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations (other than obligations under Bank Products to which Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, Issuing Bank and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Issuing Bank and Agent and their respective agents and counsel and all other amounts due Lenders, Issuing Bank and Agent allowed in such judicial proceeding); and

(ii)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders and Issuing Bank, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent.

(b)                                 Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.  In any insolvency proceeding of any Obligor, no Lender shall be required to make or participate in any credit bid without such Lender’s consent.

SECTION  13.                  TERM OF AGREEMENT; MISCELLANEOUS

13.1                           Term.

(a)                                  This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date four (4) years from the date hereof (the “Maturity Date”), unless sooner terminated pursuant to the terms hereof.  In addition, Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Agent subject to clause (b) below, (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default.  Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance reasonably satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and Issuing Bank from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the Bank Product Provider providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such Bank Product Provider).  The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon (Charlotte, North Carolina time).

(b)                                 No termination of the Commitments, this Agreement or any of the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.  Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

13.2                           Interpretative Provisions.

(a)                                  All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b)                                 All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)                                  All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and permitted assigns.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  All references to any of the Financing Agreements shall include any and all amendment or modifications thereto and any and all restatements, extensions or renewals thereof.

(d)                                 The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)                                  The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(f)                                    All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned.  Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Borrower or Guarantor at any time.

(g)                                 Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrowers and Guarantors most recently received by Agent prior to the date hereof.  Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified as to going concern or the scope of the audit.

(h)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(i)                                     Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(j)                                     The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(k)                                  This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(l)                                     This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties.  Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

13.3                           Notices.

(a)                                  All notices, requests and demands hereunder shall be in writing and deemed to have been given or made:  if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.  Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below.  All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor:	Freedom Group, Inc. 870 Remington Drive Madison, North Carolina 27025 Attention: President Telephone No.: (336) 548-8700 Telecopy No.: (336) 548-7801

If to Agent:	Wachovia Bank, National Association 301 South College Street 6th Floor Charlotte, North Carolina 28288 Attention: Bruce K. Rhodes Telephone No.: (704) 715-8596 Telecopy No.: (704) 374-2703

(b)                                 Notices and other communications to Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent (and shall be considered to be in writing for such purposes), provided, that, the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 hereof if such Lender or Issuing Bank, as applicable, has notified Agent that it is incapable of receiving notices under such Section by electronic communication.  Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

13.4                           Partial Invalidity.  If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5                           Confidentiality.

(a)                                  Agent, each Lender and Issuing Bank shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower or Guarantor pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by such Borrower or Guarantor to Agent, such Lender or Issuing Bank, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent, such Lender or Issuing Bank is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or Issuing Bank or to any Affiliate of any Lender so long as such Lender, Participant (or prospective Lender or Participant), Issuing Bank or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Agent, any Lender, Participant (or prospective Lender or Participant) or Issuing Bank.

(b)                                 In the event that Agent, any Lender or Issuing Bank receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender or Issuing Bank, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank, Agent or such Lender or Issuing Bank will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s or Issuing Bank’s expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to Agent or such Lender or Issuing Bank.  In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (iii) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (iv) to apply to or restrict disclosure of information that was or becomes available to Agent, any Lender (or any Affiliate of any Lender) or Issuing Bank on a non-confidential basis from a person other than a Borrower or Guarantor, (v) to require Agent, any Lender or Issuing Bank to return any materials furnished by a Borrower or Guarantor to Agent, a Lender or Issuing Bank or  prevent Agent, a Lender or Issuing Bank from responding to routine informational requests  in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information.  The obligations of Agent, Lenders and Issuing Bank under this Section 13.5 shall supersede and replace the obligations of Agent, Lenders and Issuing Bank under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to Agent or any Lender.  Each of the Obligors acknowledges and agrees to the disclosure by Agent and Lenders of information relating to the Credit Facility to Gold Sheets and other publications or for its marketing materials, with such information to consist of deal terms and other information customarily found in such publications or marketing materials and that Agent and Lenders may use the corporate name and logo of FGI and its Subsidiaries in “tombstones” or other advertisements, marketing materials or public statements, provided that all uses of the corporate name or logo of the FGI or any of its Subsidiaries in information disclosed to Gold Sheets or other publications in “tombstones” or public statements (other than Agent’s or any Lender’s advertising or marketing materials) shall require the prior review and approval by FGI.

13.6                           Successors.  This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Issuing Bank, Borrowers, Guarantors and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders.  Any such purported assignment without such express prior written consent shall be void.  No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent, Lenders and Issuing Bank with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7                           Assignments; Participations.

(a)                                  Each Lender may, with the prior written consent of Agent (which consent shall not be unreasonably withheld or delayed), assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate at any one time for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

(b)                                 Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”).  Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Guarantors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)                                  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance,  the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Obligations) of a Lender hereunder and thereunder and  the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d)                                 By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or Guarantor or the performance or observance by any Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender.  Agent and Lenders may furnish any information concerning any Borrower or Guarantor in the possession of Agent or any Lender from time to time to assignees (subject to such assignee executing and delivering a confidentiality agreement in form and substance reasonably acceptable to Agent and Administrative Borrower).

(e)                                  Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Obligations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation.

(f)                                    Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g)                                 Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of

Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

(h)                                 Any Lender that is an Issuing Bank may at any time assign all of its Commitments pursuant to this Section 13.7.  If such Issuing Bank ceases to be a Lender, it shall resign as Issuing Bank and such Issuing Bank’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of Issuing Bank hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Obligations with respect thereto (including the right to require Lenders to make Revolving Loans or fund risk participations in outstanding Letter of Credit Obligations), shall continue.

13.8                           Entire Agreement.  This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.  In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.9                           USA PATRIOT Act.  Each Lender subject to the PATRIOT Act hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law.  Borrowers and Guarantors are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.

13.10                     Counterparts, Etc.  This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements.  Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

13.11                     Guarantee.

(a)                                  Guarantors hereby jointly and severally, and unconditionally and absolutely, guarantee to Secured Parties the due and punctual payment, performance and discharge (whether upon stated maturity, demand, acceleration or otherwise in accordance with the terms thereof) of all of the Obligations whether created directly to, or acquired by assignment or otherwise by, any Secured Party, and whether Borrowers may be liable individually or jointly with others, regardless of whether recovery upon any of such Obligations becomes barred by any statute of limitations, is void or voidable under any law, is or becomes invalid or unenforceable for any other reason (collectively as to each Guarantor, the “Guaranteed Obligations”).  Without limiting the generality of the foregoing, the term “Guaranteed Obligations” as used herein shall include interest, fees or other charges constituting Obligations accrued in any such bankruptcy, whether or not any such interest, fees or other charges are recoverable from such Borrower or its estate under 11 U.S.C. § 506.  Each Guarantor agrees that its guarantee is a primary, immediate and original obligation of such Guarantor and is an absolute, unconditional, continuing and irrevocable guarantee of payment and not of collectability only, and is not contingent upon the exercise or enforcement by Agent or any Lender of any rights or remedies against any Borrower or others, or the enforcement of any Lien or realization upon any Collateral or other security.

(b)                                 Each Guarantor agrees that its guarantee shall continue in full force and effect until the Guaranteed Obligations have been fully paid and discharged (or, in the case of contingent obligations, such as those arising from Letters of Credit, cash collateralized as required by this Agreement) and all Commitments have been terminated.  Each Guarantor acknowledges that there may be future advances by Agent or any Lender to Borrowers hereunder (although Secured Parties may be under no obligation to make such advances) and that the number and amount of the Guaranteed Obligations are unlimited and may fluctuate from time to time hereafter, and its guarantee shall remain in force at all times hereafter, whether there are any Guaranteed Obligations outstanding from time to time or not.  Guarantors’ obligations under this Agreement shall remain in full force and effect without regard to future changes in conditions, including any change of law or any invalidity or unenforceability of any Guaranteed Obligations or agreements evidencing same.  Each Guarantor agrees that its guarantee shall be in addition to any other present or future guaranty or other security for any of the Guaranteed Obligations, shall not be prejudiced or unenforceable by the invalidity of any such other guaranty or security, and is not conditioned upon or subject to the execution by any other Person of any other guaranty or suretyship agreement.

(c)                                  (i)                                     If a Guarantor shall make a payment under a guarantee (a “Paying Guarantor”), then such Paying Guarantor shall have the right to obtain contribution, in an amount determined as set forth below, from each of the other Guarantors that have not made payments under their respective guaranties at least proportionately equal (on the basis of their respective Guarantor Allocable Percentages, as such term is hereinafter defined) in amount to the payments made by the Paying Guarantor seeking contribution.  The liability of Guarantors hereunder to make contribution to any Paying Guarantor as aforesaid shall be absolute and shall not be affected or impaired by (A) any defense, counterclaim or setoff that any Borrower or any Guarantor may have or assert against any Secured Party, (B) any failure, neglect or omission on the part of any Secured Party to realize upon any Collateral or to enforce payment of any of the Guaranteed Obligations from any Person, (C) the release or discharge of any Collateral, (D) the release or discharge of any Borrower from its obligations, or (E) the release or discharge of any Guarantor from its obligations under its guarantee (whether, in any such event, such release is agreed to by any Secured Party or occurs by operation of applicable law).  Any proceeds received by any Secured Party from any enforcement action with respect to any assets of a Guarantor securing payment of the Guaranteed Obligations shall be deemed to be a payment by such Guarantor for purposes hereof.

(ii)                                  Any Paying Guarantor entitled to contribution hereunder shall be entitled to receive from each of the other Guarantors an amount equal to (A) the product derived by multiplying the sum of all payments made by all Guarantors to Agent or any other Secured Party under the guaranties by the Guarantor Allocable Percentage of the Guarantor from whom contribution is sought, less (B) the amount, if any, actually paid to Agent or any other Secured Party by the Guarantor from whom contribution is sought (said last mentioned amount which is to be subtracted from the aforesaid product shall be decreased by any amount theretofore paid by such Guarantor by way of contribution hereunder, and shall be decreased by any amounts theretofore received by such Guarantor by way of contribution); provided, however, that a Paying Guarantor’s recovery of contribution from the other Guarantors hereunder shall be limited, exclusive of interest, to that amount paid by the Paying Guarantor in excess of the Guarantor Allocable Percentage of such Paying Guarantor of all payments made by all Guarantors to Agent or any other Secured Party under the guaranties.  Amounts due by way of contribution hereunder shall bear interest, until paid, at a variable rate of interest equal to the Base Rate in effect from time to time.  As used herein, the term “Guarantor Allocable Percentage” shall mean, on any date of determination thereof, a fraction, the denominator of which shall be equal to the number of Guarantors who are parties to this Agreement on such date and the numerator of which shall be one; provided further, however, that such percentages shall be modified in the event that contribution from a Guarantor is not possible by reason of any insolvency proceeding involving such Guarantor or otherwise by reducing the Guarantor Allocable Percentage of such Guarantor to zero and by increasing the Guarantor Allocable Percentages of all remaining Guarantors proportionately so that the Guarantor Allocable Percentages of all remaining Guarantors at all times equals 100%.  Each Guarantor liable to a Paying Guarantor for contribution, whether pursuant to the provisions of this guarantee or under applicable law, hereby assigns in favor of each Paying Guarantor any claim that such Guarantor liable to make contribution has or hereafter may have against any Borrower, and authorizes any payments that may be due on any such claim to be made to the Paying Guarantor that is entitled to receive contribution for application to the satisfaction of amounts due by way of contribution.

(iii)          Guarantors agree, jointly and severally, absolutely and unconditionally, that each shall at all times indemnify each of the other Guarantors and hold and save each of them harmless from and against any and all actions and causes of actions, claims, demands, liabilities, losses, damages or expenses of whatever kind and nature, including attorneys’ fees, which any Guarantor may at any time sustain or incur in any action, suit or other proceeding instituted to enforce the obligations of such Guarantor under its guarantee in excess of the amount equal to the Guarantor Allocable Percentage of such Guarantor of personal liability under the terms hereof.

(iv)                              Each Guarantor acknowledges that the right to contribution and indemnification hereunder shall each constitute an asset in favor of the Guarantor to which such contribution or indemnification is at any time owing.

(d)                                 (i)                                     If for any reason any Borrower has no legal existence or is under no legal obligation to discharge any of the Guaranteed Obligations, or if any of the Guaranteed Obligations become unrecoverable from any Borrower by reason of such Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, each Guarantor shall nevertheless be bound to the same extent as if such Guarantor had at all times been the principal obligor on all such Guaranteed Obligations.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy, dissolution or reorganization of debt or for any other reason, all such amounts otherwise subject to acceleration under the terms of any Financing Agreements or other instrument or agreement evidencing or securing the payment of the Guaranteed Obligations shall nevertheless be immediately due and payable by each Guarantor.

(ii)                                  If a Guarantor should dissolve or become insolvent (within the meaning of the UCC), or if a petition for an order for relief with respect to a Guarantor should be filed by or against such Guarantor under any chapter of the United States Bankruptcy Code, or if a receiver, trustee, conservator or other custodian should be appointed for a Guarantor or any property of a Guarantor, or if any Event of Default shall occur and be continuing, then, in any such event and whether or not any of the Guaranteed Obligations are then due and payable or the maturity thereof has been accelerated or demand for payment thereof has been made, Agent, on behalf of Secured Parties, may, without notice to any Guarantor, make the Guaranteed Obligations immediately due and payable hereunder as to any Guarantor and Agent and Lenders shall be entitled to enforce the obligations of each Guarantor hereunder as if the Guaranteed Obligations were then due and payable in full.  If any of the Guaranteed Obligations are collected by or through an attorney at law, Guarantors agree to jointly and severally pay Secured Parties’ reasonable attorneys’ fees and court costs.  Guarantors shall be obligated to make multiple payments under their guarantees to the extent necessary to cause full payment of the Guaranteed Obligations.

(iii)                               If and to the extent Agent or any Lender receives any payment on account of any of the Guaranteed Obligations (whether from Borrowers, Guarantor or a third party obligor or from the sale or other disposition of any Collateral) and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any state, federal or foreign bankruptcy or other insolvency law, common law or equitable cause, then the part of the Guaranteed Obligations intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.  The foregoing provisions of this paragraph shall survive payment in full of the Obligations and the termination of this Agreement.

(iv)                              Agent and Lenders shall have the right to seek recourse against each Guarantor to the full extent provided for herein and against Borrowers to the full extent provided for herein or in any of the Financing Agreements.  No election to proceed in one form of action or proceeding, or against any Person, or on any obligation, shall constitute a waiver of Agent’s or any Lender’s right to proceed in any other form of action or proceeding or against any other Person.  Specifically, but without limiting the generality of the foregoing, no action or proceeding by Agent or any Lender against Borrowers under the Financing Agreements or any other instrument or agreement evidencing or securing Guaranteed Obligations shall serve to diminish the liability of any Guarantor for the balance of the Guaranteed Obligations.

(v)                                 Each Guarantor acknowledges that Agent is authorized and empowered to enforce such Guarantor’s guarantee for the benefit of Secured Parties and to collect from such Guarantor the amount of the Guaranteed Obligations from time to time, in Agent’s own name and without the necessity of joining any other Secured Party in any action, suit or other proceeding to enforce its guarantee.

(e)                                  To the fullest extent permitted by applicable law, each Guarantor hereby waives and renounces (for itself and its successors):

(i)                                     notice of each Secured Party’s acceptance hereof and reliance hereon; notice of the extension of credit from time to time by Secured Parties to any Borrower and the creation, existence or acquisition of any Guaranteed Obligations; notice of the amount of Guaranteed Obligations of Borrowers to Secured Parties from time to time (subject, however, to Guarantor’s right to make inquiry of Agent to ascertain the amount of Guaranteed Obligations at any reasonable time); notice of any adverse change in any Borrower’s financial condition or of any other fact that might increase such Guarantor’s risk; notice of presentment for payment, demand, protest and notice thereof as to any instrument; notice of default or acceleration; all other notices and demands to which such Guarantor might otherwise be entitled; any right such Guarantor may have, by statute or otherwise, to require Secured Parties to institute suit against any Borrower after notice or demand from such Guarantor or to seek recourse first against Borrowers or otherwise, or to realize upon any security for the Guaranteed Obligations, as a condition to enforcing such Guarantor’s liability and obligations hereunder; any defense that any Borrower may at any time have or assert based upon the statute of limitations, the statute of frauds, failure of consideration, fraud, bankruptcy, lack of legal capacity, usury, or accord and satisfaction; any defense that other indemnity, guaranty, or security was to be obtained; any defense or claim that any Person purporting to bind any Borrower to the payment of any of the Guaranteed Obligations did not have actual or apparent authority to do so; any right to contest the commercial reasonableness of the disposition of any Collateral; any defense or claim that any other act or failure to act by any Secured Party had the effect of increasing such Guarantor’s risk of payment; and any other legal or equitable defense to payment under this guarantee.

(ii)                                  any and all rights or defenses arising by reason of any “one action” or “anti-deficiency” law which would otherwise prevent Secured Parties from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of setoff) against such Guarantor before or after any Secured Party’s commencement or completion of any foreclosure action, whether by judicial action, by exercise of power of sale or otherwise, or any other law which in any other manner would otherwise require any election of remedies by any Secured Party; and any right that such Guarantor may have to claim or recover in any litigation arising out of this guarantee or any of the other Financing Agreements, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

(iii)                               any right that such Guarantor may have to terminate or revoke its guarantee hereunder.  If, notwithstanding the foregoing waiver, any Guarantor shall nevertheless have any right under applicable law to terminate or revoke its guarantee hereunder, which right cannot be waived by such Guarantor, such termination or revocation shall not be effective until a written notice of such termination or revocation, specifically referring to this guarantee and signed by such Guarantor, is actually received by an officer of Agent who is familiar with Borrowers’ account and this guarantee; but any such termination or revocation shall not affect the obligation of such Guarantor or such Guarantor’s successors or assigns with respect to any of the Guaranteed Obligations and existing at the time of the receipt by Agent of such revocation or to arise out of or in connection with any transactions theretofore entered into by Secured Parties with or for the account of Borrowers.  If Agent or any Lender grants loans or other extensions of credit to or for the benefit of any Borrower or takes other action after the termination or revocation by any Guarantor but prior to Agent’s receipt of such written notice of termination or revocation, then the rights of such Secured Party hereunder with respect thereto shall be the same as if such termination or revocation had not occurred.

(f)                                    (i)                                     Each Guarantor consents and agrees that, without notice to or by such Guarantor and without reducing, releasing, diminishing, impairing or otherwise affecting the liability or obligations of such Guarantor under its guarantee, Secured Parties may (with or without consideration) compromise or settle any of the Guaranteed Obligations; accelerate the time for payment of any of the Guaranteed Obligations; extend the period of duration or the time for the payment, discharge or performance of any of the Guaranteed Obligations; increase the amount of the Guaranteed Obligations; refuse to enforce, or release all or any Persons liable for the payment of, any of the Guaranteed Obligations; increase, decrease or otherwise alter the rate of interest payable with respect to the principal amount of any of the Guaranteed Obligations or grant other indulgences to Borrowers in respect thereof; amend, modify, terminate, release, or waive any Financing Agreements or any other documents or agreements evidencing, securing or otherwise relating to the Guaranteed Obligations (other than this Agreement); release, surrender, exchange, modify or impair, or consent to the sale, transfer or other disposition of, any Collateral or other property at any time securing (directly or indirectly) any of the Guaranteed Obligations or on which Secured Parties may at any time have a Lien; fail or refuse to perfect (or to continue the perfection of) any Lien granted or conveyed to any Secured Party with respect to any Collateral, or to preserve rights to any Collateral, or to exercise care with respect to any Collateral in any Secured Party’s possession; extend the time of payment of any Collateral consisting of accounts, notes, chattel paper, payment intangibles or other rights to the payment of money; refuse to enforce or forbear from enforcing its rights or remedies with respect to any Collateral or any Person liable for any of the Guaranteed Obligations or make any compromise or settlement or agreement therefor in respect of any Collateral or with any party to the Guaranteed Obligations; release or substitute any one or more of the endorsers or guarantors of the Guaranteed Obligations, whether parties to this Agreement or not; subordinate payment of any of the Guaranteed Obligations to the payment of any other liability of any Borrower; or apply any payments or proceeds of Collateral received to the liabilities of any Borrower to any Secured Party regardless of whether such liabilities consist of Guaranteed Obligations and regardless of the manner order or of any such application.

(ii)                                  Each Guarantor is fully aware of the financial condition of each Borrower.  Each Guarantor delivers the guarantee set forth in this Agreement based solely upon Guarantor’s own independent investigation and in no part upon any representation or statement of any Secured Party with respect thereto.  Each Guarantor is in a position to and hereby assumes full responsibility for obtaining any additional information concerning each Borrower’s financial condition as such Guarantor may deem material to such Guarantor’s obligations hereunder and such Guarantor is not relying upon, nor expecting any Secured Party to furnish such Guarantor, any information in any Secured Party’s possession concerning any Borrower’s financial condition.  If any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any Guarantor regarding Borrowers, any of the Collateral or any transaction or occurrence in respect of any of the Financing Agreements, such Secured Party shall be under no obligation to update any such information or to provide any such information to any Guarantor on any subsequent occasion.  Each Guarantor hereby knowingly accepts the full range of risks encompassed within a contract of “guaranty,” which risks include, without limitation, the possibility that Borrowers will contract additional Guaranteed Obligations for which such Guarantor may be liable hereunder after Borrowers’ financial condition or ability to pay their lawful debts when they fall due has deteriorated.

(g)                                 (i)                                     Notwithstanding any provision of this guarantee to the contrary, (a) all rights of each Guarantor under clause (c) of this guarantee and all other rights of indemnity, contribution, subrogation or exoneration with respect to the Obligations shall be fully subordinated to the full payment of the Obligations and (b) no such right shall be exercised until full payment of the Guaranteed Obligations.  If any amount shall be paid to any Paying Guarantor on account of any such indemnity, contribution, exoneration or subrogation rights at any time that full payment of the Guaranteed Obligation has not occurred, such amount shall be held in trust for the benefit of Secured Parties and shall be forthwith paid to Agent to be credited and applied to the Guaranteed Obligations (whether matured or unmatured).  No failure on the part of any Borrower or any Guarantor to make payments required pursuant to clause (c) (or any other payments required under applicable law) shall in any respect limit or otherwise affect the obligations or liabilities of any Guarantor under this guarantee, and each Guarantor shall remain fully liable to Secured Parties for all of the obligations of such Guarantor hereunder.

(iii)                               The provisions of this Agreement shall be supplemental to and not in derogation of any rights and remedies of any Secured Party or any affiliate of any Secured Party under any separate subordination agreement that such Secured Party or such affiliate may at any time or from time to time enter into with any Guarantor.

(h)                                 The execution and delivery to any Secured Party and such Secured Party’s acceptance of any guaranty in addition to each Guarantor’s guarantee hereunder shall not be deemed in lieu of or to supersede, terminate or diminish any guarantee hereunder, but shall be construed as an additional or supplementary guaranty unless otherwise expressly provided in such additional or supplementary guaranty; and if, prior to the date hereof, any Guarantor or any other Person has given to any Secured Party a previous guaranty or guaranties, each Guarantor’s guarantee hereunder shall be construed to be an additional or supplementary guaranty and not  to be in lieu thereof or to supersede, terminate or diminish such previous guaranty or guaranties.

(i)                                     Unless otherwise required by applicable law or a specific agreement to the contrary, all payments received by Secured Parties from Borrowers, Guarantors or any other Person with respect to the Guaranteed Obligations or from proceeds of the Collateral may be applied (or reversed and reapplied) by Secured Parties to the Guaranteed Obligations in accordance with this Agreement, without affecting in any manner any Guarantor’s liability hereunder.

(j)                                     To the extent any performance of this guarantee would violate any applicable usury statute or other applicable law, the obligation to be fulfilled shall be reduced to the limit legally permitted, so that this guarantee shall not require any performance in excess of the limit legally permitted, but such obligations shall be fulfilled to the limit of legal validity.  Nothing in this guarantee shall be construed to authorize Secured Parties to collect from Guarantors any interest that has not yet accrued, is unearned or subject to rebate or is otherwise not entitled to be collected by Secured Parties under applicable law.  The provisions of this paragraph shall control every other provision of this guarantee.

[Signatures begin on next page]

IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

BORROWERS

FREEDOM GROUP, INC.

By:

Title:

REMINGTON ARMS COMPANY, INC.

By:

Title:

THE MARLIN FIREARMS COMPANY

By:

Title:

H&R 1871, LLC

By:

Title:

Signature Page to Loan and Security Agreement

BUSHMASTER FIREARMS INTERNATIONAL, LLC

By:

Title:

DPMS FIREARMS, LLC

By:

Title:

E-RPC, LLC

By:

Title:

DA ACQUISITIONS, LLC

By:

Title:

RA BRANDS, L.L.C.

By:

Title:

GUARANTORS

RACI HOLDING, INC.

By:

Title:

REMINGTON STEAM, LLC

By:

Title:

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Signature Page to Loan and Security Agreement

BUSHMASTER HOLDINGS, LLC

By:

Title:

Signature Page to Loan and Security Agreement

AGENT

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent and Issuing Bank

By:

Title:

LENDERS

WACHOVIA BANK, NATIONAL ASSOCIATION

By:

Title:

Commitment: $55,000,000.00

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BANK OF AMERICA, N.A.

By:

Title:

Commitment: $40,000,000.00

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Signature Page to Loan and Security Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:

Title:

Commitment: $20,000,000.00

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Signature Page to Loan and Security Agreement

NATIONAL CITY BUSINESS CREDIT, INC.

By:

Title:

Commitment: $17,500,000.00

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Signature Page to Loan and Security Agreement

RBS CITIZENS, NATIONAL ASSOCIATION

By:

Title:

Commitment: $17,500,000.00

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Signature Page to Loan and Security Agreement

REGIONS BANK

By:

Title:

Commitment: $15,000,000.00

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Signature Page to Loan and Security Agreement

BARCLAYS BANK PLC

By:

Title:

Commitment: $15,000,000.00

Signature Page to Loan and Security Agreement

EXHIBIT A

to

LOAN AND SECURITY AGREEMENT

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of                           , 20   is made between                                                  (the “Assignor”) and                                          (the “Assignee”).

W I T N E S S E T H:

WHEREAS, Wachovia Bank, National Association, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Freedom Group, Inc. and the other Borrowers under (and as defined in) and (collectively, “Borrowers”) in the Loan and Security Agreement, dated July 29,  2009, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), as set forth in the Loan Agreement and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrowers in an aggregate amount not to exceed $                       (the “Commitment”);

WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $                             (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.                                       Assignment and Acceptance.

(a)                                  Subject to the terms and conditions of this Assignment and Acceptance,  Assignor hereby sells, transfers and assigns to Assignee, and  Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Commitment of Assignee shall be as set forth below and the Pro Rata Share of Assignee shall be                (    %) percent.

(b)                                 With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount.  Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.  It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.2, 6.4, 6.9, 11.5 and 12.5 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

(c)                                  After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $                          .

(d)                                 After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $                             (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).

2.                                       Payments.

(a)                                  As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $                        , representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans.

(b)                                 Assignee shall pay to Agent the processing fee in the amount specified in Section 13.7(a) of the Loan Agreement.

3.                                       Reallocation of Payments.  Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letters of Credit shall be for the account of Assignor.  Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee.  Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4.                                       Independent Credit Decision.  Assignee  acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of                            and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and  agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

5.                                       Effective Date; Notices.

(a)                                  As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be                               , 20    (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i)                                     this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

(ii)                                  the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii)                               written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Administrative Borrower and Agent;

(iv)                              Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and

(v)                                 the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.

(b)                                 Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Administrative Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

6.                                       Agent.  [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]

(a)                                  Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.

(b)                                 Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.

7.                                       Withholding Tax.  Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

8.                                       Representations and Warranties.

(a)                                  Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b)                                 Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto.  Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers, Guarantors or any of their respective Affiliates, or the performance or observance by Borrowers, Guarantors or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

(c)                                  Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.

9.                                       Further Assurances.  Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

10.                                 Miscellaneous.

(a)                                  Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto.  No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

(b)                                 All payments made hereunder shall be made without any set-off or counterclaim.

(c)                                  Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d)                                 This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e)                                  THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF                           .  Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in the borough of Manhattan, New York County, New York over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court.  Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f)                                    ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:

Title:

[ASSIGNEE]

By:

Title:

SCHEDULE 1

NOTICE OF ASSIGNMENT AND ACCEPTANCE

                          , 20

Attn.:

Re:                               Freedom Group, Inc.

Ladies and Gentlemen:

Wachovia Bank, National Association, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Freedom Group, Inc. and the other Borrowers under (and as defined in) the Loan Agreement (collectively, “Borrowers”) as set forth in the Loan and Security Agreement, dated July 29, 2009, by and among Borrowers, certain of their affiliates, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

1.                                       We hereby give you notice of, and request your consent to, the assignment by                                   (the “Assignor”) to                                      (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to               (     %) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). We understand that the Assignor’s Commitment shall be reduced by $                     , as the same may be further reduced by other assignments on or after the date hereof.

2.                                       Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

3.                                       The following administrative details apply to Assignee:

(A)                              Notice address:

Assignee name:
Address:

Attention:
Telephone:
Telecopier:

(B)                              Payment instructions:

Account No.:
At:
Reference:
Attention:

4.                                       You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

[Signatures begin on next page]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title:

ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent

By:

Title:

EXHIBIT B

TO

LOAN AND SECURITY AGREEMENT

Compliance Certificate

To:	Wachovia Bank, National Association, as Agent
301 South College Street
6th Floor
Charlotte, North Carolina 28288
Attention: Bruce K. Rhodes

Ladies and Gentlemen:

I hereby certify to you pursuant to Section 9.6 of the Loan Agreement (as defined below) as follows:

1.                                       I am the duly elected Chief Financial Officer of Freedom Group, Inc., a Delaware corporation, the Administrative Borrower under (and as defined in) in the Loan and Security Agreement, dated July 29, 2009, by and among Wachovia Bank, National Association, as agent for the financial institutions party thereto as lenders (in such capacity, “Agent”) and the financial institutions party thereto as lenders (collectively, “Lenders”), the Administrative Borrower and the other Borrowers as defined therein and certain of their affiliates (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan Agreement.

2.                                       I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and Guarantors, during the immediately preceding fiscal month.

3.                                       The review described in Section 2 above did not disclose the existence during or at the end of such fiscal month, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower or Guarantor has taken, is taking, or proposes to take with respect to such condition or event.

4.                                       I further certify that, based on the review described in Section 2 above, no Borrower or Guarantor has at any time during or at the end of such fiscal month, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a)                                  Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.

(b)                                 Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement), or established any new asset locations.

B-1

(c)                                  Materially changed the terms upon which it sells goods (including sales on consignment) or provides services, nor has any vendor or trade supplier to any Borrower or Guarantor during or at the end of such period materially adversely changed the terms upon which it supplies goods to any Borrower or Guarantor.

(d)                                 Permitted or suffered to exist any security interest in or Liens on any of its properties, whether real or personal, other than as specifically permitted in the Financing Agreements.

(e)                                  Received any written notice of, or obtained actual knowledge of any of the following not previously disclosed to Agent: any proceeding, complaint, order, directive, claims or citation with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by any Borrower or Guarantor or (B) the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law, to the extent that any such proceeding, complaint, order, directive, claim or citation would reasonably be expected to have a Material Adverse Effect.

(f)                                    Become aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any instrument or agreement in respect of Indebtedness for money borrowed by any Borrower or Guarantor.

5.                                       Attached hereto as Schedule III are the calculations used in determining, as of the end of such fiscal month whether Borrowers and Guarantors are in compliance with the covenants set forth in Section 9.17 and Section 9.18 of the Loan Agreement for such fiscal month regardless of whether a Fixed Charge Coverage Testing Period is in effect or is a Covenant Recalibration Period.

The foregoing certifications are made and delivered this day of                           , 20    .

Very truly yours,

By:

Title:

B-2

EXHIBIT C

TO

LOAN AND SECURITY AGREEMENT

Form of Borrowing Base Certificate

Freedom Group, Inc.

Pursuant to the provisions of the Loan and Security Agreement and other financing documents (collectively the “Loan Documents”) made by and between Freedom Group, Inc. and certain of its Subsidiaries as Borrowers, Wachovia Bank, National Association as Agent, and the Lenders party thereto, Freedom Group, Inc. hereby delivers this Borrowing Base and Loan Report in order to induce Lenders to make loans to the Borrowers pursuant to the Loan and Security Agreement. This certificate is provided to facilitate the calculation of the Borrowing Base. In the event of any conflict or inconsistency, the terms of the Loan and Security Agreement will control.

Report #	As of Date:	Insert Date

		Combined
ACCOUNTS RECEIVABLE:
1	ACCOUNTS RECEIVABLE - Balance per last Period End	0
2	ASSIGNMENT OF ACCOUNTS RECEIVABLE
	a. Total Debit Amount (Sales)	0
	b. Less: Credit Memos (enter as a negative)	0
	c. Other Debits	0
		0
3	DEDUCTIONS FROM ACCOUNTS RECEIVABLE CONTROL
	a. Collections	0
	b. Discounts Allowed (enter as a negative)	0
	c. Adjustments to Trial Balance	0
	d. Other (attach detail):	0
		0
4	GROSS Remington ACCOUNTS RECEIVABLE (Line 1+ Line 2 - Line 3)	0
5	Less: INELIGIBLES	0

16	ELIGIBLE ACCOUNTS RECEIVABLE COLLATERAL	0
	Multiply times advance rate of 85%
17	ACCOUNTS RECEIVABLE COLLATERAL AVAILABILITY	0
18	INVENTORY AVAILABILITY (Capped at $90,000,000 - see attached)	0

19	GROSS BORROWING BASE	0
20	TOTAL BORROWING BASE (the lessor of Line 13 or $180MM limit)	0

21	Loan Balance-End of Prior Period	0
	Advances (+)	0
	Collections (-)	0
	Other Debits (-)/Credits (+)	0
22	Loan Balance - This Period End	0
AVAILABILITY:
23	Borrowing Base (from Line 20 above)	0
24	Less: Revolving Loans Outstanding (from Line 22 above)	0
25	Less: Standby L/C’s Outstanding	0
26	Less: Past Due Sales Tax Reserve	0
27	Less: Past Due Excise Tax Reserve	0
28	Less: Royalties Reserve	0

29	NET EXCESS AVAILABILITY (Line 23-24-25-26-27-28)	0

30	SUPPLEMENTAL INFORMATION: Qualified Cash	0

The undersigned Borrower certifies to you that: (a) this report, including all other reports and other schedules referred to herein, is true and correct in all respects, is in accordance with the books and records of the undersigned and is prepared in accordance with the terms of the Credit Agreement; (b) as of the date hereof, all representations and warranties of the undersigned contained in the Loan Document are true and correct; (c) there have been no new liens, suits or judgments entered which have not been disclosed to the Agent since the last borrowing base, and (d) no default or event of default or any event or condition, which with the giving of notice or the passage of time of both would constitute a default or event of default under the Credit Agreement, exists.

Freedom Group, Inc.

RECONCILIATION OF ACCOUNTS RECEIVABLE AGING - Remington

To:	Wachovia Securities
One Wachovia Building, TW-06
Charlotte, North Carolina 28288

Balance Per Attached Aging dated	Insert Date		*$	—

Balance Per Assignment #		$—

Reconciling Items: (Deduct items included in above assignment balance but not included in above aging balance. Add items included in above aging balance but not included in above assignment balance)

Sales:	Assignment #	Amount

	#		$—
	#	$
	#	$		$—

Collections:	Assignment #	Amount

	#		$—
	#		$—
	#	$		$—

Other:	Assignment #	Amount

	#		$—
	#	$
	#	$		$—

Adjusted Assignment Balance	*$	—

*These two amounts must agree or further explanation is necessary

CLIENT NAME	Remington Arms Company, Inc.

Prepared By

2

Freedom Group, Inc. - Summary Availability	as of:	Insert Date

$s in thousands	Remington	Bushmaster	DPMS	Total
AR	—	—	—	—
Inventory	—	—	—	—
Availability	—	—	—	—

Less Reserves:
LC	—	—	—	—
Past Due Sales Tax	—	—	—	—
Past Due Excise Tax	—	—	—	—
Royalties	—	—	—	—
Total Reserves	—	—	—	—

Total Availability	—	—	—	—

3

Freedom Group, Inc. - Inventory Borrowing Base

Insert Date	Field Exam Method				Appraisal Method
$s in thousands	Remington	Bushmaster	DPMS	Total	Remington	Bushmaster	DPMS	Total
RM Inventory (perpetual)	—	—	—	—	—	—	—	—
Less Ineligibles
Excess/Obsolete (GL)	—	—	—	—	—	—	—	—
Excess/Obsolete (Additional)	—	—	—	—	—	—	—	—
Outside Processers	—	—	—	—	—	—	—	—
Packaging, Marketing & Publications (GL)	—	—	—	—	—	—	—	—
Marlin Steel Physically in WIP	—	—	—	—	—	—	—	—
Favorable PPV (GL)	—	—	—	—	—	—	—	—
Fav. Production Variance (GL)	—	—	—	—	—	—	—	—
Paint (GL)	—	—	—	—	—	—	—	—
Inventory Clearing	—	—	—	—	—	—	—	—
Quality Issues	—	—	—	—	—	—	—	—
In-Transit	—	—	—	—	—	—	—	—
Royalty Accrual (GL)	—	—	—	—	—	—	—	—
Gun Powder and Chemicles (GL)	—	—	—	—	—	—	—	—
Total Ineligibles - RM	—	—	—	—	—	—	—	—
Eligible RM’s	—	—	—	—	—	—	—	—
NOLV % of Eligible RM’s					30.7%	7.8%	7.8%
Net OLV					—	—	—	—
Advance Rate/Net Recovery %	50.0%	50.0%	50.0%	50.0%	85.0%	85.0%	85.0%	#DIV/01
Available RM’s	—	—	—	—	—	—	—	—

WIP Inventory	—	—	—	—	—	—	—	—
Less: Ineligibles
Outside Processors & WIP	—	—	—	—	—	—	—	—
Total Ineligibles-WIP	—	—	—	—	—	—	—	—
Eligible WIP	—	—	—	—	—	—	—	—

Parts Inventory (Perpetual)	—	—	—	—	—	—	—	—
Less: Ineligibles
Test Count Variance Reserve	—	—	—	—	—	—	—	—
Production Variance (GL)	—	—	—	—	—	—	—	—
Physical Inv. Adjustment (GL)	—	—	—	—	—	—	—	—
Marlin Obsolete (GL)	—	—	—	—	—	—	—	—
Inventory Clearing (GL)	—	—	—	—	—	—	—	—
Slow Moving (GL)	—	—	—	—	—	—	—	—
Scrap (GL)	—	—	—	—	—	—	—	—
Simulator	—	—	—	—	—	—	—	—
Discontinued/Scrap	—	—	—	—	—	—	—	—
Purchase Price Variance	—	—	—	—	—	—	—	—
Arizona Inventory (WIP)	—	—	—	—	—	—	—	—
Reconciliation	—	—	—	—	—	—	—	—
Outside Processers	—	—	—	—	—	—	—	—
Total Ineligibles	—	—	—	—	—	—	—	—
Eligible Parts Inventory	—	—	—	—	—	—	—	—
NOLV % of Eligible Parts’s					11.1%	39.4%	16.5%	#DIV/01
Net OLV					—	—	—	—
Advance Rate/Net Recovery %	8.0%	35%	30%	#DIV/01	85.0%	85.0%	85.0%	85%
Available Parts Inventory	—	—	—	—	—	—	—	—
Cap in Parts			1,500				1,500
Lower of Available or Cap	—	—	—	—	—	—	—	—
Finished Goods (Perpetual)	—	—	—	—	—	—	—	—
Less: Ineligibles				—
Excess and Obsolete (GL)	—	—	—	—	—	—	—	—
Slow Moving - > 12 months	—	—	—	—	—	—	—	—
Production Variance (GL)	—	—	—	—	—	—	—	—
Quality Issues	—	—	—	—	—	—	—	—
In Transit to DC	—	—	—	—	—	—	—	—
Outside Processors	—	—	—	—	—	—	—	—
LCM Reserve (GL)	—	—	—	—	—	—	—	—
Total Ineligibles-FG	—	—	—	—	—	—	—	—
Eligible FG’s	—	—	—	—	—	—	—	—
NOLV % of Eligible Parts					71.6%	53.8%	35.0%	#DIV/01
Net OLV	—	—	—	—	—	—	—	—
Advance Rate/Net Recovery %	75.0%	75.0%	75.0%	75.0%	85.0%	85.0%	85.0%	85.0%
Available FG’s	—	—	—	—	—	—	—	—

Total Inventory
Total Inventory	—	—	—	—	—	—	—	—
Total Ineligibles	—	—	—	—	—	—	—	—
Total Eligible Inventory	—	—	—	—	—	—	—	—

Total Inventory Availability	—	—	—	—	—	—	—	—

4

Freedom Group, Inc. - Accounts Receivable Borrowing Base

Insert Date
$s in thousands	Remington	Bushmaster	DPMS	Total
Beginning Accounts Receivable Balance	—	—	—	—

Add: Sales	—	—	—	—
Less: Credit Memos	—	—	—	—
Other Debits	—	—	—	—
Less: Collections	—	—	—	—
Less: Discounts/Allowances	—	—	—	—
Adjustments to Trial Balance	—	—	—	—
Other (attach detail):	—	—	—	—
Ending Accounts Receivable Balance	—	—	—	—

Less Ineligibles
Past Due	—	—	—	—
Credits Past Due	—	—	—	—
Contra Accounts	—	—	—	—
50% Cross Age	—	—	—	—
Foreign	—	—	—	—
Intercompany	—	—	—	—
Accts Due from Sales Reps	—	—	—	—
Gift Certificates	—	—	—	—
Government	—	—	—	—
Exchange AR	—	—	—	—
Allowance for Short Pays (GL)	—	—	—	—
Accrued Cash Discounts (GL)	—	—	—	—
Chargeback’s - Shortpays	—	—	—	—
Interest	—	—	—	—
Rebates (GL)	—	—	—	—
Performance Free Goods (GL)	—	—	—	—
Accrued Co-OP (GL)	—	—	—	—
COD/Credit Cards	—	—	—	—
Total Ineligibles - RM	—	—	—	—
Eligible AR	—	—	—	—
Advance Rate	85.0%	85.0%	85.0%	85.0%
Available AR	—	—	—	—

5

Summary of Aging By Buckets

Insert Date

Domestic Accounts, Canadian Accounts & US Gov’t

Payment term	Current	1-30 days	31-60 days	61+ days	Total
<30	—	—	—	—	—
31-60	—	—	—	—	—
61-90	—	—	—	—	—
91-120	—	—	—	—	—
121-180	—	—	—	—	—
181-270	—	—	—	—	—
271+	—	—	—	—	—
Total	—	—	—	—	—

Non-Canadian Foreign Accounts & Foreign Gov’ts (requires L/C)

Payment term	Current	Past Due	Total
<180	—	—	—
181+	—	—	—

Total	—	—	—

Total A/R Balance			—

Eligibility Calculation

Domestic Accounts, Canadian Accounts & US Gov’t
<30			—
31-60			—
61-90			—
91-120			—
121-270 - 40MM Bucket	40,000,000.00		—
181-270 - 10MM Sub-Bucket	10,000,000.00	—
Non-Canadian Foreign Accounts & Foreign Gov’ts (requires L/C)
<180			—

Less Past Dues with Credit Balances:			—

Total Eligible A/R (after Past Due Criteria)			—

Total Past Due Ineligibles			—

6

SCHEDULE 1.37

EXISTING LENDERS

Wachovia Bank, National Association (“Wachovia”) as administrative and collateral agent for certain financial institutions under the Amended and Restated Credit Agreement dated March 15, 2006 among Remington Arms Company, Inc., RA Brands, L.L.C., The Marlin Firearms Company, H&R 1871, LLC, Wachovia and the various financial institutions from time to time party thereto.

RBS Citizens, National Association (“RBS”) as agent for certain financial institutions under the Amended and Restated Loan Agreement dated as of December 13, 2007 among RBS, Bushmaster Firearms International, LLC, and DPMS Firearms, LLC and certain financial institutions from time to time party thereto.

The Opportunity Fund LLC, Post Distressed Master Fund, L.P., Post Strategic Master Fund L.P., Post Total Return Master Fund, LP, Royal Mail Pension Plan, Post Leveraged Loan Master Fund, L.P, Virginia Retirement System, Post Aggressive Credit Master Fund, Ltd and HFR DS Opportunity Master Trust as noteholders (“Noteholders”) under the Note Purchase Agreement among Bushmaster Firearms International, LLC, U.S. Bank National Association as collateral agent and the Noteholders.

SCHEDULE 1.38

LETTERS OF CREDIT

Issuing Bank: Wachovia Bank, National Association

Company	Beneficiary	Amount	Letter of Credit Number	Expiration

Remington Arms Company, Inc.	Royal Bank of Canada	$2,066,155.00	SM229983	February 5, 2010

Remington Arms Company, Inc.	Liberty Mutual Insurance Company	$50,000.00	SM229999	February 5, 2010

Remington Arms Company - NC	State of New York	$41,000.00	SM202135	March 1, 2010

Remington Arms Company - NC	National Union Fire Insurance Co	$4,285,000.00	SM204810	September 15, 2009

Remington Arms Company - NC	Baschieri & Pellagri	$100,000.00	SM204897	September 25, 2009

Remington Arms Co Benefit of EOTAC	Goodwill Garment Corporation	$333.97	IC024390U	November 30, 2009

Remington Arms Co Benefit of EOTAC	Goodwill Garment Corporation	$3,512.20	IC024439U	November 30, 2009

Remington Arms Co Benefit of EOTAC	Goodwill Garment Corporation	$42,401.23	IC024677U	December 31, 2009

Remington Arms Co Benefit of EOTAC	Goodwill Garment Corporation	$6,460.76	IC024715U	November 30, 2009

Remington Arms Co Benefit of EOTAC	Goodwill Garment Corporation	$188,475.25	IC024954U	December 31, 2009

Company	Beneficiary	Amount	Letter of Credit Number	Expiration

Remington Arms Company Inc. for the benefit of EOTAC	Goodwill Garment Corporation	$218,461.65	IC024994U	December 31, 2009

Remington Arms Co Benefit of EOTAC	Goodwill Garment Corporation	$81,234.43	IC024390U	November 9, 2009

Remington Arms Co Benefit of EOTAC	Goodwill Garment Corporation	$91,038.08	IC024439U	November 13, 2009

Remington Arms Co Benefit of EOTAC	Goodwill Garment Corporation	$36,249.12	IC024439U	November 23, 2009

Remington Arms Co Benefit of EOTAC	Goodwill Garment Corporation	$479,785.84	IC024677U	November 23, 2009

Remington Arms Co Benefit of EOTAC	Goodwill Garment Corporation	$45,003.58	IC024677U	December 14, 2009

Remington Arms Co Benefit of EOTAC	Goodwill Garment Corporation	$130,887.49	IC024715U	December 14, 2009

Issuing Bank: RBS Citizens, National Association

Company	Beneficiary	Amount	Letter of Credit Number	Expiration

Bushmaster Firearms International, LLC	The Sultan’s Special Force, Sultanate of Oman	$8,199.75	S906874	4-30-2010

Same	TMB Bank Public Company Limited	$183,010.09	S905028	1-31-2010

SCHEDULE 5.2

COLLATERAL MATTERS

Chattel paper and instruments

None.

Deposit accounts

Adirondack Bank

Remington Arms Company, Inc.

Ilion Plant Account - Deposit Account Number [  ]

Bank of America, N.A.

Remington Arms Company, Inc.

Concentration Account - Checking Account Number [  ]

Texas Lockbox - Deposit Account Number [  ]

EURO Account - Checking Account Number [  ]

RA Brands, L.L.C.

Checking Account Number [  ]

RACI Holding, Inc.

Checking Account Number [  ]

Freedom Group, Inc.

Checking Account Number [  ]

E-RPC, LLC

Concentration Account - Checking Account Number [  ]

Citizens Bank of New Hampshire

Bushmaster Firearms International, LLC

CB Operating account - Account Number [  ]

CB Operating account/soon to be closed - Account Number [  ]

DPMS Firearms, LLC

Operating Account - Account Number [  ]

First National Bank-Sparta

Remington Arms Company, Inc.

Checking Account For The Grand American Shows - Account Number [  ]

First State Bank-Lonoke

Remington Arms Company, Inc.

Lonoke Plant Account - Deposit Account Number [  ]

M and T Bank

Remington Arms Company, Inc.

Deposit Account for Credit Card Sales - Account Number [  ]

Mohave State Bank

Bushmaster Firearms International, LLC

Arizona checking account - Account Number [  ]

Premier Bank

DPMS Firearms, LLC

Retirement Account - Account Number [  ]

Sherburne State Bank

DPMS Firearms, LLC

Deposit Account - Account Number [  ]

Wachovia Bank, National Association

The Marlin Firearms Company

Petty Cash Account - Deposit Account Number [  ]

Wells Fargo Bank, National Association

DA Acquisitions, LLC

Checking Account - Account Number [  ]

Securities Accounts

Reason for
				Subject to	Exclusion
				control	from
	Type Of		Account	agreement?	Control
Owner	Account	Intermediary	Numbers	[Yes/No]	Requirement
Remington Arms Company, Inc.	Wal-mart Computer Share	None	[ ]	No

Commodity Accounts

Reason for
				Subject to	Exclusion
				control	from
	Type Of		Account	agreement?	Control
Owner	Account	Intermediary	Numbers	[Yes/No]	Requirement
Remington Arms Company, Inc.	Trading Account for commodity hedging	None	None	No

Letters of credit, banker’s acceptances or similar instruments

Issuer	Beneficiary	Open Letter of Credit Amount	Date of Issuance	Expiration Date	Subject to Control Requirement [Yes/No]

Anafield SDN BHD	Bushmaster Firearms International, LLC	8,971,050.00	6/04/09	5/31/2010	No

The Sultan’s Special Forces	Bushmaster Firearms International, LLC	327,990.00	6/15/09	9/30/2009	No

Collateral in the custody, control or possession of a third party

Vendor Name/Address	Status	Collateral

Ozburn-Hessey Logistics Memphis Logistics Center 6225 Global Drive	Warehouse	Inventory/Equipment

Ace Cutter Grinding 6739 97th Street N.E. Monticello, MN 55362	Processor	Inventory

Acro Machine Inc. 16484 149th St SE - Suite 101 Big Lake, MN 55309	Processor	Inventory

Dayton Machine Inc. 17171 113th Ave N. Suite D Osseo, MN 55369	Processor	Inventory

Dynamic Finishes LLC 412 S Cox St Joplin, MO 64801	Processor	Inventory

Flame Metals Processing Corp. EB 322; PO Box 1380 Minneapolis, MN 55480-1380	Processor	Inventory

L.A.R. Manufacturing Inc. 4133 W Farm Rd West Jordan, UT 84088-4997	Processor	Inventory

Connecticut Shotgun Mfg Co. 35 Woodland Street New Britain, CT 06051	Processor	Equipment

Art Guild Inc. 4580 Walnut Road N. Las Vegas, NV 89081	Warehouse	Equipment (Trade Show Booth)

Springfield Munitions Co. 439 West Main Street Ridgeway, PA 15853	Processor	Inventory/Equipment

P&F Machining, Inc 17171 113th Ave Dayton, MN 55369	Processor	Inventory

Schaffer Machine, Inc. 15197 Lakes Road NW Brandon, MN 56315	Processor	Inventory

Vendor Name/Address	Status	Collateral

Vision Coating 1679 Radison Rd NE Blaine, MN 55449	Processor	Inventory

Greystone, Inc Induplate Lincoln, RI	Processor	Inventory

Cutting Edge Machining Solutions, Inc Morriodale, PA	Processor	Inventory

Avtec Finishing Inc New Hope, MN	Processor	Inventory

Anderson Automatics Inc Minneapolis, MN	Processor	Inventory

Arrow Cryogenics LLC Blaine, MN	Processor	Inventory

Outdoor Colors LLC Rutherfordton, NC	Processor	Inventory

SCHEDULE 8.2

NAME; STATE OF ORGANIZATION; CHIEF EXECUTIVE OFFICE;

COLLATERAL LOCATIONS

Current Name and Organizational Information

Legal Name	Type of Entity	Organizational Number	Federal Taxpayer Identification Number	State of Formation

Freedom Group, Inc.	Corporation	4327229	26-0174491	Delaware

RACI Holding, Inc.	Corporation	2356121	51-0350929	Delaware

Remington Arms Company, Inc.	Corporation	2356123	51-0350935	Delaware

RA Brands, L.L.C.	Limited Liability Company	3252846	56-2201477	Delaware

The Marlin Firearms Company	Corporation	0071198	06-0441640	Connecticut

H&R 1871, LLC	Limited Liability Company	0665164	22-3762893	Connecticut

Bushmaster Holdings, LLC	Limited Liability Company	4141162	74-3173153	Delaware

Bushmaster Firearms International, LLC	Limited Liability Company	4112200	02-0770483	Delaware

DPMS Firearms, LLC	Limited Liability Company	4431967	26-1199759	Delaware

E-RPC, LLC	Limited Liability Company	4643294	26-4394679	Delaware

Legal Name	Type of Entity	Organizational Number	Federal Taxpayer Identification Number	State of Formation

DA Acquisitions, LLC	Limited Liability Company	4687839	27-0238501	Delaware

Remington Steam, LLC	Limited Liability Company	N/A	51-0350935	New York

Former Names

Company/Subsidiary	Prior Name	Date of Change

Freedom Group, Inc.	American Heritage Arms, Inc.	10/15/08

Freedom Group, Inc.	American Heritage Arms, LLC	12/11/07

Bushmaster Firearms International, LLC	Rambo Acquisitions, LLC	3/1/06

Mergers, Consolidations and Acquisitions Outside of the Ordinary Course of Business

Company/ Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

Bushmaster Firearms International, LLC	Bushmaster Firearms, Inc	Acquired substantially all of the assets of Bushmaster Firearms, Inc., a Maine corporation	April 13, 2006	Delaware	Rambo Acquisitions, LLC

List of All
Other
Names Used
on Any
Filings with
the Internal
Revenue
	Corporate				Service
Company/	Name of		Date of	State of	During Past
Subsidiary	Entity	Action	Action	Formation	Five Years

Freedom Group, Inc. (“FGI”)	Cerberus BFI Investor, Inc.	Cerberus BFI Investor, Inc. merged with and into FGI	December 12, 07	Delaware	American Heritage Arms, Inc., American Heritage Arms, LLC

FGI	RACI Holding, Inc.	FGI acquired all of the outstanding stock of RACI Holding, Inc., which, in turn, held all of the outstanding stock of Remington Arms Company, Inc.	May 31, 2007	Delaware	American Heritage Arms, Inc., American Heritage Arms, LLC

Bushmaster Firearms International, LLC	Cobb Manufacturing, Inc	Bushmaster Firearms International, LLC acquired substantially all of the assets of Cobb Manufacturing, Inc., a Georgia corporation	August 17, 2007	Delaware	Rambo Acquisitions, LLC

List of All
Other
Names Used
on Any
Filings with
the Internal
Revenue
	Corporate				Service
Company/	Name of		Date of	State of	During Past
Subsidiary	Entity	Action	Action	Formation	Five Years

FGI	Bushmaster Holdings, LLC

Acquired all of the equity of Bushmaster Holdings, LLC (“Holdings”) by:

1.     The merger of Cerberus BFI Investor, Inc., the indirect holder of 80.4% and 68.0% of the preferred and common units respectively of Bushmaster Firearms International, LLC, through a 80.4% membership interest in Holdings, with and into FGI, with FGI surviving;

2.     A share exchange by which Cerberus Partners, L.P., the indirect holder of 19.6% of the preferred and 16.58% of the common units of Bushmaster Firearms International, LLC, through a 19.6% membership interest in Holdings, exchanged its membership interest in Holdings for FGI preferred and common stock; and

3.     Share exchanges by which Bushmaster officers and directors who had held Bushmaster Firearms International, LLC common units exchanged their Bushmaster Firearms International, LLC common units for FGI common stock.

			12/12/07	Delaware	American Heritage Arms, Inc., American Heritage Arms, LLC

List of All
Other
Names Used
on Any
Filings with
the Internal
Revenue
	Corporate				Service
Company/	Name of		Date of	State of	During Past
Subsidiary	Entity	Action	Action	Formation	Five Years

DPMS Firearms, LLC	Defense Procurement/Manufacturing Services, Inc.	DPMS Firearms, LLC acquired substantially all of the assets of Defense Procurement/Manufacturing Services, Inc.	December 13, 2007	Delaware	N/A

Remington Arms Company, Inc.	The Marlin Firearms Company	Remington Arms Company, Inc. acquired all of the common stock of The Marlin Firearms Company	January 28, 2008	Delaware	N/A

DA Acquisitions, LLC	Dakota Arms, LLC	DA Acquisitions, LLC acquired substantially all of the assets of Dakota Arms, LLC, a Delaware limited liability company	June 5, 2009	Delaware	N/A

E-RPC, LLC	E-RPC, LLC	Freedom Group, Inc. formed E-RPC, LLC, a Delaware limited liability company	February 13, 2009	Delaware	N/A

Chief Executive Offices

Company/Subsidiary	Address	County	State

Freedom Group, Inc.	870 Remington Drive Box 700 Madison, North Carolina 27025	Rockingham	NC

RACI Holding, Inc.	870 Remington Drive Box 700 Madison, North Carolina 27025	Rockingham	NC

Remington Arms Company, Inc.	870 Remington Drive Box 700 Madison, North Carolina 27025	Rockingham	NC

Company/Subsidiary	Address	County	State

RA Brands, L.L.C.	870 Remington Drive Box 700 Madison, North Carolina 27025	Rockingham	NC

The Marlin Firearms Company	870 Remington Drive Box 700 Madison, North Carolina 27025	Rockingham	NC

H&R 1871, LLC	870 Remington Drive Box 700 Madison, North Carolina 27025	Rockingham	NC

E-RPC, LLC	870 Remington Drive Box 700 Madison, North Carolina 27025	Rockingham	NC

DA Acquisitions, LLC	870 Remington Drive Box 700 Madison, North Carolina 27025	Rockingham	NC

Remington Steam, LLC	870 Remington Drive Box 700 Madison, North Carolina 27025	Rockingham	NC

Bushmaster Holdings, LLC	999 Roosevelt Trail Windham, Maine 04062	Cumberland	ME

Bushmaster Firearms International, LLC	999 Roosevelt Trail Windham, Maine 04062	Cumberland	ME

DPMS Firearms, LLC	999 Roosevelt Trail Windham, Maine 04062	Cumberland	ME

Other Locations

Company/Subsidiary	Address	County	State

Remington Arms Company, Inc.	14 Hoefler Avenue Ilion, New York 13357	Ilion	NY

Remington Arms Company, Inc.	2952 AR-Highway 15 North Lonoke, Arkansas 72086	Lonoke	AR

Remington Arms Company, Inc.	1900 A Street, Box Z Ada, Oklahoma 74820	Pontotoc	OK

Company/Subsidiary	Address	County	State

Remington Arms Company, Inc.	22 Rifle Trail Hickory, Kentucky 42051	Hardin	KY

Remington Arms Company, Inc.	315 West Ring Road Elizabethtown, Kentucky 42701	Graves	KY

Remington Arms Company, Inc.	520 East Edgar Avenue Findlay, Ohio 45480	Hancock	OH

Remington Arms Company, Inc.	100 Kenna Drive North Haven, Connecticut 06473	New Haven	CT

Remington Arms Company, Inc.	60 Industrial Rowe Gardner, Massachusetts 01440	Worcester	MA

Remington Arms Company, Inc.	1310 Industry Road Sturgis, South Dakota 57785	Meade	SD

Remington Arms Company, Inc.	1209 Industry Road Sturgis, South Dakota 57785	Meade	SD

Bushmaster Firearms International, LLC	1070 Meteric Drive, Lake Havasu, Arizona 86403	Mohave	AZ

Bushmaster Firearms International, LLC	20 Sanford Drive, Gorham, Maine 04038	Cumberland	ME

DPMS Firearms, LLC	3312 12th Street SE, St. Cloud, Minnesota 56304	Stearns	MN

Bushmaster Firearms International, LLC	268 Cadillac Parkway, Suite 104, Dallas, Georgia 30157	Paulding	GA

Bushmaster Custom Shop, LLC	1368 Piney Green Road, Unit 10, Jacksonville, North Carolina 28546	Onslow	NC

Equity Interests of Borrowers and Guarantors

Borrowers and Guarantors	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Freedom Group, Inc.	Cerberus funds	1, 3-25 1, 3-7	100% Preferred 93.3% Common	100%

Borrowers and Guarantors	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Freedom Group, Inc.	Directors and Officers	8-15 & C1-C9	6.7%	100%

RACI Holding, Inc.	Freedom Group, Inc.	A147	100%	100%

Remington Arms Company, Inc.	RACI Holding, Inc.	1	100%	100%

Remington Steam, LLC	Remington Arms Company, Inc.	N/A	100%	100%

DA Acquisitions, LLC	Remington Arms Company, Inc.	N/A	100%	100%

RA Brands, L.L.C.	Remington Arms Company, Inc.	2,3	100%	100%

The Marlin Firearms Company	Remington Arms Company, Inc.	C 68-276 379	100% Common 100% Series B Non-Voting Common	100%

H&R 1871, LLC	The Marlin Firearms Company, Inc.	1	100%	100%

E-RPC, LLC	Freedom Group, Inc.	N/A	100%	100%

Bushmaster Holdings, LLC	Freedom Group, Inc.	2-3 2-12	100% Common 100% Preferred	100%

Bushmaster Firearms International, LLC	Bushmaster Holdings, LLC	N/A	100%	100%

DPMS Firearms, LLC	Bushmaster Firearms, LLC	1	100% Common	100%

SCHEDULE 8.4

PRIORITY OF LIENS; TITLE TO PROPERTIES; MORTGAGED PROPERTIES

Permitted Liens on Collateral consisting of personal property

All collateral pledged to Wilmington Trust FSB, as Collateral Agent under the Security Agreement dated as of July 29, 2009 among Freedom Group, Inc., each of Freedom Group, Inc.’s subsidiary grantors and Wilmington Trust FSB, as Collateral Agent, as well as all liens listed in the chart below:

Debtor	Jurisdiction	Secured Party	Original File Date	Description of Collateral	Original File Number

Bushmaster Firearms International, LLC	Delaware Secretary of State	CNC Associates, Inc.	11/15/2007	Lease Agreement (specific equipment)	2007 4356381

Bushmaster Firearms International, LLC	Delaware Secretary of State	CNC Associates, Inc.	11/15/2007	Lease Agreement (specific equipment)	2007 4358742

Bushmaster Firearms International, LLC	Delaware Secretary of State	CNC Associates, Inc.	01/15/2009	Lease Agreement (specific equipment)	2009 0149044

Bushmaster Firearms International, LLC	Delaware Secretary of State	CNC Associates, Inc.	01/15/2009	Lease Agreement (specific equipment)	2009 0149796

Bushmaster Firearms International, LLC	Delaware Secretary of State	CNC Associates, Inc.	01/16/2009	Lease Agreement (specific equipment)	2009 0166832

Cobb Manufacturing, Inc.	Georgia Cooperative Authority	CNC Associates, Inc.	05/02/2005	Specific equipment	007-2005- 006593

Cobb Manufacturing, Inc.	Georgia Cooperative Authority	CNC Associates, Inc.	05/02/2005	Specific equipment	007-2005- 006610

Debtor	Jurisdiction	Secured Party	Original File Date	Description of Collateral	Original File Number

Cobb Manufacturing, Inc.	Georgia Cooperative Authority	National City Commercial Capital Corporation	09/27/2005	Specific equipment	110-2005- 001145

Cobb Manufacturing, Inc.	Georgia Cooperative Authority	National City Commercial Capital Corporation	04/11/2007	Specific equipment	110-2007- 000341

DA Acquisitions, LLC	Delaware Secretary of State	Vencore Solutions LLC	06/12/2009	Lease Agreement (specific equipment)	2009 1889747

DA Acquisitions, LLC	North Carolina Secretary of State	Vencore Solutions LLC	06/12/2009	Lease Agreement (specific equipment)	2009004618 2C

Remington Arms Company, Inc.	Delaware Secretary of State	US Bancorp	01/21/2005	Informational purposes UCC	5023522 7

Remington Arms Company, Inc.	Delaware Secretary of State	First Niagara Leasing, Inc.	05/20/2005	Specific equipment	51560268

Remington Arms Company, Inc.	Delaware Secretary of State	Air Liquide Industrial US LP	08/24/2005	Specific equipment	52637214

Remington Arms Company, Inc.	Delaware Secretary of State	De Lage Landen Financial Services, Inc.	08/31/2005	Specific equipment	52702158

Remington Arms Company, Inc.	Delaware Secretary of State	De Lage Landen Financial Services, Inc.	10/04/2005	Lease Agreement (specific equipment)	53063386

Debtor	Jurisdiction	Secured Party	Original File Date	Description of Collateral	Original File Number

Remington Arms Company, Inc.	Delaware Secretary of State	Hewlett-Packard Financial Services Company	02/17/2006	Specific equipment	60589192

Remington Arms Company, Inc.	Delaware Secretary of State	Air Liquide Industrial U.S. LP	06/12/2006	Specific equipment	61992247

Remington Arms Company, Inc.	Delaware Secretary of State	De Lage Landen Financial Services, Inc.	10/03/2007	Specific equipment	2007 3725230

Remington Arms Company, Inc.	Delaware Secretary of State	De Lage Landen Financial Services, Inc.	10/03/2007	Specific equipment	2007 3724595

Remington Arms Company, Inc.	Delaware Secretary of State	De Lage Landen Financial Services, Inc	11/13/2007	Specific equipment	2007 4308812

Remington Arms Company, Inc.	Delaware Secretary of State	Wells Fargo Equipment Finance, Inc.	06/22/2009	Specific equipment	2009 2062229

The Marlin Firearms Company	Connecticut Secretary of State	Hyundai-Kia Machine America Corp.	08/12/2008	Specific equipment	0002649515

Wilmington Trust FSB (as trustee and collateral agent for various note holders) has mortgage liens on, or security title to, each of the following properties:

P.O. Box 700

870 Remington Drive

Madison, North Carolina 27025-0700

14 Hoefler Avenue

Ilion, New York 13357

2952 AR-Highway 15 North

Lonoke, Arkansas 72086

1900 A Street, Box Z

Ada, Oklahoma 74820

22 Rifle Trail

Hickory, Kentucky 42051

315 West Ring Road

Elizabethtown, Kentucky 42702

520 East Edgar Avenue

Findlay, Ohio 45480

SCHEDULE 8.6

LITIGATION

Investigations by Governmental Authorities

None.

Litigation that has or could reasonably be expected to have a Material Adverse Effect

On January 7, 2009, we received a call from Timothy Monsees, a lawyer in Kansas City, Missouri, regarding possible future class action litigation against the Company relating to the alleged propensity of Remington Model 700 bold-action rifles to accidentally discharge. On January 29, 2009, we met in Chicago with Mr. Monsees and two other lawyers working with him. Mr. Monsees explained that the lawyers were contemplating filing economic-loss class actions against Remington in state courts in Missouri and Montana. The lawyers have provided Remington with draft complaints. The draft complaints allege that the fire control mechanism of the rifles are defective and that owners of such firearms in Missouri and Montana are entitled to refunds for the rifles. The attorneys seek recovery of economic loss, punitive damages, attorneys’ fees, and a forced recall of the rifles in question.

SCHEDULE 8.11

INTELLECTUAL PROPERTY

The Obligors’ Intellectual Property is listed on Exhibits A and B to the Intellectual Property Security Agreement between Obligors and Agent dated as of July 29, 2009

SCHEDULE 8.12

SUBSIDIARIES; AFFILIATES; CAPITALIZATION; SOLVENCY

Subsidiaries, Affiliates and ownership of their respective Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged
Freedom Group, Inc.	Cerberus Capital Management	1, 3-25 1, 3-7	100% Preferred 93.3% Common	100%

RACI Holding, Inc.	Freedom Group, Inc.	A147	100%	100%

Remington Arms Company, Inc.	RACI Holding, Inc.	1	100%	100%

Remington Steam, LLC	Remington Arms Company, Inc.	N/A	100%	100%

DA Acquisitions, LLC	Remington Arms Company, Inc.	N/A	100%	100%

RA Brands, LLC	Remington Arms Company, Inc.	N/A	100%	100%

Remington Licensing Corp.	RA Brands, LLC	N/A	50%	0%

The Marlin Firearms Company	Remington Arms Company, Inc.	C 68-276 379	100% Common 100% Series B Non-Voting Common	100%

H&R 1871, LLC	The Marlin Firearms Company, Inc.	1	100%	100%

EOTAC, LLC	Remington Arms Company, Inc.	N/A	60%	0%

INTC USA, LLC	Remington Arms Company, Inc.	N/A	27.13%	0%

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged
E-RPC, LLC	Freedom Group, Inc.	N/A	100%	100%

Bushmaster Holdings, LLC	Freedom Group, Inc.	N/A	100%	100%

Bushmaster Firearms, LLC	Bushmaster Holdings, LLC	2-3 2-12	100% Common 100% Preferred	100%

Bushmaster Custom Shop, LLC	Bushmaster Firearms, LLC	N/A	100% Preferred 80% Common	0%

DPMS Firearms, LLC	Bushmaster Firearms, LLC	1	100% Common	100%

SCHEDULE 8.13

LABOR CONTRACTS

Collective bargaining agreements and similar agreements

Collective Bargaining Agreement dated October 23, 2007, between Remington Arms Company, Inc., and International Union, United Mine Workers of America.

Findlay Plant Agreement dated February 9, 1989, between Remington Arms Company, Inc. and the United Automobile, Aircraft and Agricultural Implement Works of America, U.A.W. and its Local #366 of International Union.

SCHEDULE 8.15

MATERIAL CONTRACTS

Indenture dated June 24, 2003, as amended, governing the Senior Notes due 2011 of Remington Arms Company, Inc..

Collective Bargaining Agreement dated October 23, 2007, between Remington Arms Company, Inc., and International Union, United Mine Workers of America.

Escrow Agreement dated January 28, 2008 among Remington Arms Company, Inc., Frank Kenna, III and Citibank, N.A, as Escrow Agent.

Indenture dated July 29, 2009 among FGI, the subsidiary guarantors party thereto and Wilmington Trust FSB.

Letter Agreement dated as of June 30, 2009 among FCI and Lazard, Freres & Co. LLC.

Employment Agreement dated December 29, 2007, by and between The Marlin Firearms Company and Robert Behn.

Amended and Restated Operating Agreement of INTC USA, LLC, dated November 3, 2008, by and between International Non-Toxic Composites Corp. and Remington Arms Company, Inc.

Limited Liability Company Agreement of Elite Operator, LLC (EOTAC, LLC), dated July 30, 2008, by and between Remington Arms Company, Inc., Orion Outdoors, Inc. and Fernando T. Coehlo.

Limited Liability Company Agreement of Bushmaster Custom Shop, LLC, dated March 2007, by and between Bushmaster Firearms International, LLC and Iron Brigade Armory, Ltd.

Lease Indenture, dated March 10, 2006, by and between Windham Excavating Co. and Bushmaster Firearms International, LLC.

Lease Agreement, dated December 13, 2007, by and between Luth Enterprises, LLC and DPMS Firearms, LLC.

Memorandum of Lease, dated May 8, 2000, by and between Ozburn-Hessey Logistics, LLC and Remington Arms Company, Inc.

Compensation Agreements with Theodore H. Torbeck, Stephen P. Jackson, Jr., Scott Blackwell, John De Santis, Paul Miller, Fred Roth, Melissa Cofield, Joe Gross, Randy Luth, Mark Hill, Sean Dwyer, Jason Schauble and Jeff Costantin.

Asset Purchase Agreement, dated as of November 24, 1993, among Remington Arms Company, Inc. (formerly named RACI Acquisition Corporation), E.I. du Pont de Nemours and Company and Sporting Goods Properties, Inc. (formerly named Remington Arms Company, Inc).

SCHEDULE 9.10

LOANS, INVESTMENTS, ETC.

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date
Remington ~ EOTAC	$50,000	9/15/08	4.0%	9/30/11